EXHIBIT 10.2
Execution Version

$300,000,000
AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT,
dated as of May 11, 2011,
among
MILAGRO EXPLORATION, LLC and MILAGRO PRODUCING, LLC,
as Borrowers
MILAGRO OIL & GAS, INC.,
as a Guarantor,
VARIOUS FINANCIAL INSTITUTIONS AND OTHER PERSONS FROM TIME TO TIME
PARTIES HERETO,
as the Lenders,
WELLS FARGO BANK, N.A.,
as the Administrative Agent, Issuer and Swing Line Lender

WELLS FARGO SECURITIES, LLC
as Arranger and Sole Bookrunner,
MACQUARIE BANK LIMITED
and
THE ROYAL BANK OF SCOTLAND plc
as Co-Syndication Agents
and
SIEMENS FINANCIAL SERVICES, INC.
as Documentation Agent

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Page
SCHEDULE I	-	Disclosure Schedule
SCHEDULE II	-	Notices; Percentages; Loan Commitments;
SCHEDULE III	-	Existing Letters of Credit
EXHIBIT A	-	Form of Borrowing Request
EXHIBIT B	-	Form of Compliance Certificate
EXHIBIT C	-	Form of Continuation/Conversion Notice
EXHIBIT D	-	Form of Holdco Guaranty
EXHIBIT E	-	Form of Intercreditor Agreement
EXHIBIT F	-	Form of Issuance Request
EXHIBIT G	-	Form of Lender Assignment Agreement
EXHIBIT H	-	Form of Mortgage
EXHIBIT I	-	Form of Closing Date Certificate
EXHIBIT J	-	Form of Revolving Note
EXHIBIT K	-	Form of Security Agreement
EXHIBIT L	-	Form of Subsidiary Guaranty
EXHIBIT M	-	Form of Swing Line Note
EXHIBIT N	-	Form of Solvency Certificate

-v-

AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT
     THIS AMENDED AND RESTATED FIRST LIEN CREDIT AGREEMENT, dated as of May 11, 2011, is among (a) MILAGRO EXPLORATION, LLC, a Delaware limited liability company (“Milagro Exploration”), and MILAGRO PRODUCING, LLC, a Delaware limited liability company (“Milagro Producing”; together with Milagro Exploration, the “Borrowers” and individually, a “Borrower”), (b) MILAGRO OIL & GAS, INC., a Delaware corporation (the “Holdco Guarantor”), (c) the various financial institutions and other Persons from time to time parties hereto (the “Lenders”), and (d) WELLS FARGO BANK, N.A. (“Wells Fargo”), as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders, as the issuing lender of letters of credit hereunder (in such capacity, the “Issuer”), and as the swing line lender (in such capacity, the “Swing Line Lender”).
RECITALS
     A. The Borrowers, the Holdco Guarantor, the Administrative Agent, the Swing Line Lender, and the lenders party thereto, including certain of the Lenders (the “Existing Lenders”) have previously executed and delivered that certain First Lien Credit Agreement dated as of November 30, 2007, as heretofore amended, supplemented or otherwise modified from time to time (as so amended, supplemented or modified, the “Restated Agreement”).
     B. The Borrowers, the Holdco Guarantor, the Administrative Agent, the Swing Line Lender and certain of the Existing Lenders together with the other Lenders desire to amend and restate (but not extinguish) the Restated Agreement in its entirety as hereinafter set forth through the execution of this Agreement.
     C. It is the intention of the parties hereto that this Agreement is an amendment and restatement of the Restated Agreement, and not a new or substitute credit agreement or novation of the Restated Agreement.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the Borrowers, the Holdco Guarantor, the Administrative Agent, the Swing Line Lender and the Lenders, (i) do hereby agree that the Restated Agreement is amended and restated (but not substituted or extinguished) in its entirety as set forth herein, and (ii) do hereby further agree as follows:
ARTICLE 1
DEFINITIONS AND ACCOUNTING TERMS
     SECTION 1.1 Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and plural forms thereof):
     “Acceptable Security Interest” in any Property means a Lien which (a) exists in favor of the Administrative Agent for the benefit of the Secured Parties, (b) is superior to all Liens or rights of any other Person in the Property encumbered thereby, other than Permitted Liens, (c) secures the Secured Obligations, and (d) is perfected and enforceable; provided that this definition shall not be construed as a subordination of any Lien in favor of the Administrative Agent to any Permitted Lien.
First Lien Credit Agreement

     “Account Debtor” means any Person who is or who may become obligated under, with respect to, or on account of, an account, chattel paper, or a general intangible or intangible, as applicable, in each case, as such term is defined under the UCC.
     “Administrative Agent” is defined in the preamble and includes each other Person appointed as the successor Administrative Agent pursuant to Section 10.4.
     “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
     “Affiliate” of any Person means any other Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such Person or any Subsidiary of such Person. The term control (including the terms “controlled by” or “under common control with”) means the possession, directly or indirectly, of the power to (a) vote 10% or more of the Capital Securities (on a fully diluted basis) of such Person having ordinary voting power for the election of directors, managing members or general partners (as applicable); or (b) direct or cause the direction of the management and policies of such Person (whether by contract or otherwise).
     “Agent Indemnified Party” is defined in Section 10.3.
     “Agents” means each of the Administrative Agent, the Arranger, and Macquarie Bank Limited, The Royal Bank of Scotland plc, and Siemens Financial Services, Inc. in their respective capacities as Co-Documentation Agents and Syndication Agent.
     “Agreement” means this Amended and Restated First Lien Credit Agreement, as amended, supplemented, amended and restated or otherwise modified from time to time.
     “Alternate Base Rate” means, on any date and with respect to all Base Rate Loans, a fluctuating rate of interest per annum equal to the highest of (a) the Base Rate in effect on such day; (b) the Federal Funds Rate in effect on such day plus 1/2 of 1%; and (c) the Daily One-Month LIBOR plus 1.00%. Changes in the rate of interest on that portion of any Loans maintained as Base Rate Loans will take effect simultaneously with each change in the Alternate Base Rate. The Administrative Agent will give notice promptly to the Borrowers and the Lenders of changes in the Alternate Base Rate; provided that, the failure to give such notice shall not affect the Alternate Base Rate in effect after such change.
     “Applicable Law” means with respect to any Person or matter, any United States or foreign, federal, state, regional, tribal or local statute, law, code, rule, treaty, convention, application, order, decree, consent decree, injunction, directive, determination or other requirement (whether or not having the force of law) relating to such Person or matter and, where applicable, any interpretation thereof by a Governmental Authority having jurisdiction with respect thereto or charged with the administration or interpretation thereof.
     “Applicable Margin” means, with respect to all Loans maintained as LIBO Rate Loans or Base Rate Loans and the Commitment Fee, the applicable percentage set forth below corresponding to the Utilization Percentage:
Amended and Restated First Lien Credit Agreement

	Then the Applicable	Then the Applicable	Then the Applicable
If the Utilization	Margin for LIBO	Margin for Base	Margin for the
Percentage is:	Rate Loans is:	Rate Loans is:	Commitment Fee is:
Less than 25%	2.75%	1.75%	0.50%

Equal to or greater than 25% but less than 50%	3.00%	2.00%	0.50%

Equal to or greater than 50% but less than 75%	3.25%	2.25%	0.50%

Equal to or greater than 75% but less than 90%	3.50%	2.50%	0.50%

Equal to or greater than 90%	3.75%	2.75%	0.50%
provided that, at any time the Borrowers fail to deliver a Reserve Report pursuant to Section 2.8.2, 2.8.3, or 2.8.4, then the “Applicable Margin” means the rate per annum set forth on the grid when the Utilization Percentage is at its highest level until such time as such Reserve Report has been delivered.
     “Approved Counterparties” means any counterparty to the Hedging Agreement with an Obligor that (a) is a Lender or an Affiliate of a Lender or (B) has a credit rating of Baa or higher from Moody’s or BBB or higher from S&P.
     “Approved Engineer” means W.D. Von Gonten & Company or any other independent petroleum engineer satisfactory to the Administrative Agent in its sole and absolute discretion.
     “Approved Fund” means any Person (other than a natural Person) that (a) is engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business, and (b) is administered or managed by a Lender, an Affiliate of a Lender or a Person or an Affiliate of a Person that administers or manages a Lender.
     “Arranger” means Wells Fargo Securities, LLC.
     “Authorized Officer” means, relative to any Obligor, any of the following whose signatures and incumbency shall have been certified to the Administrative Agent, the Lenders and the Issuer pursuant to Section 5.1.2: (a) with respect to any Obligor that is a corporation, such Obligor’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, (b) with respect to any Obligor that is a limited liability company, if such Obligor has officers, then such Obligor’s Chief Executive Officer, President, Chief Financial Officer, or Vice President, and if such Obligor is managed by members, then an Authorized Officer of such Obligor’s managing member, and if such Obligor is managed by managers, then a manager (if such manager is an individual) or an Authorized Officer of such manager (if such manager is an entity), and (c) with respect to any Obligor that is a general partnership, limited partnership or a limited liability partnership, an Authorized Officer of such Obligor’s general partner or partners.
     “Banking Services” means each and any of the following bank services provided to any Obligor by Wells Fargo or any of its Affiliates: (a) commercial credit cards, (b) stored value cards and (c) treasury management services (including, without limitation, controlled disbursement, automated clearinghouse transactions, return items, overdrafts and interstate depository network services).
     “Banking Services Obligations” means any and all obligations of any Borrower or any other Obligor, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor) in connection with Banking Services.
     “Base Rate" means for any day a fluctuating rate per annum equal to the rate of interest in effect for such day as publicly announced from time to time by Wells Fargo as its “prime rate.” The “prime rate” is a rate set by Wells Fargo based upon various factors including Wells Fargo’s costs and desired
Amended and Restated First Lien Credit Agreement

return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Wells Fargo shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Base Rate Loan” means a Loan bearing interest at a fluctuating rate determined by reference to the Alternate Base Rate.
     “Board of Directors” means, with respect to any Person that is (a) a corporation, the board of directors or other equivalent governing body of such Person, (b) a limited liability company, the managers or board of managers or other equivalent governing body of such Person, (c) a partnership, the general partner or partners thereof or persons serving an equivalent function with respect to such Person and (d) any other entity, the equivalent governing body or Persons serving equivalent functions as a board of directors, managers, board of managers or general partner; provided, however, that where the context permits, the term “Board of Directors” shall include any duly authorized committee of the Board of Directors acting on its behalf.
     “Borrower” is defined in the preamble.
     “Borrowing Base” means at any particular time, the Dollar amount determined as the “Borrowing Base” in accordance with Section 2.8 on account of Proved Reserves attributable to Oil and Gas Properties of the Borrowers and their respective Subsidiaries and described in the most recent Reserve Report, as the Borrowing Base may be adjusted from time to time in accordance with the terms hereof.
     “Borrowings” means the Revolving Borrowings and the Swing Line Borrowings.
     “Borrowing Base Deficiency” means, at any time, an amount equal to the excess of (a) the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings over (b) the then effective Borrowing Base.
     “Borrowing Request” means a Loan request and certificate duly executed by an Authorized Officer of a Borrower and, if required therein, any two Authorized Officers of Holdco Guarantor, and substantially in the form of Exhibit A hereto.
     “Business Day” means (a) any day that is neither a Saturday or Sunday nor a legal holiday on which banks are authorized or required to be closed in Texas and New York and (b) relative to the making, continuing, prepaying or repaying of any LIBO Rate Loans, any day that is a Business Day described in clause (a) above, and that is also a day on which dealings in Dollars are carried on in the London interbank eurodollar market.
     “Capital Securities” means, with respect to any Person, all shares, interests, participations or other equivalents (however designated, whether voting or non-voting) of such Person’s capital (including all capital stock, partnership, membership or other equity interests in such Person), whether now outstanding or issued after the Effective Date and whether or not certificated.
     “Capitalized Lease Liabilities” means, with respect to any Person, all monetary obligations of such Person and its Subsidiaries under any leasing or similar arrangement which have been (or, in accordance with GAAP, should be) classified as capitalized leases, and for purposes of each Loan Document the amount of such obligations shall be the capitalized amount thereof, determined in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any
Amended and Restated First Lien Credit Agreement

other amount due under such lease prior to the first date upon which such lease may be terminated by the lessee without payment of a premium or a penalty.
     “Cash Collateralize” and “Cash Collateralization” means, with respect to a Letter of Credit, the deposit of immediately available funds into a cash collateral account maintained with (or on behalf of) the Administrative Agent for the benefit of the Issuer and the Lenders on terms satisfactory to the Administrative Agent in an amount equal to the Stated Amount of such Letter of Credit.
     “Cash Equivalent Investment” means, at any time:
     (a) any direct obligation of (or unconditionally guaranteed by) the United States or a State thereof (or any agency or political subdivision thereof, to the extent such obligations are supported by the full faith and credit of the United States or a State thereof) maturing not more than one year after such time;
     (b) commercial paper maturing not more than 270 days from the date of issue, that is issued by (i) a corporation (other than an Affiliate of any Obligor) organized under the laws of any State of the United States or of the District of Columbia, and rated A-1 or higher by S&P or P-1 or higher by Moody’s or (ii) any Lender (or its holding company);
     (c) any certificate of deposit, time deposit or bankers acceptance, maturing not more than one year after its date of issuance, that is issued by (i) any bank organized under the laws of the United States (or any State thereof), and that has (A) a credit rating of A2 or higher from Moody’s or A or higher from S&P and (B) a combined capital and surplus greater than $500,000,000, or (ii) any Lender;
     (d) shares of money market mutual or similar funds which invest primarily in assets satisfying the requirements of clauses (a) through (c) of this definition;
     (e) money market funds that (i) purport to comply generally with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (ii) are rated AAA by S&P or Aaa by Moody’s or carry an equivalent rating by another national recognized rating agency, and (iii) have portfolio assets of at least $5,000,000,000; or
     (f) any repurchase agreement having a term of 30 days or less entered into with any Lender or any commercial banking institution satisfying the criteria set forth in clause (c)(i) that (i) is secured by a fully perfected security interest in any obligation of the type described in clause (a), and (ii) has a market value at the time such repurchase agreement is entered into of not less than 100% of the repurchase obligation of such commercial banking institution thereunder.
     “Casualty Event” means the damage, destruction or condemnation, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation, as the case may be, of property of any Person or any of its Subsidiaries, including by process of eminent domain or any transfer or disposition of property in lieu of condemnation.
     “CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended.
     “CERCLIS” means the Comprehensive Environmental Response Compensation Liability Information System List.
Amended and Restated First Lien Credit Agreement

     “Change in Control” means the occurrence of any of the following:
     (a) the failure of the Parent and the Permitted Holders, in the aggregate, at any time to directly or indirectly own beneficially and of record on a fully diluted basis at least a majority of the Voting Securities of the Holdco Guarantor, free and clear of all Liens;
     (b) the failure of the Holdco Guarantor at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of each Borrower, free and clear of all Liens (other than Liens granted under a Loan Document or a HY Note Document);
     (c) the failure of a Borrower at any time to directly or indirectly own beneficially and of record on a fully diluted basis 100% of the outstanding Capital Securities of its Subsidiaries, such Capital Securities to be held free and clear of all Liens (other than Liens granted under a Loan Document or a HY Note Document); or
     (d) the failure of the Permitted Holders, in the aggregate, at any time to directly or indirectly own beneficially and of record on a fully diluted basis at least a majority of the Voting Securities of the Parent.
     “Class” means, relative to any Loan, the determination of whether such Loan is a Revolving Loan or a Swing Line Loan.
     “Closing Date Certificate” means the closing date certificate executed and delivered by an Authorized Officer of the Borrowers in substantially the form attached as Exhibit I.
     “Code” means the Internal Revenue Code of 1986, and the regulations thereunder, in each case as amended, reformed or otherwise modified from time to time.
     “Collateral” means any “Collateral” or “Mortgaged Property” as defined in any Security Document or any other collateral pledged or encumbered by any Obligor pursuant to the Loan Documents to secure all or part of the Secured Obligations.
     “Collateral Trustee” means Wells Fargo Bank, N.A. in its capacity as collateral trustee under, together with any successor thereto pursuant to, the terms of the collateral trust agreement entered into in connection with the HY Notes.
     “Collections” means all cash, checks, notes, instruments and other items of payment (including insurance proceeds, proceeds of cash sales, rental proceeds and tax refunds) of the Obligors and their respective Subsidiaries.
     “Commitment” means, as the context may require, any Loan Commitment, or Letter of Credit Commitment, as adjusted from time to time in accordance with this Agreement.
     “Commitment Amount” means, as the context may require, the Loan Commitment Amount, or the Letter of Credit Commitment Amount.
     “Commitment Termination Date” means, as the context may require, the Letter of Credit Commitment Termination Date or the Loan Commitment Termination Date.
     “Commitment Termination Event” means (a) the occurrence of any Event of Default with respect to any Obligor described in clauses (a) through (d) of Section 9.1.9; or (b) the occurrence and continuance of any other Event of Default and either (i) the declaration of all or any portion of the Loans to be due
Amended and Restated First Lien Credit Agreement

and payable pursuant to Section 9.3, or (ii) the giving of notice by the Administrative Agent, acting at the direction of the Majority Lenders to the Borrowers that the Commitments have been terminated.
     “Communications” is defined in clause (a) of Section 10.10.
     “Compliance Certificate” means a certificate duly completed and executed by an Authorized Officer of the Borrowers, substantially in the form of Exhibit B hereto, together with such changes thereto as the Administrative Agent may from time to time request for the purpose of monitoring compliance with the financial covenants contained herein.
     “Contingent Liability” means any agreement, undertaking or arrangement by which any Person guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the Indebtedness of any other Person (other than by endorsements of instruments in the course of collection), or guarantees the payment of dividends or other distributions upon the Capital Securities of any other Person. The amount of any Person’s obligation under any Contingent Liability shall (subject to any limitation set forth therein) be deemed to be the outstanding principal amount of the debt, obligation or other liability guaranteed thereby.
     “Continuation/Conversion Notice” means a notice of continuation or conversion and certificate duly executed by an Authorized Officer of a Borrower, substantially in the form of Exhibit C hereto.
     “Control Agreement” means an agreement in form and substance reasonably satisfactory to the Administrative Agent which provides for the Administrative Agent, and on a junior basis, the Collateral Trustee, to have “control” (as defined in Section 9.106 of the UCC, as such term relates to investment property (other than certificated securities or commodity contracts), or as used in Section 8.106 of the UCC, as such term relates to certificated securities, or as used in Section 9.104(a) of the UCC, as such term relates to deposit accounts).
     “Controlled Group” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Obligors, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.
     “Covered Properties” is defined in Section 7.1.1(m).
     “Credit Exposure” means, with respect to any Lender at any time, the sum of (a) the outstanding principal amount of such Lender’s Loans, (b) such Lender’s Percentage of the outstanding principal amount of the Swing Line Loans and, (c) such Lender’s Letter of Credit Outstandings at such time.
     “Credit Extension” means, as the context may require, (a) the making of a Loan by a Lender (which shall not include the continuation or conversion of any Type of existing Loan); or (b) the issuance of any Letter of Credit, or the extension or renewal of any Stated Expiry Date of any existing Letter of Credit, by the Issuer.
     “Current Ratio” means, at any time, the ratio of (a) the consolidated current assets of the Holdco Guarantor and its Subsidiaries to (b) consolidated current liabilities of the Holdco Guarantor and its Subsidiaries. For purposes of determining the Current Ratio, (i) “current assets” shall include any unused availability under the Borrowing Base and shall exclude any current non-cash asset described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended, and (ii) “current liabilities” shall exclude the outstanding Revolving Loans and the
Amended and Restated First Lien Credit Agreement

outstanding HY Notes and any current non-cash liabilities described in or calculated pursuant to the requirements of Statement of Financial Accounting Standards 133 and 143, each as amended.
     “Daily One-Month LIBOR” means, for any day, the rate of interest equal to the LIBO Rate (Reserve Adjusted) then in effect for delivery of funds for a one (1) month period.
     “Default” means any Event of Default or any condition, occurrence or event which, after notice or lapse of time or both, would constitute an Event of Default.
     “Defaulting Lender” means any Lender that (a) has failed to fund its pro rata share of any Loan, participation in Letter of Credit Outstandings, or participations in Swing Line Loans which were required to be funded by it hereunder within one Business Day of the date required to be funded by it hereunder unless such failure has been cured within three Business Days (or such longer time period accepted by the Borrowers and the Administrative Agent) or unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied or waived, (b) has otherwise failed to pay over to the Administrative Agent, Swing Line Lender, Issuer or any other Lender any other amount required to be paid by it hereunder within one Business Day of the date when due, unless the subject of a good faith dispute or unless such failure has been cured within three Business Days (or such longer time period accepted by the Administrative Agent, Swing Line Lender, Issuer or such other Lender, as applicable), (c) has notified the Administrative Agent, or has stated publicly, that it will not comply with any such obligations hereunder, or (d) as to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender. Any determination that a Lender is a Defaulting Lender will be made by the Administrative Agent in its sole discretion acting in good faith; provided, that a Lender shall not become a Defaulting Lender solely as the result of the acquisition or maintenance of an ownership interest in such Lender or its Lender Parent Company by a governmental authority or an instrumentality thereof.
     “Default Rate” is defined in Section 3.2.2.
     “Deposit Account” means a “deposit account” as that term is defined in Section 9-102(a) of the UCC.
     “Disbursement” is defined in Section 2.6.2.
     “Disbursement Date” is defined in Section 2.6.2.
     “Disclosure Schedule” means the Disclosure Schedule attached hereto as Schedule I, as it may be amended, supplemented, amended and restated or otherwise modified from time to time by a Borrower with the written consent of the Majority Lenders.
     “Disposition” (or similar words such as “Dispose”) means any sale, transfer, lease, contribution or other conveyance (including by way of merger) of, or the granting of options, warrants or other rights to, any Guarantor’s, any Borrower’s or any Subsidiary’s assets (including accounts receivable and Capital Securities) to any other Person (other than to a Borrower or any Subsidiary Guarantor) in a single transaction or series of transactions.
     “Dollar” and the sign “$” mean lawful money of the United States.
Amended and Restated First Lien Credit Agreement

     “Domestic Office” means the office of a Lender designated as its “Domestic Office” in the Administrative Questionnaire or such other office within the United States as may be designated from time to time by notice from such Lender to the Administrative Agent and the Borrowers.
     “EBITDA” means, for any applicable period and with respect to the Holdco Guarantor and its consolidated Subsidiaries, the sum of (a) Net Income, plus (b) without duplication, the following expenses or charges to the extent deducted in determining Net Income: (i) amortization, depletion and depreciation of assets and other non-recurring, non-cash charges, including non-cash losses under FASB Statement No. 133 as a result of changes in the fair market value of derivatives and non-cash share-based payments under FASB Statement No. 123R; (ii) income tax expense and franchise tax expense to the extent determined with respect to Net Income, (iii) Interest Expense, (iv) non-recurring cash charges in an aggregate amount not to exceed $2,000,000 in any Fiscal Year, and (v) reasonable transaction fees and expenses incurred in connection with negotiation, execution and delivery of this Agreement, the Loan Documents and the Transaction Documents, minus (c) to the extent added in determining Net Income, non-cash gains under FASB Statement No. 133 as a result of changes in the fair market value of derivatives. All calculations of EBITDA, for any applicable period during which a Permitted Acquisition is consummated, shall be determined on a pro forma basis (such calculation to be acceptable to, and approved by, Administrative Agent) as if such acquisition was consummated on the first day of such applicable period.
     “Effective Date” means May 11, 2011.
     “Eligible Assignee” means (a) a Lender (other than a Defaulting Lender); (b) an Approved Fund; or (c) any other Person (other than a natural Person, an Obligor, any Affiliate of an Obligor or any other Person taking direction from, or working in concert with, an Obligor or any of an Obligor’s Affiliates).
     “Environmental Laws” means all applicable foreign, federal, state, provincial or local statutes, laws, ordinances, codes, rules, regulations and guidelines (including consent decrees and administrative orders) relating to public health and safety and protection of the environment.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA also refer to any successor sections thereto.
     “ERISA Affiliate” means all members of a controlled group of corporations and all members of a controlled group of trades or businesses (whether or not incorporated) under common control that, together with the Obligors, are treated as a single employer under section 414 (b) or 414 (c) of the Code or section 4001(b)(1) of ERISA.
     “Event of Default” is defined in Section 9.1.
     “Exemption Certificate” is defined in Section 4.6.5.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended.
     “Existing Letters of Credit” means the letters of credit identified on Schedule III attached hereto and issued by the Issuer under the Restated Agreement and which have not been terminated or expired and returned to the Issuer as of the Effective Date.
     “Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by
Amended and Restated First Lien Credit Agreement

Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Administrative Agent (in its individual capacity) on such day on such transactions as determined by the Administrative Agent.
     “Fee Letter” means the fee letter, dated as of March 14, 2011, among the Arranger, the Borrowers and the Holdco Guarantor.
     “Filing Statements” is defined in Section 5.1.13.
     “Fiscal Quarter” means any period of three consecutive calendar months ending on the last day of March, June, September or December.
     “Fiscal Year” means any period of twelve consecutive calendar months ending on December 31; references to a Fiscal Year with a number corresponding to any calendar year (e.g., the “2011 Fiscal Year”) refer to the Fiscal Year ending on December 31 of such calendar year.
     “F.R.S. Board” means the Board of Governors of the Federal Reserve System or any successor thereto.
     “GAAP” means United States generally accepted accounting principles as in effect from time to time, applied on a basis consistent with the requirements of Section 1.5.
     “Governmental Authority” means the government of the United States or any other nation, or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other Person exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
     “Guarantor” means the Holdco Guarantor, and each Subsidiary that has executed and delivered to the Administrative Agent a Guaranty (including by means of a delivery of a supplement thereto) and any other Person that becomes a guarantor of all or a portion of the Secured Obligations by executing the Guaranty or a supplement substantially in the form attached to the Guaranty.
     “Guaranty” means, as applicable, the Holdco Guaranty, the Subsidiary Guaranty, or such other document delivered by a Subsidiary whereby such Subsidiary becomes liable for the Secured Obligations.
     “Hazardous Material” means (a) any “hazardous substance”, as defined by CERCLA; (b) any “hazardous waste”, as defined by the Resource Conservation and Recovery Act, as amended; or (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance (including any petroleum product) within the meaning of any other applicable foreign, federal, state, provincial or local law, regulation, ordinance or requirement (including consent decrees and administrative orders) relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material, all as amended.
     “Hedging Agreements” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, puts, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options,
Amended and Restated First Lien Credit Agreement

forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement; provided that, a “Hedging Agreement” shall not include any “Master Agreement” that provides solely for the sale by an Obligor or any Subsidiary of physical Hydrocarbons in exchange for cash in the ordinary course of its business.
     “Hedging Obligations” means, with respect to any Person, all liabilities of such Person under Hedging Agreements.
     “herein”, “hereof”, “hereto”, “hereunder” and similar terms contained in any Loan Document refer to such Loan Document as a whole and not to any particular Section, paragraph or provision of such Loan Document.
     “Highest Lawful Rate” means the maximum nonusurious interest rate under Applicable Law.
     “Holdco Guaranty” means the guaranty executed and delivered by an Authorized Officer of Holdco Guarantor, substantially in the form of Exhibit D hereto.
     “Holdco Guarantor” means Milagro Oil & Gas, Inc., a Delaware corporation.
     “Holdco Preferred Equity” means the Series A Preferred Stock of the Holdco Guarantor which is permitted under Section 7.2.1(k).
     “Holdco Preferred Transaction” means the transaction, or series of transactions, pursuant to which all of the Series A Preferred Stock of the Holdco Guarantor has been amended to (a) have a stated maturity, including any put rights or mandatory redemption, retirement or other defeasance thereof, that is not prior to one-year past the Stated Maturity Date, (b) have a coupon rate of no higher than 12% per annum, (c) its dividends are payable only in-kind and only when declared by the Board of Directors of Holdco Guarantor, and (d) such other amendments thereto necessary to receive the accounting treatment described in Section 5.1.8(d).
     “Hydrocarbon Interests” means all rights, titles, interests and estates now or hereafter acquired in and to oil and gas leases, oil, gas and mineral leases, or other liquid or gaseous hydrocarbon leases, mineral fee interests, mineral term interests, subleases, farm-outs, overriding royalty and royalty interests, net profit interests, carried interests, back-in interests, reversionary interests, production payment interests, and other similar mineral interests, including any reserved or residual interests of whatever nature.
     “Hydrocarbons” means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.
Amended and Restated First Lien Credit Agreement

     “HY Note Documents” means the HY Note Indenture, the HY Notes and the security documents entered into by any Obligor in connection therewith which secures the obligations of the Obligors thereunder.
     “HY Note Indenture” means the Indenture dated May 11, 2011 among the Holdco Guarantor, the Borrowers, and the trustee thereunder, as amended, supplemented, amended and restated, refinanced or otherwise modified from time to time in accordance with Section 7.2.11.
     “HY Note Issuance” means the issuance by the Holdco Guarantor of the HY Notes in an aggregate principal amount of up to $300,000,000 on or about the Effective Date pursuant to the terms of the HY Note Indenture.
     “HY Notes” means the senior, second-lien secured notes issued by the Holdco Guarantor on or about the date hereof which meet each of the following requirements:
(a)	proceeds thereof do not exceed, in the aggregate, US $300,000,000,
(b)	such notes do not provide for maintenance financial covenants and all other covenants thereof are not, taken as a whole, materially more restrictive than those set forth in this Agreement; provided that the inclusion of any covenant that is customary with respect to such type of debt and that is not found in this Agreement shall not be deemed to be more restrictive for purposes of this provision;
(c)	such notes do not have any restrictions on (i) the ability of the Holdco Guarantor or any of its Subsidiaries (including the Borrowers) to amend the terms this Agreement or any other Loan Document (other than as to the maximum principal amount of Indebtedness to be incurred hereunder), (ii) the ability of the Holdco Guarantor or any of its Subsidiaries to guarantee the Secured Obligations (as the principal amount of such obligations may be amended, supplemented, modified, or amended and restated but not increased over the greater of (A) $200,000,000 and (B) 30% of Holdco Guarantor’s Adjusted Consolidated Net Tangible Assets, as defined in the HY Note Indenture), provided that a requirement that any such Subsidiary also guarantee such notes shall not be deemed to be a violation of this provision, (iii) the ability of the Holdco Guarantor or any Subsidiary thereof to pledge assets as collateral security for the Secured Obligations, provided that a requirement that any such pledge also secure such notes on a second lien priority basis shall not be deemed to be a violation of this provision or (iv) the ability of Holdco Guarantor, any Borrower or any Subsidiary of Holdco Guarantor to incur Indebtedness under this Agreement other than a restriction as to the outstanding principal amount of hereof in excess of the greater of (A) $200,000,000 and (B) 30% of Holdco Guarantor’s Adjusted Consolidated Net Tangible Assets, as defined in the HY Note Indenture;
(d)	the scheduled maturity date of such notes occurs after November 11, 2015; and
(e)	such notes do not have any amortization or other mandatory principal payments other than at the scheduled maturity thereof and upon change in control and certain asset sales, all of which terms are customary for such type of Indebtedness.
     “Impermissible Qualification” means any qualification, exception, explanatory paragraph or paragraph of emphasis to the opinion or certification of any independent public accountant as to any financial statement (a) that is of a “going concern” or similar nature; (b) that relates to the limited scope of examination of matters relevant to such financial statement; or (c) that relates to the treatment or
Amended and Restated First Lien Credit Agreement

classification of any item in such financial statement and which, as a condition to its removal, would require an adjustment to such item the effect of which would be to cause an Obligor to be in Default.
     “including” and “include” means including without limiting the generality of any description preceding such term, and, for purposes of each Loan Document, the parties hereto agree that the rule of ejusdem generis shall not be applicable to limit a general statement, that is followed by or referable to an enumeration of specific matters, to matters similar to the matters specifically mentioned.
     “Indebtedness” of any Person means: (a) all obligations of such Person for borrowed money or advances and all obligations of such Person evidenced by bonds, debentures, notes or similar instruments or upon which interest payments are customarily made; (b) all obligations, contingent or otherwise, relative to the face amount of all letters of credit, whether or not drawn, banker’s acceptances, performance, surety or appeal bonds (or similar obligations) issued for the account of such Person; (c) all Capitalized Lease Liabilities of such Person; (d) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends; (e) net Hedging Obligations of such Person; (f) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services (including all reimbursement, payment or other obligations or liabilities of such Person created or arising under any conditional sale or title retention agreement with respect to property used or acquired by such Person) (excluding trade accounts payable in the ordinary course of business that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Person); (g) obligations arising under Synthetic Leases; (h) all Contingent Liabilities of such Person; and (i) all obligations referred to in clauses (a) through (h) of this definition of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) a Lien upon property owned by such Person (but if not assumed by such Person or if limited in recourse, the amount thereof shall be equal to the lesser of the amount of such Indebtedness or the value of the encumbered property of such Person securing the same. The Indebtedness of any Person shall include the Indebtedness of any other Person (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such Person, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. The amount of any net Hedging Obligation on any date shall be deemed to be the Swap Termination Value thereof as of such date. The amount of any Capitalized Lease Liabilities as of any date shall be deemed to be the capitalized amount of the applicable capital lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP in respect thereof as of such date.
     “Indemnified Liabilities” is defined in Section 11.4.
     “Indemnified Parties” is defined in Section 11.4.
     “Initial Reserve Report” means the reserve report concerning the Oil and Gas Properties of Borrowers and their respective Subsidiaries audited by W.D. Von Gonten & Company dated as of January 1, 2011.
     “Intercreditor Agreement” means the Intercreditor Agreement dated as of the date hereof and substantially in the form of Exhibit B attached hereto executed and delivered by the Administrative Agent, the Collateral Trustee and the Obligors.
Amended and Restated First Lien Credit Agreement

     “Interest Coverage Ratio” means, as of the end of each Fiscal Quarter, the ratio of (i) EBITDA for the four Fiscal Quarters then ended to (ii) Interest Expense for such four Fiscal Quarters
     “Interest Expense” means, for any applicable period, the aggregate cash interest expense (both accrued and paid and net of interest income paid during such period to the Holdco Guarantor and its Subsidiaries) of the Holdco Guarantor and its Subsidiaries for such applicable period, including the portion of any payments made in respect of Capitalized Lease Liabilities allocable to interest expense.
     “Interest Period” means, relative to any LIBO Rate Loan, the period beginning on (and including) the date on which such LIBO Rate Loan is made or continued as, or converted into, a LIBO Rate Loan pursuant to Sections 2.3 and shall end on (but exclude) the day that numerically corresponds to such date one, three or six months thereafter (or, if such month has no numerically corresponding day, on the last Business Day of such month), in either case as a Borrower may select in its relevant notice pursuant to Sections 2.3; provided, that, (a) the Borrowers shall not be permitted to select Interest Periods to be in effect at any one time that have expiration dates occurring on more than eight different dates; (b) no Interest Period for any Loan may end later than the Stated Maturity Date; (c) Interest Periods commencing on the same date for Loans comprising part of the same Revolving Borrowing shall be of the same duration; and (d) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day.
     “Investment” means, relative to any Person, (a) any loan, advance or extension of credit made by such Person to any other Person, including the purchase by such Person of any bonds, notes, debentures or other debt securities of any other Person; (b) Contingent Liabilities in favor of any other Person; and (c) any Capital Securities held by such Person in any other Person. The amount of any Investment shall be the original principal or capital amount thereof less all returns of principal or capital thereon and shall, if made by the transfer or exchange of property other than cash, be deemed to have been made in an original principal or capital amount equal to the fair market value of such property at the time of such Investment.
     “Issuance Request” means a Letter of Credit request and certificate duly executed by an Authorized Officer of a Borrower and, if required therein, any two Authorized Officers of Holdco Guarantor, and substantially in the form of Exhibit F hereto.
     “Issuer” is defined in the preamble and includes each other Person appointed as the successor Issuer pursuant to Section 10.4.
     “Legal Requirement” means Applicable Law.
     “Lender Account” means (a) a Deposit Account maintained by a Lender (other than the Administrative Agent) that is subject to a Control Agreement, or (b) a Deposit Account maintained by the Administrative Agent.
     “Lender Assignment Agreement” means an assignment agreement substantially in the form of Exhibit G hereto.
     “Lender Insolvency Event” means that (a) a Lender or its Lender Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors, or (b) such Lender or its
Amended and Restated First Lien Credit Agreement

Lender Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Lender Parent Company, or such Lender or its Lender Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.
     “Lenders” is defined in the preamble and includes the Swing Line Lender.
     “Lender’s Environmental Liability” means any and all losses, liabilities, obligations, penalties, claims, litigation, demands, defenses, costs, judgments, suits, proceedings, damages, (including consequential damages), disbursements or expenses of any kind or nature whatsoever (including reasonable attorneys’ fees at trial and appellate levels and experts’ fees and disbursements and expenses incurred in investigating, defending against or prosecuting any litigation, claim or proceeding) that may at any time be imposed upon, incurred by or asserted or awarded against any Agent, any Lender or the Issuer or any of such Person’s Affiliates, shareholders, directors, officers, employees, and agents in connection with or arising from:
     (a) any Hazardous Material on, in, under or affecting all or any portion of any property of any Obligor or any Subsidiary or the groundwater thereunder to the extent caused by Releases from any Obligor’s or any Subsidiary’s or any of their respective predecessors’ properties or any surrounding areas thereof;
     (b) any misrepresentation, inaccuracy or breach of any warranty, contained or referred to in Section 6.12;
     (c) any violation or claim of violation by any Obligor or any Subsidiary of any Environmental Laws; or
     (d) the imposition of any Lien for damages caused by, or the recovery of any costs with respect to, the cleanup, release or threatened release of Hazardous Material by any Obligor or any Subsidiary, or in connection with any property owned or formerly owned by any Obligor or any Subsidiary.
     “Lender Parent Company” means, with respect to a Lender, the bank holding company (as defined in Federal Reserve Board Regulation Y), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the shares of such Lender.
     “Letter of Credit” means any standby letter of credit issued by the Issuer which is subject to this Agreement.
     “Letter of Credit Commitment” means the Issuer’s obligation to issue Letters of Credit pursuant to Section 2.1.2 and any Lender’s obligation to participate in Letters of Credit pursuant to Section 2.6. The Letter of Credit Commitment is part of, and not in addition to, the Loan Commitment.
     “Letter of Credit Commitment Amount” means, on any date, a maximum amount of $10,000,000, as such amount may be permanently reduced from time to time pursuant to Section 2.2. The Letter of Credit Commitment Amount is part of, and not in addition to, the Loan Commitment Amount.
     “Letter of Credit Commitment Termination Date” means the date that is five Business Days prior to the Loan Commitment Termination Date.
Amended and Restated First Lien Credit Agreement

     “Letter of Credit Outstandings” means, on any date, an amount equal to the sum of (a) the then aggregate amount that is undrawn and available under all issued and outstanding Letters of Credit, and (b) the then aggregate amount of all unpaid and outstanding Reimbursement Obligations. The Letter of Credit Outstandings of any Lender at any time shall be its Percentage of the Letter of Credit Outstandings at such time.
     “Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (i) the consolidated Indebtedness (other than Hedging Obligations and other than the Holdco Preferred Equity so long as maturity thereof, including any put rights or mandatory redemption, retirement or other defeasance thereof, is not prior to one-year past the Stated Maturity Date) of the Holdco Guarantor and its Subsidiaries outstanding as of such day to (ii) EBITDA for the four Fiscal Quarters ending on such date.
     “LIBO Rate” means (a) in determining LIBO Rate (Reserve Adjusted) for purposes of the “Daily One Month LIBOR”, the rate per annum for Dollar deposits quoted by the Administrative Agent for the purpose of calculating effective rates of interest for loans making reference to the “Daily One-Month LIBOR” or other words of similar import, as the inter-bank offered rate in effect from time to time for delivery of funds for one (1) month in amounts approximately equal to the principal amount of the applicable Loans; provided that, the Administrative Agent may base its quotation of the inter-bank offered rate upon such offers or other market indicators of the inter-bank market as the Administrative Agent in its reasonable discretion deems appropriate including, but not limited to, the rate determined under the following clause (b), and (b) a per annum rate of interest (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the rate at which Administrative Agent is offered deposits by major banks in dollars in the aggregate amount of the relevant Loans and for a period comparable to the applicable Interest Period in the London interbank market at approximately 11:00 a.m. (London time), two (2) Business Days prior to the beginning of the relevant Interest Period. The determination and calculation of the LIBOR and each component thereof by Administrative Agent shall be conclusive and binding, absent manifest error.
     “LIBO Rate Loan” means a Loan bearing interest, at all times during an Interest Period applicable to such Loan, at a rate of interest determined by reference to the LIBO Rate (Reserve Adjusted).
     “LIBO Rate (Reserve Adjusted)” means, relative to any Loan to be made, continued or maintained as, or converted into, a LIBO Rate Loan for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined pursuant to the following formula:

LIBO Rate	=	LIBO Rate

(Reserve Adjusted)		1.00 - LIBOR Reserve Percentage
     The LIBO Rate (Reserve Adjusted) for any Interest Period for LIBO Rate Loans will be determined by the Administrative Agent on the basis of the LIBOR Reserve Percentage in effect two Business Days before the first day of such Interest Period.
     “LIBOR Office” means the office of a Lender designated as its “LIBOR Office” on its Administrative Questionnaire or such other office designated from time to time by notice from such Lender to the Borrowers and the Administrative Agent, whether or not outside the United States, which shall be making or maintaining the LIBO Rate Loans of such Lender.
     “LIBOR Reserve Percentage” means, relative to any Interest Period for LIBO Rate Loans, the reserve percentage (expressed as a decimal) equal to the maximum aggregate reserve requirements (including all basic, emergency, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) specified under regulations
Amended and Restated First Lien Credit Agreement

issued from time to time by the F.R.S. Board and then applicable to assets or liabilities consisting of or including “Eurocurrency Liabilities”, as currently defined in Regulation D of the F.R.S. Board, having a term approximately equal or comparable to such Interest Period.
     “Lien” means any security interest, mortgage, pledge, hypothecation, encumbrance, lien (statutory or otherwise), privilege, charge against or security interest in property, or other priority or preferential arrangement of any kind or nature whatsoever, including any conditional sale or title retention arrangement, any Capitalized Lease Liability and any assignment, deposit arrangement or financing lease intended as security.
     “Loan” means an extension of credit by a Lender to a Borrower under Article 2 in the form of a Revolving Loan or a Swing Line Loan.
     “Loan Commitment” means, relative to any Lender, such Lender’s obligation (if any) to make Loans pursuant to Section 2.1.1.
     “Loan Commitment Amount” means, on any date, $300,000,000, as such amount may be reduced from time to time pursuant to Section 2.2.
     “Loan Commitment Termination Date” means the earliest of (a) the Stated Maturity Date; (b) the date on which the Loan Commitment Amount is terminated in full or reduced to zero pursuant to the terms of this Agreement; and (c) the date on which any Commitment Termination Event occurs. Upon the occurrence of any event described above, the Loan Commitments shall terminate automatically and without any further action.
     “Loan Documents” means, collectively, this Agreement, the Notes, the Letters of Credit, each Hedging Agreement between an Obligor and any Lender, Affiliate of a Lender or a swap counterparty who, at the time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender, the Fee Letters, each Security Document, each Guaranty, the Intercreditor Agreement, each Borrowing Request, each Issuance Request, and each other agreement, certificate, document or instrument delivered in connection with any Loan Document, whether or not specifically mentioned herein or therein.
     “Majority Lenders” means, at any time, two or more Lenders holding more than 50% of the Total Exposure Amount; provided that the aggregate amount of a Lender’s risk participation and funded participation in the Letter of Credit Outstandings and Swing Line Loans are deemed to be “held” by such Lender for purposes of this definition; provided further that, if there are two or more Lenders, the portion of the Total Exposure Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders unless all Lenders are Defaulting Lenders.
     “Material Adverse Effect” means a material adverse effect on (a) the business, assets, condition (financial or otherwise), operations, or properties of the Obligors and its Subsidiaries taken as a whole, (b) the rights and remedies of any Secured Party under any Loan Document, (c) the ability of any Obligor to perform its obligations under any Loan Document, (d) the legality, validity or enforceability of this Agreement or any other Loan Document or (e) the validity, perfection or priority of Liens with respect to any material portion of the Collateral in favor of the Administrative Agent for the benefit of the Secured Parties.
     “Milagro Exploration” is defined in the preamble.
     “Milagro Producing” is defined in the preamble.
Amended and Restated First Lien Credit Agreement

     “Monitoring Fee” means the fee payable quarterly in arrears by the Parent to Acon Funds Management, L.L.C., its Affiliates and designees, Guggenheim Corporate Funding, L.L.C., its Affiliates and designees, West Coast Energy Partners, LLC, its Affiliates and designees (collectively, the “Monitoring Parties”) pursuant to the Monitoring Agreement dated November 30, 2007 among the Parent, its Subsidiaries and the Monitoring Parties in an annual aggregate amount not to exceed $2,500,000 per Fiscal Year.
     “Moody’s” means Moody’s Investors Service, Inc.
     “Mortgage” means each mortgage, deed of hypothecation, debenture, pledge, deed of trust or agreement executed and delivered by any Obligor in favor of the Administrative Agent for itself and as agent for the benefit of the Secured Parties pursuant to the requirements of this Agreement substantially in the form of Exhibit H or otherwise in form and substance reasonably satisfactory to the Administrative Agent, as applicable, under which a Lien is granted on the real property and fixtures described therein.
     “Mortgaged Properties” is defined in Section 7.1.1(m).
     “Net Cash Proceeds” means (a) with respect to any Disposition, all cash and Cash Equivalents received by any Obligor from such Disposition after payment of, or provision for, all reasonable brokerage commissions, marketing expenses, estimated cash taxes attributable to such Disposition and payable by any Obligor, and other reasonable out of pocket fees and expenses actually incurred by any Obligor directly in connection with such Disposition, and (b) with respect to any termination, unwinding or amendment of any hedge position or any other Hedging Agreement by any Obligor or any of its Subsidiaries, the sum of the cash and Cash Equivalents received by any Obligor or any of its Subsidiaries in connection with such transaction.
     “Net Income” means, for any period, the aggregate of all amounts that would be included as net income (or loss) on the consolidated financial statements of the Holdco Guarantor and its Subsidiaries for such period, but shall exclude effects on net income attributable to any current non-cash income or expense described in or calculated pursuant to the requirements of FASB Statement No. 143, as amended.
     “Non-Defaulting Lender” means, when determined, any Lender that is not then a Defaulting Lender.
     “Non-Excluded Taxes” means any Taxes other than, with respect to the Administrative Agent, any Lender, the Issuer or any other recipient of any payment to be made by or on account of any obligation of any Obligor hereunder, (a) taxes imposed on or measured by its overall net income (however denominated), and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which such Obligor is located and (c) except as provided in the following sentence, in the case of a Non-US Lender (other than an assignee pursuant to a request by the Borrowers under Section 4.6.7), any withholding tax that is imposed on amounts payable to such Non-US Lender at the time such Non-US Lender becomes a party hereto (or designates a new lending office) or is attributable to such Non-US Lender’s failure or inability (other than as a result of the introduction of or any change in or in the interpretation of any law) to comply with Section 4.6.5, except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 4.1.6(a).
Amended and Restated First Lien Credit Agreement

     “Non-U.S. Lender” means any Lender that is not a “United States person”, as defined under Section 7701(a)(30) of the Code.
     “Note” means a Revolving Note or a Swing Line Note.
     “Obligations” means all obligations (monetary or otherwise, whether absolute or contingent, matured or unmatured) of the Borrowers and each other Obligor arising under or in connection with a Loan Document, including Reimbursement Obligations and the principal of and premium, if any, and interest (including interest accruing (or which would have accrued) during the pendency of any proceeding of the type described in Section 9.1.9, whether or not allowed in such proceeding) on the Loans and such obligations.
     “Obligor” means, as the context may require, each Borrower, each Guarantor and each other Person (other than a Secured Party) obligated under any Loan Document.
     “Oil and Gas Properties” means (a) Hydrocarbon Interests; (b) the Properties now or hereafter pooled or unitized with Hydrocarbon Interests; (c) all presently existing or future unitization, pooling agreements and declarations of pooled units and the units created thereby (including without limitation all units created under orders, regulations and rules of any Governmental Authority) that may affect all or any portion of the Hydrocarbon Interests; (d) all operating agreements, contracts and other agreements, including production sharing contracts and agreements, that relate to any of the Hydrocarbon Interests or the production, sale, purchase, exchange or processing of Hydrocarbons from or attributable to such Hydrocarbon Interests; (e) all Hydrocarbons in and under and that may be produced and saved or attributable to the Hydrocarbon Interests, including all oil in tanks, and all rents, issues, profits, proceeds, products, revenues and other incomes from or attributable to the Hydrocarbon Interests; (f) all tenements, hereditaments, appurtenances and Properties in any manner appertaining, belonging, affixed or incidental to the Hydrocarbon Interests and (g) all Properties, rights, titles, interests and estates described or referred to above, including any and all Property, real or personal, now owned or hereinafter acquired and situated upon, used, held for use or useful in connection with the operating, working or development of any of such Hydrocarbon Interests or Property (excluding drilling rigs, automotive equipment, rental equipment or other personal Property that may be on such premises for the purpose of drilling a well or for other similar temporary uses) and including any and all oil wells, gas wells, injection wells or other wells, buildings, structures, fuel separators, liquid extraction plants, plant compressors, pumps, pumping units, field gathering systems, tanks and tank batteries, fixtures, valves, fittings, machinery and parts, engines, boilers, meters, apparatus, equipment, appliances, tools, implements, cables, wires, towers, casing, tubing and rods, surface leases, rights-of-way, easements and servitudes, together with all additions, substitutions, replacements, accessions and attachments to any and all of the foregoing.
     “Organizational Document” means, relative to any Obligor, as applicable, its certificate or articles of incorporation, articles and memorandum of association, by-laws, certificate of partnership, partnership agreement, certificate of formation, limited liability agreement, operating agreement and similar or comparable agreement or certificate, and all shareholder agreements, voting trusts and similar arrangements applicable to any of such Obligor’s Capital Securities.
     “Other Taxes” means any and all stamp, documentary or similar Taxes, or any other excise or property Taxes or similar levies that arise on account of any payment made or required to be made under any Loan Document or from the execution, delivery, registration, recording or enforcement of, or otherwise with respect to, any Loan Document.
Amended and Restated First Lien Credit Agreement

     “Overnight Rate” means, for any day, the greater of (a) the Federal Funds Rate and (b) an overnight rate determined by the Administrative Agent, the Issuer, or the Swing Line Lender, as the case may be, in accordance with banking industry rules on interbank compensation.
     “Parent” means Milagro Holdings, LLC, a Delaware limited liability company.
     “Participant” is defined in clause (d) of Section 11.11.
     “Patriot Act” means the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended and supplemented from time to time.
     “PBGC” means the Pension Benefit Guaranty Corporation and any Person succeeding to any or all of its functions under ERISA.
     “Pension Plan” means a “pension plan”, as such term is defined in Section 3(2) of ERISA, that is subject to Title IV of ERISA (other than a multiemployer plan as defined in Section 4001(a)(3) of ERISA), and to which any Obligor or any corporation, trade or business that is, along with any Obligor, a member of a Controlled Group, may have liability, including any liability by reason of having been a substantial employer within the meaning of Section 4063 of ERISA at any time during the preceding five years, or by reason of being deemed to be a contributing sponsor under Section 4069 of ERISA.
     “Percentage” means, relative to any Lender, the percentage set forth opposite its name on Schedule II hereto under the “Percentage” column or set forth in a Lender Assignment Agreement duly accepted by the Administrative Agent under the “Percentage” column, as such percentage may be adjusted from time to time pursuant to Lender Assignment Agreements executed by such Lender and its Assignee Lender and duly accepted by the Administrative Agent and delivered pursuant to Section 11.10. A Lender shall not have any Loan Commitment or Letter of Credit Commitment if its Percentage is zero.
     “Permitted Acquisition” means an acquisition by a Obligor or any Subsidiary of or from any Person (whether pursuant to an acquisition of Capital Securities of such Person or of all or substantially all of the assets of such Person or of a distinct business unit of such Person or otherwise) of a business in which all of the following conditions are satisfied:
     (a) the Borrowers shall have submitted to the Administrative Agent at least 10 Business Days prior to the consummation of such acquisition, (i) a business description of the business or assets being acquired, (ii) either (A) with respect to the acquisition of a Person whose primary business or assets involve the exploration or production of Hydrocarbons, reserve reports in form and substance satisfactory to the Administrative Agent together with lease operating statements and other financial information regarding such Person, all as reasonably requested by the Administrative Agent or (B) with respect to any other acquisition, the audited (or subject to a limited audit satisfactory to the Administrative Agent) financial statements of the business or assets being acquired (or such other financial information as reasonably acceptable to the Administrative Agent), and (iii) an executive overview outlining the rationale for such acquisition and a summary of the terms of the acquisition, all in reasonable detail;
     (b) the assets of the business being acquired will be located in, or the Person whose Capital Securities are being acquired will be incorporated and doing business in the United States (or in offshore areas over which the United States of America and the Bureau of Ocean Energy Management, Regulation and Enforcement of the United States Department of the Interior assert jurisdiction);
     (c) the Borrowers shall have delivered a certificate certifying that before and after giving effect to such acquisition, the representations and warranties set forth in each Loan Document shall, in
Amended and Restated First Lien Credit Agreement

each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date) and no Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom; and
     (d) the Borrowers shall have delivered to the Administrative Agent a Compliance Certificate for the period of four full Fiscal Quarters immediately preceding such acquisition (prepared in good faith and in a manner and using such methodology that is consistent with the most recent financial statements delivered pursuant to Section 7.1.1) giving pro forma effect to the consummation of such acquisition as if such Permitted Acquisition had occurred on the first day of the period of four Fiscal Quarters ending on the last day of the most recently ended Fiscal Quarter for which a Compliance Certificate has been delivered pursuant to clause (c) of Section 7.1.1 and evidencing compliance with the covenants set forth in Section 7.2.4, such pro forma adjustments being reasonably satisfactory to the Administrative Agent;
provided, however, that Obligors need not comply with the requirements of clauses (a), (c) and (d) above with respect to acquisitions of Oil and Gas Properties (whether as the result of an acquisition of Capital Securities of any Person or of assets) for an aggregate purchase price of not more than $10,000,000 for any one acquisition (whether in one transaction or series of transactions) or not more than $25,000,000 for all such acquisitions during any Fiscal Year (each such acquisition, an “Exempt Acquisition”) so long as, both before and after such acquisition no Default or Borrowing Base Deficiency exists or would result from such acquisition and the Obligors are in compliance with the covenants set forth in Section 7.2.4; provided further that, the Borrowers shall have provided to the Administrative Agent prompt written notice of such Exempt Acquisition, in such reasonable detail as may be requested by the Administrative Agent, after such Exempt Acquisition is effected.
     “Permitted Holder” means (a) any Person other than a Permitted Institutional Holder that, on the Effective Date, owns Capital Securities of the Parent, (b) any Permitted Institutional Owner, and (c) any fund, investment account, other account or other investment vehicle managed by any Permitted Institutional Holder or any such Person’s investment manager.
     “Permitted Institutional Holder” means Acon Funds Management, L.L.C., Guggenheim Corporate Funding, L.L.C., West Coast Energy Partners, LLC, Touradji Capital Management, LP, Plainfield Direct, Inc., PineBridge Investments LLC or any other Person, a majority of whose outstanding Voting Securities are, directly or indirectly, held by Acon Funds Management, L.L.C., Guggenheim Corporate Funding, L.L.C., or West Coast Energy Partners, LLC.
     “Permitted Liens” means the Liens permitted by Section 7.2.3.
     “Person” means any natural person, corporation, limited liability company, partnership, limited partnership, joint venture, association, trust or unincorporated organization, Governmental Authority or any other legal entity, whether acting in an individual, fiduciary or other capacity.
     “Platform” is defined in clause (b) of Section 10.10.
     “Proceeds Account” is defined in Section 7.1.10.
     “Property” means any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, including, without limitation, cash, securities, accounts and contract rights.
     “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Reserve Definitions.
Amended and Restated First Lien Credit Agreement

     “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Reserve Definitions.
     “Proved Reserves” means “Proved Reserves” as defined in the Reserve Definitions.
     “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Reserve Definitions.
     “Quarterly Payment Date” means the last Business Day of each March, June, September and December.
     “Register” is defined in clause (a) of Section 2.7.
     “Reimbursement Obligations” means all of the obligations of the Borrowers to reimburse the Issuer for amounts paid by the Issuer under Letters of Credit.
     “Release” means a “release”, as such term is defined in CERCLA or any release, threatened release, spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, dumping, leaching or migration of Hazardous Material in the indoor or outdoor environment, including the movement of Hazardous Material through or in the air, soil, surface water, ground water or property.
     “Replacement Lender” is defined in Section 4.6(g).
     “Replacement Notice” is defined in Section 4.6(g).
     “Required Lenders” means, at any time, two or more Lenders holding not less than two-thirds of the Total Exposure Amount; provided that the aggregate amount of a Lender’s risk participation and funded participation in the Letter of Credit Outstandings and Swing Line Loans are deemed to be “held” by such Lender for purposes of this definition; provided further that, if there are two or more Lenders, the portion of the Total Exposure Amount held or deemed held by any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders unless all Lenders are Defaulting Lenders.
     “Required Percentages” is defined in Section 7.1.11.
     “Reserve Definitions” means the Definitions for Oil and Gas Reserves promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question and reasonably acceptable to the Administrative Agent.
     “Reserve Report” means the Initial Reserve Report and each other report setting forth, as of each January 1st or July 1st (or such other date as required pursuant to Section 2.8 and the other provisions of this Agreement), the oil and gas reserves attributable to the Oil and Gas Properties of the Borrowers and their respective Subsidiaries that the Borrowers propose to include in the Borrowing Base, together with a projection of the rate of production and future net income, severance and ad valorem taxes, operating expenses and capital expenditures with respect thereto as of such date, consistent with SEC reporting requirement at the time, provided that each such report hereafter delivered must (a) separately report on the Proved Developed Producing Reserves, Proved Developed Nonproducing Reserves and Proved Undeveloped Reserves of the Borrowers and their respective Subsidiaries, (b) take into account the Borrowers’ actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (c) identify and take into account any “overproduced” or
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“under-produced” status under gas balancing arrangements, and (d) contain information and analysis comparable in scope to that contained in the Initial Reserve Report.
     “Resource Conservation and Recovery Act” means the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as amended.
     “Restricted Payment” means (a) the declaration or payment of any dividend by a Person (other than dividends payable solely in Capital Securities of such Person) on, or the making of any payment or distribution on account of, or setting apart assets for a sinking or other analogous fund for the purchase, redemption, defeasance, retirement or other acquisition of, any class of Capital Securities of such Person or any warrants, options or other right or obligation to purchase or acquire any such Capital Securities, whether now or hereafter outstanding, or (b) the making of any other distribution in respect of such Capital Securities, in each case either directly or indirectly, whether in cash, property or obligations or otherwise.
     “Revolving Borrowing” means the Loans of the same Type and, in the case of LIBO Rate Loans having the same Interest Period made by all Lenders required to make such Loans on the same Business Day and pursuant to the same Borrowing Request in accordance with Section 2.3.
     “Revolving Loan” is defined in Section 2.1.1.
     “Revolving Note” means a promissory note of the Borrowers payable to any Lender, in the form of Exhibit J hereto (as such promissory note may be amended, endorsed or otherwise modified from time to time), evidencing the aggregate Indebtedness of the Borrowers to such Lender resulting from outstanding Loans, and also means all other promissory notes accepted from time to time in substitution or replacement therefor or renewal thereof.
     “S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc.
     “SEC” means the Securities and Exchange Commission.
     “Secured Leverage Ratio” means, as of the last day of each Fiscal Quarter, the ratio of (i) all consolidated secured Indebtedness (other than Hedging Obligations and other than the HY Notes) of the Holdco Guarantor and its Subsidiaries outstanding as of such day to (ii) EBITDA for the four Fiscal Quarters ending on such date.
     “Secured Obligations” means (a) the Obligations, and (b) the Banking Services Obligations; provided that, (i) when any Lender or an Affiliate of a Lender assigns or otherwise transfers any interest held by it under any Hedging Agreement to any other Person pursuant to the terms of such agreement, or any Lender or Affiliate of Lender assigns or otherwise transfers any interest in Banking Services Obligations owed to it, the Obligations thereunder shall only constitute Secured Obligations if such assignee or transferee is also then a Lender or an Affiliate of a Lender, and (ii) if a swap counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Hedging Obligations owing to such swap counterparty shall only be included as Secured Obligations to the extent such obligations arise from transactions entered into at the time such swap counterparty was a Lender hereunder or an Affiliate of a Lender hereunder, without giving effect to any extension, increases, or modifications thereof which are made after such swap counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder.
     “Secured Parties” means, collectively, the Lenders, the Issuer, the Administrative Agent, the other Agents, each counterparty to a Hedging Agreement that is a Lender or an Affiliate thereof or that, at the
Amended and Restated First Lien Credit Agreement

time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender, Wells Fargo and any of its Affiliates providing Banking Services to any Obligor and (in each case) each of their respective successors, transferees and assigns.
     “Security Agreement” the First Lien Pledge and Security Agreement and Irrevocable Proxy executed and delivered by an Authorized Officer of the Holdco Guarantor, the Borrowers and each other Guarantor, substantially in the form of Exhibit K hereto, together with any other pledge or security agreements delivered pursuant to the terms of this Agreement.
     “Security Documents” means each Mortgage, each Security Agreement, each Guaranty, each Control Agreement delivered pursuant to the terms of the Loan Documents, and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, control agreements, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Obligor to the Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Secured Obligations or the performance of any Obligor’s other duties and obligations under the Loan Documents.
     “Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date (a) the fair value of the property of such Person and its Subsidiaries on a consolidated basis is greater than the total amount of liabilities, including contingent liabilities, of such Person and its Subsidiaries on a consolidated basis, (b) the present fair salable value of the assets of such Person and its Subsidiaries on a consolidated basis is not less than the amount that will be required to pay the probable liability of such Person and its Subsidiaries on a consolidated basis on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it or its Subsidiaries will, incur debts or liabilities beyond the ability of such Person and its Subsidiaries to pay as such debts and liabilities mature, (d) the realizable value of the assets of such Person and its Subsidiaries are equal to or greater than the aggregate of the liabilities and stated capital of all classes of Capital Securities of such Person and its Subsidiaries and (e) such Person and its Subsidiaries on a consolidated basis is not engaged in a business or a transaction, and such Person and its Subsidiaries on a consolidated basis is not about to engage in a business or a transaction, for which the property of such Person and its Subsidiaries on a consolidated basis would constitute unreasonably small capital. The amount of Contingent Liabilities at any time shall be computed as the amount that, in light of all the facts and circumstances existing at such time, can reasonably be expected to become an actual or matured liability.
     “Stated Amount” means, on any date and with respect to a particular Letter of Credit, the total amount then available to be drawn under such Letter of Credit.
     “Stated Expiry Date” is defined in Section 2.6.
     “Stated Maturity Date” means November 10, 2014.
     “Subsidiary” means, with respect to any Person (the “parent”) at any date, any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any Person, a majority of whose outstanding Voting Securities (other than directors’ qualifying shares) shall at any time be owned by such parent or one or more Subsidiaries of such parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdco Guarantor.
Amended and Restated First Lien Credit Agreement

     “Subsidiary Guaranty” means the guaranty executed and delivered by an Authorized Officer of each Subsidiary of Holdco Guarantor, substantially in the form of Exhibit L hereto.
     “Subsidiary Guarantor” means each Guarantor that is a Subsidiary of Holdco Guarantor.
     “Swap Termination Value” means, in respect of any one or more Hedging Agreements, after taking into account the effect of any legally enforceable netting agreement relating to such Hedging Agreements, (a) for any date on or after the date such Hedging Agreements have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Hedging Agreements, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Hedging Agreements (which may include a Lender or any Affiliate of a Lender).
     “Swing Line Amount” means, on any date, a maximum amount of $5,000,000; provided that, on and after the Loan Commitment Termination Date, the Swing Line Amount shall be zero.
     “Swing Line Borrowing” means the Borrowing consisting of a Swing Line Loan made by the Swing Line Lender pursuant to Section 2.1.3.
     “Swing Line Lender” means Wells Fargo.
     “Swing Line Loan” is defined in Section 2.1.3.
     “Swing Line Note” means the promissory note made by the Borrowers payable to the order of the Swing Line Lender evidencing the indebtedness of the Borrowers to the Swing Line Lender resulting from Swing Line Loans in substantially the same form as Exhibit M.
     “Synthetic Lease” means, as applied to any Person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is not a capital lease in accordance with GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for federal income tax purposes, other than any such lease under which that Person is the lessor.
     “Taxes” means all taxes, duties, levies, imposts, charges, assessments, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, and all interest, penalties or similar liabilities with respect thereto.
     “Tax Related Person” means any Person (including a beneficial owner of an interest in a pass-through entity) whose income is realized through or determined by reference to the Administrative Agent, a Lender or Participant or any Tax Related Person of any of the foregoing.
     “Termination Date” means the date that all Obligations (other than contingent Obligations with respect to indemnity and reimbursement of expenses as to which no claim has been made as of the time of determination) have been paid in full in cash, all Letters of Credit have been terminated or expired (or been Cash Collateralized), all Hedging Agreements with any Secured Party have been terminated or novated to a counterparty that is not Secured Party, and all Commitments shall have terminated.
     “Terrorism Laws” means any of the following (a) Executive Order 13224 issued by the President of the United States, (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the U.S. Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the
Amended and Restated First Lien Credit Agreement

U.S. Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the U.S. Code of Federal Regulations), (e) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 (as it may be subsequently codified), (f) all other present and future legal requirements of any Governmental Authority addressing, relating to, or attempting to eliminate, terrorist acts and acts of war and (g) any regulations promulgated pursuant thereto or pursuant to any legal requirements of any Governmental Authority governing terrorist acts or acts of war.
     “Total Exposure Amount” means, on any date of determination (and without duplication), the outstanding principal amount of all Loans, the aggregate amount of all Letter of Credit Outstandings and the unfunded amount of the Commitments.
     “Transaction Documents” means (a) the HY Documents, and (b) the documents evidencing the Holdco Preferred Transaction, and the Certificate of Designation or such equivalent document evidencing the terms of the Holdco Preferred Equity, in each case as amended, supplemented, amended and restated or otherwise modified from time to time in accordance with Section 7.2.11.
     “Transactions” means the HY Note Issuance and the Holdco Preferred Transaction.
     “Type” means, relative to any Loan, the portion thereof, if any, being maintained as a Base Rate Loan or a LIBO Rate Loan.
     “UCC” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, with respect to any Filing Statement or by reason of any provisions of law, the perfection or the effect of perfection or non-perfection or priority of the security interests granted to the Administrative Agent pursuant to the applicable Loan Document is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions of each Loan Document and any Filing Statement relating to such perfection or effect of perfection or non-perfection or priority.
     “United States” or “U.S.” means the United States of America, its fifty states and the District of Columbia.
     “Utilization Percentage” means, as of any day, the percentage obtained by dividing (a) the sum of the Credit Exposures of the Lenders on such day by (b) the Borrowing Base.
     “Voting Securities” means, with respect to any Person, Capital Securities of any class or kind ordinarily having the power to vote for the election of the members of the Board of Directors of such Person.
     “Welfare Plan” means a “welfare plan”, as such term is defined in Section 3(1) of ERISA.
     “Wells Fargo” is defined in the preamble.
     “wholly owned Subsidiary” means any Subsidiary all of the outstanding Capital Securities of which (other than any director’s qualifying shares or investments by foreign nationals mandated by Applicable Law) is owned directly or indirectly by Holdco Guarantor.
Amended and Restated First Lien Credit Agreement

     SECTION 1.2 Use of Defined Terms. Unless otherwise defined or the context otherwise requires, terms for which meanings are provided in this Agreement shall have such meanings when used in each other Loan Document and the Disclosure Schedule.
     SECTION 1.3 Cross-References and Other Provisions Relating to Terms. Unless otherwise specified, (a) references in a Loan Document to any Article or Section are references to such Article or Section of such Loan Document, and references in any Article, Section or definition to any clause are references to such clause of such Article, Section or definition; (b) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement; (c) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined; (d) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms; (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, provided such successors and assigns are permitted by the Loan Documents; and (f) all references to instruments, documents, contracts, and shall include all schedules and exhibits thereto unless otherwise specified.
     SECTION 1.4 Amendment of Defined Instruments. Unless the context otherwise requires or unless otherwise provided herein the terms defined in this Agreement that refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments and restatements of such agreement, instrument or document in accordance with the Loan Documents, provided that nothing contained in this section shall be construed to authorize any such renewal, extension, modification, amendment or restatement.
     SECTION 1.5 Accounting and Financial Determinations.
     (a) Unless otherwise specified, all accounting terms used in each Loan Document shall be interpreted, and all accounting determinations and computations thereunder (including under Section 7.2.4 and the definitions used in such calculations) shall be made, in accordance with GAAP applied on a basis consistent with those used in the preparation of the financial statements referred to in clause (a)of Section 5.1.8. Unless otherwise expressly provided, all financial covenants and defined financial terms shall be computed on a consolidated basis for the Holdco Guarantor and its Subsidiaries, in each case without duplication.
     (b) As of any date of determination, for purposes of determining the Current Ratio, Interest Coverage Ratio, Secured Leverage Ratio, or Leverage Ratio (and any financial calculations required to be made or included within such ratios, or required for purposes of preparing any Compliance Certificate to be delivered pursuant to the definition of “Permitted Acquisition”), the calculation of such ratios and other financial calculations shall include or exclude, as the case may be, assets or businesses that have been acquired or Disposed of by any Obligor or any Subsidiary pursuant to the terms hereof (including through mergers or consolidations) as of such date of determination, as determined by the Holdco Guarantor on a pro forma basis in accordance with GAAP, which determination may include one-time adjustments or reductions in costs, if any, directly attributable to any such Disposition or Permitted Acquisition, as the case may be, in each case giving effect to any such Permitted Acquisition or Disposition, as if it had occurred on the first day of the period being calculated.
ARTICLE 2
COMMITMENTS, BORROWING AND ISSUANCE
PROCEDURES, NOTES AND LETTERS OF CREDIT
     SECTION 2.1 Commitments. On the terms and subject to the conditions of this Agreement, the Lenders and the Issuer severally agree to make Credit Extensions as set forth below.
Amended and Restated First Lien Credit Agreement

     SECTION 2.1.1 Loan Commitment. From time to time on any Business Day occurring on or after the Effective Date but prior to the Loan Commitment Termination Date, each Lender severally agrees that it will make loans (relative to such Lender, its “Revolving Loans”) to any requesting Borrower in an aggregate amount equal to such Lender’s Percentage of the aggregate amount of each Revolving Borrowing of the Revolving Loans requested by such Borrower to be made on such day. On the terms and subject to the conditions hereof, the Borrowers may from time to time borrow, prepay and reborrow Revolving Loans. No Lender shall be permitted or required to make any Revolving Loan if, after giving effect thereto, (a) such Lender’s Credit Exposure would exceed such Lender’s Percentage of the lesser of (i) the Loan Commitment Amount and (ii) the Borrowing Base then in effect or (b) the aggregate Credit Exposures of all Lenders would exceed the lesser of (i) the Loan Commitment Amount and (ii) the Borrowing Base then in effect.
     SECTION 2.1.2 Letter of Credit Commitment. From time to time on any Business Day occurring from the Effective Date until the Letter of Credit Commitment Termination Date, the Issuer agrees that it will (a) issue one or more Letters of Credit for the account of a Borrower (which can be issued in the name of a Subsidiary) in the Stated Amount requested by a Borrower on such day; (b) extend the Stated Expiry Date of an existing standby Letter of Credit previously issued by the Issuer hereunder; or (c) increase the Stated Amount of an existing standby Letter of Credit previously issued by the Issuer hereunder. The Issuer shall not be permitted nor required to issue, extend or increase any Letter of Credit if, after giving effect thereto, (i) the aggregate amount of all Letter of Credit Outstandings would exceed the Letter of Credit Commitment Amount or (ii) the aggregate amount of the Credit Exposures of all Lenders would exceed the lesser of (A) the Loan Commitment Amount or (B) the Borrowing Base then in effect.
     SECTION 2.1.3 Swing Line Subfacility. From time to time on any Business Day occurring on or after the Effective Date but prior to the Loan Commitment Termination Date and subject to the terms and conditions set forth herein and in reliance upon the agreements of the other Lenders set forth in this Section 2.1.3, the Swing Line Lender may, but is not obligated to, make loans (each such loan, a “Swing Line Loan”) in an aggregate amount not to exceed at any time outstanding the Swing Line Amount, notwithstanding the fact that such Swing Line Loans, when aggregated with the Credit Exposure of the Lender acting as Swing Line Lender, may exceed the amount of such Lender’s Loan Commitment; provided, that no Borrower shall use the proceeds of any Swing Line Loan to refinance any outstanding Swing Line Loan. The Swing Line Lender shall not permitted to make any Swing Line Loan if, after giving effect thereto, (a) the aggregate amount of all Swing Line Loans outstanding would exceed the Swing Line Amount or (b) the aggregate Credit Exposures of all Lenders would exceed the lesser of (i) the Loan Commitment Amount and (ii) the Borrowing Base then in effect. On the terms and subject to the conditions hereof, the Borrowers may from time to time, subject to the sole discretion of the Swing Line Lender, borrow, repay, prepay and reborrow Swing Line Loans. Each Swing Line Loan shall be a Base Rate Loan. Immediately upon the making of a Swing Line Loan, each Lender (other than the Swing Line Lender) shall be deemed to, and hereby irrevocably and unconditionally agrees to, purchase from the Swing Line Lender a risk participation in such Swing Line Loan in an amount equal to the product of such Lender’s Percentage times the amount of such Swing Line Loan. Notwithstanding any terms to the contrary contained herein, the Swing Line facility provided herein (i) is an uncommitted facility and the Swing Line Lender may, but shall not be obligated to, make Swing Line Loans, and (ii) may be terminated at any time by the Swing Line Lender upon written notice to the Borrowers.
     SECTION 2.2 Termination of Commitments and Reduction of the Commitment Amounts.
     SECTION 2.2.1. Terminations and Reductions. Unless previously terminated, the Loan Commitments shall terminate on the Loan Commitment Termination Date and the Letter of Credit Commitment shall terminate on the Letter of Credit Commitment Termination Date. If at any time the
Amended and Restated First Lien Credit Agreement

Borrowing Base is terminated or reduced to zero, then the Commitments shall terminate on the effective date of such termination or reduction. The Borrowers may, from time to time on any Business Day occurring after the Effective Date, voluntarily reduce the amount of any Commitment Amount on the Business Day so specified by the Borrowers; provided that,(a) all such reductions shall be applied pro rata among the Lenders and shall be permanent, (b) the Borrowers shall have delivered at least one Business Day’s prior notice to the Administrative Agent, and (c) any partial reduction of any Commitment Amount shall be in a minimum amount of $25,000,000 and in an integral multiple of $25,000,000 in excess thereof. Any optional or mandatory reduction of the Loan Commitment Amount pursuant to the terms of this Agreement that reduces the Loan Commitment Amount below the Letter of Credit Commitment Amount or the Swing Line Amount shall result in an automatic and corresponding reduction of the Letter of Credit Commitment Amount or the Swing Line Amount, as applicable, to an aggregate amount not in excess of the Loan Commitment Amount, as so reduced.
     SECTION 2.2.2. Defaulting Lender’s Commitment. At any time when a Lender is a Defaulting Lender, the Borrowers, at the Borrowers’ election may elect to terminate such Defaulting Lender’s Loan Commitment hereunder; provided that (i) such termination must be of the Defaulting Lender’s entire Loan Commitment, (ii) subject to the set-off rights set forth in the immediately following sentence, the Borrowers shall pay all amounts owed by the Borrowers to such Defaulting Lender under this Agreement and under the other Loan Documents (including principal of and interest on the Loans owed to such Defaulting Lender, accrued commitment fees, and letter of credit fees but specifically excluding any breakage costs or losses as result of such payment of Loans) and shall Cash Collateralize such Defaulting Lender’s ratable share of the Letter of Credit Outstandings, including any such Letter of Credit Outstandings that has been reallocated pursuant to Section 4.10, (iii) unless otherwise consented to by the Administrative Agent, a Defaulting Lender’s Loan Commitment may be terminated by the Borrowers under this Section 2.2.2 if and only if at such time, the Borrowers have elected, or is then electing, to terminate the Loan Commitments of all then existing Defaulting Lenders, after giving effect to the assignments, if any, of such Loan Commitments to Non-Defaulting Lenders. With respect to the amounts described in clause (ii) above which would be payable by the Borrowers to the Defaulting Lender (but not including any deposits that the Borrowers are required to make with respect to the Letter of Credit Outstandings), the Borrowers may set-off and apply any amounts owing from such Defaulting Lender or Affiliate thereof to the Borrowers under any Hedging Agreements against any such amounts payable to the Defaulting Lender. Upon written notice to the Defaulting Lender and Administrative Agent of the Borrowers’ election to terminate a Defaulting Lender’s Loan Commitment pursuant to this Section 2.2.2, and the payment and deposit of amounts required to be made by the Borrowers under clause (ii) above, (A) such Defaulting Lender shall cease to be a “Lender” hereunder for all purposes except that such Lender’s rights under Sections 4.5, 4.6, and 11.4 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, (B) such Defaulting Lender’s Loan Commitment shall be deemed terminated, and (C) such Defaulting Lender shall be relieved of its obligations hereunder except as to its obligations under Section 10.3 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, provided that, any such termination will not be deemed to be a waiver or release of any claim by Borrowers, the Administrative Agent, the Issuer, the Swing Line Lender or any Lender may have against such Defaulting Lender.
     SECTION 2.3 Revolving Loans Procedures and Provisions.
     SECTION 2.3.1 Borrowing Request. In the case of Revolving Loans, by delivering a Borrowing Request to the Administrative Agent on or before 11:00 a.m., Houston time, on a Business Day, any Borrower may from time to time irrevocably request, on at least one Business Day’s notice in the case of Base Rate Loans, or at least three Business Days’ notice in the case of LIBO Rate Loans (and in any event, at least five days’ notice for any Borrowing Request to be made when aggregate Credit Exposure
Amended and Restated First Lien Credit Agreement

exceeds $200,000,000, either before or after giving effect to such requested Credit Extension), that a Revolving Borrowing be made, (a) in the case of LIBO Rate Loans, in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000, (b) in the case of Base Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 or, in either case, in the unused amount of the Loan Commitment; provided, that all of the initial Loans shall be made as Base Rate Loans; provided further that no LIBO Rate Loans may be advanced when any Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Borrowing Request; provided that any such Borrowing Request made when aggregate Credit Exposure exceeds $200,000,000, either before or after giving effect to such requested Credit Extension, may not be made by telephone. On the terms and subject to the conditions of this Agreement, each Borrowing shall be comprised of the Type of Revolving Loans, and shall be made on the Business Day, specified in such Borrowing Request. On or before 10:00 a.m., Houston time, on such Business Day, each Lender that has a Loan Commitment to make the Revolving Loans being requested shall deposit with the Administrative Agent same day funds in an amount equal to such Lender’s Percentage of the requested Borrowing. Such deposit will be made to an account which the Administrative Agent shall specify from time to time by notice to the Lenders. To the extent funds are received from the Lenders, the Administrative Agent shall make such funds available to the Borrowers by wire transfer to the accounts as the requesting Borrower shall have specified in its Borrowing Request. The obligations of the Lenders hereunder to make Revolving Loans are several and not joint. No Lender’s obligation to make any Revolving Loan shall be affected by any other Lender’s failure to make any Revolving Loan.
     SECTION 2.3.2 Continuation and Conversion Elections. By delivering a Continuation/Conversion Notice to the Administrative Agent on or before 11:00 a.m., Houston time, on a Business Day, any Borrower may from time to time irrevocably elect, on not less than one Business Day’s notice in the case of Base Rate Loans, or three Business Days’ notice in the case of LIBO Rate Loans, and in either case not more than five Business Days’ notice, that all, or any portion in an aggregate minimum amount of $1,000,000 and an integral multiple of $500,000 be, in the case of Base Rate Loans, converted into LIBO Rate Loans, or in the case of LIBO Rate Loans, converted into Base Rate Loans or continued as LIBO Rate Loans (in the absence of delivery of a Continuation/Conversion Notice with respect to any LIBO Rate Loan at least three Business Days (but not more than five Business Days) before the last day of the then current Interest Period with respect thereto, such LIBO Rate Loan shall, on such last day, automatically convert to a Base Rate Loan); provided that, (a) each such conversion or continuation shall be pro rated among the applicable outstanding Loans of all Lenders that have made such Loans, and (b) no portion of the outstanding principal amount of any Loans may be continued as, or be converted into, LIBO Rate Loans when any Default or Borrowing Base Deficiency has occurred and is continuing. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent of the applicable Continuation/Conversion Notice. The conversion of a Base Rate Loan into a LIBO Rate Loan or a LIBO Rate Loan into a Base Rate Loan shall not constitute a novation of the Loan so converted.
     SECTION 2.3.3 Funding. Each Lender may, if it so elects, fulfill its obligation to make, continue or convert LIBO Rate Loans hereunder by causing one of its foreign branches or Affiliates (or an international banking facility created by such Lender) to make or maintain such LIBO Rate Loan; provided that, such LIBO Rate Loan shall nonetheless be deemed to have been made and to be held by such Lender, and the obligation of the Borrowers to repay such LIBO Rate Loan shall nevertheless be to such Lender for the account of such foreign branch, Affiliate or international banking facility. In addition, each Borrower hereby consents and agrees that, for purposes of any determination to be made for purposes of Sections 4.1, 4.2, 4.3 or 4.4, it shall be conclusively assumed that each Lender elected to fund all LIBO Rate Loans by purchasing Dollar deposits in its LIBOR Office’s interbank eurodollar market.
Amended and Restated First Lien Credit Agreement

     SECTION 2.4 Swing Line Loan Procedures and Provisions.
     SECTION 2.4.1 Borrowing Request. In the case of Swing Line Loans, by delivering a Borrowing Request to the Swing Line Lender and the Administrative Agent, on or before 1:00 p.m. Houston time on the requested borrowing date, which shall be a Business Day, any Borrower may irrevocably request that the Swing Line Lender make a Swing Line Loan a minimum amount of $100,000 or the unused amount of the Swing Line Commitment; provided, that all of the Swing Line Loans shall be made as Base Rate Loans. Each such irrevocable request may be made by telephone confirmed promptly by hand delivery or facsimile to the Administrative Agent and the Swing Line Lender of the applicable Borrowing Request. Promptly after receipt by the Swing Line Lender of any telephonic Swing Line Loan Notice, the Swing Line Lender will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has also received such Swing Line Loan Notice and, if not, the Swing Line Lender will notify the Administrative Agent (by telephone or in writing) of the contents thereof. Unless the Swing Line Lender has received notice (by telephone or in writing) from the Administrative Agent (including at the request of any Lender) prior to 2:00 p.m. on the date of the proposed Swing Line Borrowing (A) directing the Swing Line Lender not to make such Swing Line Loan as a result of the limitations set forth in Section 2.1.3 or (B) that one or more of the applicable conditions specified in Article 5 is not then satisfied, then, subject to the terms and conditions hereof, the Swing Line Lender will, not later than 3:00 p.m. on the requested borrowing date, make the amount of its Swing Line Loan available to the requesting Borrower at its office by crediting the account of such Borrower on the books of the Swing Line Lender in same day funds.
     SECTION 2.4.2 Refinancing of Swing Line Loans.
     (a) The Swing Line Lender at any time in its sole and absolute discretion may request, on behalf of any Borrower (and each Borrower hereby irrevocably authorizes the Swing Line Lender to so request on its behalf), that each Lender make a Revolving Loan as a Base Rate Loan in an amount equal to such Lender’s Percentage of the amount of Swing Line Loans then outstanding. Such request shall be made in writing (which written request shall be deemed to be a Borrowing Request by the Borrowers for purposes hereof) and in accordance with the requirements of Section 2.3.1, without regard to the minimum and multiples specified therein for the principal amount of Base Rate Loans, but subject to the unutilized portion of the Loan Commitments and the conditions set forth in Section 2.1.1. The Swing Line Lender shall furnish the Borrowers with a copy of the applicable Borrowing Request promptly after delivering such notice to the Administrative Agent. Each Lender shall make an amount equal to its Percentage of the amount specified in such Borrowing Request available to the Administrative Agent in same day funds for the account of the Swing Line Lender at the Administrative Agent’s office not later than 1:00 p.m. on the day specified in such Borrowing Request, whereupon, subject to Section 2.4.2(b), each Lender that so makes funds available shall be deemed to have made a Revolving Loan as a Base Rate Loan to the requesting Borrower in such amount. The Administrative Agent shall remit the funds so received to the Swing Line Lender.
     (b) If for any reason any Swing Line Loan cannot be refinanced by such a Revolving Borrowing in accordance with Section 2.4.2(a), the request for the Revolving Loans as Base Rate Loans submitted by the Swing Line Lender as set forth herein shall be deemed to be a request by the Swing Line Lender that each of the Lenders fund its risk participation in the relevant Swing Line Loan and each Lender’s payment to the Administrative Agent for the account of the Swing Line Lender pursuant to Section 2.4.2(a) shall be deemed payment in respect of such participation.
     (c) If any Lender fails to make available to the Administrative Agent for the account of the Swing Line Lender any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.4.2 by the time specified in Section 2.4.2(a), the Swing Line Lender shall be entitled to
Amended and Restated First Lien Credit Agreement

recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Swing Line Lender at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Swing Line Lender submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under this Section 2.4.2 shall be conclusive absent manifest error.
     (d) Each Lender’s obligation to make Revolving Loans or to purchase and fund risk participations in Swing Line Loans pursuant to this Section 2.4.2 shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against the Swing Line Lender, any Borrower or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default, or (iii) any other occurrence, event or condition, whether or not similar to any of the foregoing; provided, however, that each Lender’s obligation to make Revolving Loans pursuant to this Section 2.4.2 is subject to the conditions set forth in Section 5.2. No such funding of risk participations shall relieve or otherwise impair the obligation of the Company to repay Swing Line Loans, together with interest as provided herein.
     (e) The obligations of the Lenders hereunder to fund participations in Swing Line Loans are several and not joint. No Lender’s obligation to fund participations in Swing Line Loans shall be affected by any other Lender’s failure to fund participations in Swing Line Loans.
     SECTION 2.4.3 Repayment of Participations.
     (a) At any time after any Lender has purchased and funded a risk participation in a Swing Line Loan, if the Swing Line Lender receives any payment on account of such Swing Line Loan, the Swing Line Lender will distribute to such Lender its Percentage of such payment (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s risk participation was funded) in the same funds as those received by the Swing Line Lender.
     (b) If any payment received by the Swing Line Lender in respect of principal or interest on any Swing Line Loan is required to be returned by the Swing Line Lender under any of the circumstances described in Section 11.16 (including pursuant to any settlement entered into by the Swing Line Lender in its discretion), each Lender shall pay to the Swing Line Lender its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned, at a rate per annum equal to the applicable Overnight Rate. The Administrative Agent will make such demand upon the request of the Swing Line Lender. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.
     SECTION 2.4.4 Interest for Account of Swing Line Lender. The Swing Line Lender shall be responsible for invoicing the Borrowers for interest on the Swing Line Loans. Until each Lender funds its Revolving Loan or risk participation pursuant to this Section 2.4 to refinance such Lender’s Percentage of any Swing Line Loan, interest in respect of such Percentage shall be solely for the account of the Swing Line Lender.
     SECTION 2.4.5 Payments Directly to Swing Line Lender. The Borrowers shall make all payments of principal and interest in respect of the Swing Line Loans directly to the Swing Line Lender
     SECTION 2.5 Existing Loans under the Restated Agreement. The parties hereto acknowledge and agree that, effective as of the Effective Date, in order to accommodate and orderly effect the reallocations, adjustments, acquisitions and decreases under this Section 2.5 below, all
Amended and Restated First Lien Credit Agreement

outstanding Loans under the Restated Agreement on the date hereof which are not being repaid with the proceeds from the HY Notes, are (and shall be deemed to be) refinanced with the initial Loans to be made under this Agreement on the Effective Date. Such Indebtedness under the Restated Agreement shall be assigned, renewed, extended, modified, and rearranged as Obligations outstanding under and pursuant to the terms of this Agreement. The Lenders have agreed among themselves, in consultation with the Borrowers, to reallocate their respective Loan Commitments (as defined in the Restated Agreement) and to, among other things, allow each of Siemens Financial Services, Inc. and Credit Suisse AG, Cayman Islands Branch to become a party to this Agreement as a Lender, (each a “New Lender”) by acquiring an interest in the aggregate Loan Commitments (as defined in the Restated Agreement), and to adjust such Loan Commitment of the other Lenders (each an “Adjusting Lender”) and to payoff in full such lenders that were party to the Restated Agreement which will not become a Lender hereunder (each an “Exiting Lender”). The Administrative Agent, the Lenders, the Borrowers and each Exiting Lender (by receipt of the payment in full of the Loans as defined in, and owing to it under, the Restated Agreement) consent to such reallocation and each New Lender’s acquisition of, each Adjusting Lender’s adjustment of, and each Existing Lender’s assignment of, an interest in the Loan Commitments and the Existing Lenders’ partial assignments of their respective Loan Commitments (as defined in the Restated Agreement pursuant to this Section 2.5). On the Effective Date and after giving effect to such reallocations, adjustments, assignments and decreases, the Commitment of each Lender shall be as set forth on Schedule II. With respect to such reallocations, adjustments, acquisitions and decreases, each New Lender and Adjusting Lender shall be deemed to have acquired the Loan Commitment allocated to it from each of the other Lenders and Exiting Lenders pursuant to the terms of the Lender Assignment Agreement attached as an exhibit to the Restated Agreement as if each such New Lender, Exiting Lender and Adjusting Lender had executed such Lender Assignment Agreement with respect to such allocation, adjustment, and decrease. The Lenders shall make all appropriate adjustments and payments between and among themselves to account for the revised pro rata shares resulting from the initial allocation of the Lenders’ Loan Commitments under this Agreement.
     SECTION 2.6 Letters of Credit.
     SECTION 2.6.1 Letters of Credit Issuance Procedures and Provisions. By delivering to the Administrative Agent an Issuance Request on or before 11:00 a.m., Houston time, on a Business Day, any Borrower may from time to time irrevocably request (i) on not less than three nor more than ten Business Days’ notice (but at least five days’ notice for any Issuance Request to be made when aggregate Credit Exposure exceeds $200,000,000, either before or after giving effect to such requested Letter of Credit), in the case of an initial issuance of a Letter of Credit or an increase in the Stated Amount of any Letter of Credit, and (iii) on not less than three Business Days’ prior notice in the case of a request for the extension of the Stated Expiry Date of a standby Letter of Credit (in each case, unless a shorter notice period is agreed to by the Issuer, in its sole discretion), that the Issuer issue, or extend the Stated Expiry Date of, or increase the Stated Amount of, a Letter of Credit in such form as may be requested by a Borrower and approved by the Issuer, solely for the purposes described in Section 7.1.7. Notwithstanding anything herein to the contrary, no Letter of Credit will be issued, increased, or extended:
     (a) if such issuance, increase, or extension would cause the Letter of Credit Outstandings to exceed the lesser of (A) the Letter of Credit Commitment Amount and (B) an amount equal to (1) the lesser of the Borrowing Base and the aggregate Loan Commitments, in either case, in effect at such time minus (2) the sum of the aggregate outstanding amount of all Loans;
     (b) Subject to the Borrower’s obligation to Cash Collateralize such Letter of Credit pursuant to the last sentence of this Section 2.6.1, unless such Letter of Credit has an expiration
Amended and Restated First Lien Credit Agreement

date (its “Stated Expiry Date”) not later than the earlier of (A) 365 days from the date of such issuance, increase or extension and (B) 5 Business Days prior to the Stated Maturity Date;
     (c) unless such Letter of Credit is (A) a standby letter of credit not supporting the repayment of indebtedness for borrowed money of any Person, or (B) with the consent of the Issuer and so long as the Borrower as agreed to such additional fees which may apply, a commercial letter of credit;
     (d) unless such Letter of Credit is in form and substance acceptable to the Issuer in its sole discretion;
     (e) unless the Borrowers have delivered to the Issuer a completed and executed letter of credit application; provided that, if the terms of any letter of credit application conflicts with the terms of this Agreement, the terms of this Agreement shall control;
     (f) unless such Letter of Credit is governed by (A) the Uniform Customs and Practice for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600, or (B) the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590, in either case, including any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuing Lender;
     (g) if any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuer from issuing, increasing or extending such Letter of Credit, or any Legal Requirement applicable to the Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuer shall prohibit, or request that the Issuer refrain from, the issuance, increase or extension of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Lender is not otherwise compensated hereunder) not in effect on the Effective Date, or shall impose upon the Issuer any unreimbursed loss, cost or expense which was not applicable on the Effective Date and which the Issuer in good faith deems material to it (it being understood by the parties hereto that, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii) pursuant to Basel III, are deemed to have gone into effect and adopted after the Effective Date);
     (h) if the issuance, increase or extension of such Letter of Credit would violate one or more policies of the Issuer applicable to letters of credit generally;
     (i) if Letter of Credit is to be denominated in a currency other than Dollars;
     (j) any Lender is at such time a Defaulting Lender hereunder, unless the Issuer has entered into satisfactory arrangements with the Borrowers or such Lender to eliminate the Issuer’s risk with respect to such Lender; or
Amended and Restated First Lien Credit Agreement

     (k) if such Letter of Credit supports the obligations of any Person in respect of (x) a lease of real property, or (y) an employment contract if the Issuer reasonably determines that the Borrowers’ obligation to reimburse any draws under such Letter of Credit may be limited.
Notwithstanding anything to the contrary contained herein, if any Letter of Credit has a Stated Expiry Date that is later than the Loan Commitment Termination Date, the Borrowers shall Cash Collateralize such Letters of Credit in an amount equal to 103% of the Letter of Credit Outstandings not later than the Letter of Credit Commitment Termination Date.
     SECTION 2.6.2 Other Lenders Participation.
     (a) Upon the issuance or increase of each Letter of Credit or the deemed issuance of the Existing Letters of Credit under Section 2.6.8 below, and without further action, each Lender (other than the Issuer) shall be deemed to have irrevocably purchased, to the extent of its Percentage, a participation interest in such Letter of Credit (including the Contingent Liability and any Reimbursement Obligation with respect thereto). Unless such Reimbursement Obligation has been satisfied through the making of a Loan pursuant to Sections 2.6.2 and 2.6.3 below, such Lender shall, to the extent of its Percentage, be responsible for reimbursing the Issuer for Reimbursement Obligations that have not otherwise been reimbursed by the Borrowers in accordance with Section 2.6.3 within one Business Day of receiving notice from the Issuer (with the terms of this Section surviving the termination of this Agreement). In addition, such Lender shall, to the extent of its Percentage, be entitled to receive a ratable portion of the Letter of Credit fees payable pursuant to Section 3.3.4 with respect to each Letter of Credit and of interest payable pursuant to Section 3.2 with respect to any Reimbursement Obligation. To the extent that any Lender has reimbursed the Issuer for a Disbursement, such Lender shall be entitled to receive its ratable portion of any amounts subsequently received (from the Borrowers or otherwise) in respect of such Disbursement. If any Lender fails to make available to the Administrative Agent for the account of the Issuer any amount required to be paid by such Lender pursuant to the foregoing provisions of this Section 2.6.1 by the time specified in Section 2.6.1, the Issuer shall be entitled to recover from such Lender (acting through the Administrative Agent), on demand, such amount with interest thereon for the period from the date such payment is required to the date on which such payment is immediately available to the Issuer at a rate per annum equal to the Overnight Rate from time to time in effect. A certificate of the Issuer submitted to any Lender (through the Administrative Agent) with respect to any amounts owing under the preceding sentence shall be conclusive absent manifest error.
     (b) If any payment received by the Administrative Agent for the account of the Issuer pursuant to Section 2.6.1 is required to be returned under any of the circumstances described in Section 11.16 (including pursuant to any settlement entered into by the Issuer in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuer its Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the applicable Overnight Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Secured Obligations and the termination of this Agreement.
     (c) The obligations of the Lenders hereunder to fund participations in Letters of Credit are several and not joint. No Lender’s obligation to fund participations in Letters of Credit shall be affected by any other Lender’s failure to fund participations in Letters of Credit.
     SECTION 2.6.3 Disbursements. The Issuer will notify the Borrowers and the Administrative Agent promptly of the presentment for payment of any Letter of Credit issued by the Issuer, together with notice of the date (the “Disbursement Date”) such payment shall be made (each such payment, a “Disbursement”). Prior to noon, Houston time, on the Disbursement Date if the Borrowers shall have
Amended and Restated First Lien Credit Agreement

received such notice of such Disbursement on or prior to 10:00 a.m., Houston time, or, if the Borrowers shall have received such notice of Disbursement after 10:00 a.m., Houston time, on the Disbursement Date then not later than noon, Houston time, on the first Business Day following the Disbursement Date, the Borrowers will reimburse the Administrative Agent for the account of the Issuer, for all amounts that the Issuer has disbursed under such Letter of Credit, together with interest thereon at a rate per annum equal to the rate per annum then in effect for Base Rate Loans (including the then Applicable Margin for Loans accruing on such amount) pursuant to Section 3.2 for the period from the Disbursement Date through the date of such reimbursement; provided that the Borrowers may, subject to the conditions set forth herein, request in accordance with Section 2.3 that such payment be financed with a Base Rate Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting Borrowing. Without limiting in any way the foregoing and notwithstanding anything to the contrary contained herein or in any separate application for any Letter of Credit, each Borrower hereby acknowledges and agrees that it shall be obligated to reimburse the Issuer upon each Disbursement pursuant to a Letter of Credit, and it shall be deemed to be the obligor for purposes of each such Letter of Credit issued hereunder (whether the account party on such Letter of Credit is a Borrower or a Subsidiary).
     SECTION 2.6.4 Reimbursement. The Reimbursement Obligations of the Borrowers under Section 2.6.2 to reimburse the Issuer with respect to each Disbursement (including interest thereon), and, upon the failure of the Borrowers to reimburse the Issuer, each Lender’s obligation under Section 2.6.1, to reimburse the Issuer, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms hereof and under any and all circumstances, including, but not limited to:
     (a) any amendment or waiver of, or any consent to or departure from, any document related to or governing such Letter of Credit;
     (b) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
     (c) Disbursement by the Issuer under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit (if, in the Issuer’s good faith opinion, such Disbursement is determined to be appropriate);
     (d) the existence of any claim, counterclaim, set-off, defense, or other right which any Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Issuer, or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement, or any unrelated transaction;
     (e) any non-application or misapplication by the beneficiary of the proceeds of such Letter of Credit; or
     (f) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;
provided that, after paying in full its Reimbursement Obligation hereunder, nothing herein shall adversely affect the right of the Borrowers or such Lender, as the case may be, to commence any proceeding against the Issuer for any wrongful Disbursement made by the Issuer under a Letter of Credit as a result of acts or omissions constituting gross negligence or willful misconduct on the part of the Issuer.
Amended and Restated First Lien Credit Agreement

     SECTION 2.6.5 Deemed Disbursements. Upon the occurrence and during the continuation of any Default under Section 9.1.9 or upon notification by the Administrative Agent (acting at the direction of the Majority Lenders) to the Borrowers of their obligations under this Section, following the occurrence and during the continuation of any other Event of Default,
     (a) the aggregate Stated Amount of all Letters of Credit shall, without demand upon or notice to the Borrowers or any other Person, be deemed to have been paid or disbursed by the Issuer of such Letters of Credit (notwithstanding that such amount may not in fact have been paid or disbursed); and
     (b) the Borrowers shall be immediately obligated to reimburse the Issuer for the amount deemed to have been so paid or disbursed by the Issuer.
     Amounts payable by the Borrowers pursuant to this Section shall be deposited in immediately available funds in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Secured Parties, and held as collateral security for the Secured Obligations. Each Borrower hereby grants to the Administrative Agent, for the benefit of the Issuing Bank and the Lenders, an exclusive first priority and continuing perfected security interest in and Lien on such account and all cash, checks, drafts, certificates and instruments, if any, from time to time deposited or held in such account, all deposits or wire transfers made thereto, any and all investments purchased with funds deposited in such account, all interest, dividends, cash, instruments, financial assets and other Property from time to time received, receivable or otherwise payable in respect of, or in exchange for, any or all of the foregoing, and all proceeds, products, accessions, rents, profits, income and benefits therefrom, and any substitutions and replacements therefor. The Borrowers’ obligation to deposit amounts pursuant to this Section 2.6.4 shall be absolute and unconditional, without regard to whether any beneficiary of any such Letter of Credit has attempted to draw down all or a portion of such amount under the terms of a Letter of Credit, and, to the fullest extent permitted by Applicable Law, shall not be subject to any defense or be affected by a right of set-off, counterclaim or recoupment that any Borrower or any Subsidiary may now or hereafter have against any such beneficiary, the Issuer, the Administrative Agent, the Lenders or any other Person for any reason whatsoever. Such deposit shall be held as collateral securing the payment and performance of the Secured Obligations. The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Interest, if any, on such deposit shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuer for Disbursements that have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the Reimbursement Obligations of the Borrowers at such time or, if the maturity of the Loans has been accelerated, be applied to satisfy other Secured Obligations of the Borrowers and the Guarantors under this Agreement or the other Loan Documents. When all Defaults giving rise to the deemed disbursements under this Section have been cured or waived the Administrative Agent shall return to the Borrowers all amounts then on deposit with the Administrative Agent pursuant to this Section that have not been applied to the satisfaction of the Reimbursement Obligations or the Secured Obligations.
     SECTION 2.6.6 Nature of Reimbursement Obligations. Each Borrower, each other Obligor and, to the extent set forth in Section 2.6.1, each Lender shall assume all risks of the acts, omissions or misuse of any Letter of Credit by the beneficiary thereof. Neither the Issuer nor any of its officers or directors (except to the extent of its own gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be responsible for:
     (a) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the application for and issuance of a Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged;
Amended and Restated First Lien Credit Agreement

     (b) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or the proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason;
     (c) failure of the beneficiary to comply fully with conditions required in order to demand payment under a Letter of Credit;
     (d) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise;
     (e) any loss or delay in the transmission or otherwise of any document or draft required in order to make a Disbursement under a Letter of Credit;
     (f) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;
     (g) Disbursements by the Issuer against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or
     (h) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit;
except that the Borrowers shall have a claim against the Issuer, and the Issuer shall be liable to the Borrowers to the extent of any direct, as opposed to consequential, damages suffered by the Borrowers, if which a court determines in a final, non-appealable judgment were caused by the Issuer’s willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit. None of the foregoing shall affect, impair or prevent the vesting of any of the rights or powers granted to the Issuer or any Lender hereunder. In furtherance and not in limitation or derogation of any of the foregoing, (i) any action taken or omitted to be taken by the Issuer in good faith (and not constituting gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final and non-appealable judgment) shall be binding upon each Obligor and each such Lender, and shall not put the Issuer under any resulting liability to any Obligor or any Lender, as the case may be, and (ii) the Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 2.6.3 AND 2.6.5, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH ISSUER BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.
     SECTION 2.6.7 Letters of Credit Issued for Guarantors. Notwithstanding that a Letter of Credit issued or outstanding hereunder is in support of any obligations of, or is for the account of, a Subsidiary, the Borrowers shall be obligated to reimburse the Issuer hereunder for any and all drawings under such Letter of Credit. Each Borrower hereby acknowledges that the issuance of Letters of Credit for the account of Subsidiaries inures to the benefit of the Borrowers, and that the Borrowers’ business derives substantial benefits from the businesses of such Subsidiaries.
Amended and Restated First Lien Credit Agreement

     SECTION 2.6.8 Existing Letters of Credit. Effective as of the Effective Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and shall be governed by the terms and conditions of, this Agreement.
     SECTION 2.6.9 Defaulting Lender. If, at any time, a Defaulting Lender exists hereunder, then, at the request of the Issuer and subject to Section 4.10(c), the Borrowers shall Cash Collateralize such Defaulting Lender’s pro rata share of the Letter of Credit Outstandings.
     SECTION 2.7 Evidence of Indebtedness; Register; Notes.
     SECTION 2.7.1 Register. The Loans and participations in Letters of Credit made by each Lender shall be evidenced by one or more accounts or records set forth in a register (the “Register”) maintained by the Administrative Agent and on which the Administrative Agent will record each Lender’s Commitments, the Revolving Loans made by each Lender, the Swing Line Loans made by the Swing Line Lender, and each repayment in respect of the principal amount of the Loans, annexed to which the Administrative Agent shall retain a copy of each Lender Assignment Agreement delivered to the Administrative Agent pursuant to Section 11.10. Each Borrower hereby designates the Administrative Agent to serve as such Borrower’s agent, solely for the purpose of this clause, to maintain the Register. The accounts or records maintained by Administrative Agent, the Swing Line Lender and the Lenders shall be conclusive absent manifest error of the amount of the Loans and participations in Swing Line Loans and in Letters of Credit made by the Lenders to the Borrowers and the interest and payments thereon and the Borrowers, the Administrative Agent, the Swing Line Lender and the Lenders shall treat each Person in whose name a Revolving Loan is registered as the owner thereof for the purposes of all Loan Documents, notwithstanding notice or any provision herein to the contrary. In the event of any conflict between the accounts and records maintained by any Lender or the Swing Line Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Any failure to make any recordation, or any error in such recordation, shall not limit or otherwise affect any Secured Obligations. Any assignment or transfer of a Commitment or the Loans made pursuant hereto shall be registered in the Register only upon delivery to the Administrative Agent of a Lender Assignment Agreement that has been executed by the requisite parties pursuant to Section 11.10. No assignment or transfer of a Lender’s Commitment or Loans shall be effective unless such assignment or transfer shall have been recorded in the Register by the Administrative Agent as provided in this Section.
     SECTION 2.7.2 Notes. The Borrowers agree that, upon the request of any Lender, the Borrowers will execute and deliver to such Lender a Revolving Note evidencing the Loans made by, and payable to the order of, such Lender in a maximum principal amount equal to such Lender’s Percentage of the original applicable Commitment Amount. The Borrowers agree that, upon the request of the Swing Line Lender, the Borrowers will execute and deliver to the Swing Line Lender a Swing Line Note evidencing the Swing Line Loans made by, and payable to the order of, the Swing Line Lender in a maximum principal amount equal to the Swing Line Amount. Each Borrower hereby irrevocably authorizes each Lender to make (or cause to be made) appropriate notations on the grid attached to such Lender’s Note (or on any continuation of such grid), which notations, if made, shall evidence, inter alia, the date of, the outstanding principal amount of, and the interest rate and Interest Period applicable to the Loans evidenced thereby. Such notations shall, to the extent not inconsistent with notations made by the Administrative Agent in the Register, be conclusive and binding on each Obligor absent manifest error; provided that, the failure of any Lender to make any such notations shall not limit or otherwise affect any Secured Obligations of any Obligor.
Amended and Restated First Lien Credit Agreement

     SECTION 2.8 Borrowing Base.
     SECTION 2.8.1 Initial Borrowing Base. For the period from and including the Effective Date to but excluding the date of the first redetermination of the Borrowing Base pursuant to the further provisions of this Section 2.8, the initial amount of the Borrowing Base has been set by the Administrative Agent and agreed to by the Borrowers and the Lenders at $170,000,000 (and each Lender’s pro rata share of such initial Borrowing Base is as set forth on Schedule II); provided that, if the principal amount of the HY Issuance is greater than $250,000,000, then such Borrowing Base amount shall automatically reduce on the date hereof by an amount equal to 50% of the principal amount of the HY Issuance in excess of $250,000,000. The Administrative Agent shall provide written notice of such resulting Borrowing Base to the Lenders and the Borrowers.
     SECTION 2.8.2 Annual Scheduled Determinations. On or before March 1 of each calendar year, commencing March 1, 2012, the Borrowers shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by an Approved Engineer, which Reserve Report shall be dated as of January 1 of such calendar year and shall set forth the Proved Reserves attributable to the Oil and Gas Properties owned directly by the Borrowers and their respective Subsidiaries that the Borrowers wish to include in the Borrowing Base and a projection of the rate of production and future revenues, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time or such other pricing assumptions acceptable to the Administrative Agent, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 45 days after receipt of all such Reserve Report and information), make a recommendation of a new Borrowing Base (which, regardless of when such Borrowing Base takes effect, will be “as of” April 1 of such year), and upon such recommendation, promptly notify the Lenders in writing of such recommendation and the suggested effective date therefor. Upon notification of such recommendation, the Borrowing Base shall be redetermined and designated in accordance with the procedures set forth in Section 2.8.8.
     SECTION 2.8.3 Semi-Annual Scheduled Determinations. On or before September 1 of each calendar year, commencing September 1, 2011, the Borrowers shall furnish to the Administrative Agent and the Lenders a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrowers’ internal petroleum engineers, which Reserve Report shall be dated as of July 1 of such calendar year and shall set forth the Proved Reserves attributable to the Oil and Gas Properties owned directly by the Borrowers and their Subsidiaries that the Borrowers wish to include in the Borrowing Base and a projection of the rate of production and future revenues, taxes, operating expenses and capital expenditures with respect thereto as of such date, based on pricing assumptions consistent with SEC reporting requirements at the time or such other pricing assumptions acceptable to the Administrative Agent, together with additional data concerning pricing, hedging, quantities and purchasers of production, and other information and engineering and geological data as the Administrative Agent or any Lender may reasonably request. Upon receipt of such information, the Administrative Agent shall, in the normal course of business (but in any event within 45 days after receipt of all such Reserve Report and information), make a recommendation of a new Borrowing Base (which, regardless of when such Borrowing Base takes effect, will be “as of” October 1 of such year), and upon such recommendation, promptly notify the Lenders in writing of such recommendation and the suggested effective date therefor. Upon notification of such recommendation, the Borrowing Base shall be redetermined and designated in accordance with the procedures set forth in Section 2.8.8
     SECTION 2.8.4 Hedging Triggered Redetermination. Notwithstanding anything to the contrary contained herein, if any hedge position or hedging arrangement described in Item 5.1.21 of the Disclosure Schedule or any other hedge position or hedging arrangement considered by the Administrative Agent in
Amended and Restated First Lien Credit Agreement

redetermining a Borrowing Base is novated, assigned to a counterparty other than a Lender of an Affiliate of a Lender, or is unwound, terminated, expired, or amended (other than the novation of such hedging arrangements required under Section 5.1.21), the Required Lenders shall have the right to redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.8.8. using information available to them, and the redetermined Borrowing Base shall become the new Borrowing Base immediately upon notice by the Administrative Agent to the Borrowers, effective and applicable to the Borrowers, the Administrative Agent, and each Lender on such date until the next redetermination or modification thereof hereunder; provided that, notwithstanding the foregoing, if any such hedge position or hedging arrangement that was considered by the Administrative Agent in redetermining the then effective Borrowing Base is unwound, terminated, expired, or amended at any time when a Borrowing Base Deficiency exists, then such effective Borrowing Base shall automatically and permanently reduce on the effective date of such transaction by an amount equal to the Net Cash Proceeds, if any, resulting from such transaction.
     SECTION 2.8.5 Discretionary Determination by the Lenders. In addition to the foregoing scheduled annual and semi-annual determinations of the Borrowing Base, the Required Lenders shall have the right, from time to time, to redetermine the Borrowing Base at their sole discretion (but not more often than one time between the annual and semi-annual redeterminations provided for in Section 2.8.2 and Section 2.8.3). If the Required Lenders shall elect to make a discretionary redetermination of the Borrowing Base pursuant to the provisions of this Section 2.8.5, the Borrowers shall within thirty (30) days of receipt of a request therefor from the Administrative Agent, deliver to the Administrative Agent a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrowers’ internal petroleum engineers containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3, together with such updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures set forth in Section 2.8.8.
     SECTION 2.8.6 Discretionary Determination by the Borrowers. In addition to the foregoing determinations of the Borrowing Base, the Borrowers may request a redetermination of the Borrowing Base at any time and from time to time but not more often than one time between the annual and semi-annual redeterminations provided for in Section 2.8.2 and Section 2.8.3, by delivering a written request to the Administrative Agent, together with (a) an engineering fee in the aggregate amount of $2,500 for the account of the Administrative Agent in immediately available funds, and (b) a Reserve Report in form and substance satisfactory to the Administrative Agent, prepared by the Borrowers’ internal petroleum engineers (or an Approved Engineer for a increase in the Borrowing Base in excess of $5,000,000) containing information similar to the Reserve Reports delivered pursuant to Section 2.8.3, together with such other updated engineering, production, operating and other data as the Administrative Agent, the Issuer or any Lender may reasonably request. The Administrative Agent shall have fifteen (15) days following receipt of such requested information to make an initial redetermination of the Borrowing Base and the Administrative Agent and the Required Lenders shall approve and designate the new Borrowing Base in accordance with the procedures set forth in Section 2.8.8.
     SECTION 2.8.7 Asset Disposition Triggered Redeterminations. In addition to the foregoing determinations of the Borrowing Base, in the event of any Disposition of Oil and Gas Properties of the Borrowers or any Subsidiary, the value (determined by reference to the value attributed to such Oil and Gas Properties in the then current Borrowing Base) of which, when aggregated with such value for all other such Dispositions that have been consummated since the date of the last scheduled redetermination of the Borrowing Base (and for which no adjustment in the Borrowing Base has previously been made
Amended and Restated First Lien Credit Agreement

pursuant to this Section 2.8.7), equal or exceed 5% of the total amount of the then current Borrowing Base, the Required Lenders shall have the right to redetermine the Borrowing Base in accordance with the procedures set forth in Section 2.8.8 and using information available to them, and the redetermined Borrowing Base shall become the new Borrowing Base immediately upon notice by the Administrative Agent to the Borrowers, effective and applicable to the Borrowers, the Administrative Agent, and each Lender on such date until the next redetermination or modification thereof hereunder. The Borrowing Base will also be redetermined or adjusted in accordance with the provisions of Section 7.1.13 and Section 7.2.10(d). Nothing in this Section shall be construed to authorize any Disposition which is not otherwise permitted herein.
     SECTION 2.8.8 Procedures to Designate the Borrowing Base. Upon notification by the Administrative Agent of the initial determination of a new Borrowing Base as provided for any of the Sections above, the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) shall approve or reject the Administrative Agent’s initial determination of the Borrowing Base by written notice to the Administrative Agent within fifteen (15) days of the Administrative Agent’s notification of its initial determination; provided, however that failure by any Lender to confirm in writing, the Administrative Agent’s determination of the Borrowing Base within such fifteen (15) day period, shall be and shall be deemed, an approval of the Borrowing Base. If such determination of the Borrowing Base made by the Administrative Agent hereunder is not approved (or deemed approved) by the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) in such fifteen (15) day period, then the Administrative Agent shall poll the Lenders to ascertain the highest Borrowing Base then acceptable to the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) and, subject to Section 2.8.10, such amount shall become the new Borrowing Base effective on the date specified in this Section 2.8.8. Until such approval or deemed approval, the Borrowing Base in effect before the proposed Borrowing Base shall remain in effect. Upon agreement by the Administrative Agent and the Required Lenders (or all of the Lenders if the Borrowing Base is to be increased) of the new Borrowing Base, the Administrative Agent shall, by written notice to the Borrowers and the Lenders, designate the new Borrowing Base. Such designation shall be effective as of the Business Day specified in such written notice (or, if no effective date is specified in such written notice, the next Business Day following delivery of such written notice) and such new Borrowing Base shall remain in effect until the next determination or redetermination of the Borrowing Base in accordance with this Agreement.
     SECTION 2.8.9 Mandatory Action In the Event of Borrowing Base Deficiency. If a Borrowing Base Deficiency exists for any reason, other than as a result of any adjustments to the Borrowing Base pursuant to Sections 7.1.13, 7.2.10, the proviso in Section 2.8.4, but including any other redetermination of the Borrowing Base pursuant to this Section 2.8, the Borrowers shall, after receipt of written notice from the Administrative Agent regarding such deficiency, take any of the following actions (and the failure of the Borrowers to take such actions to remedy such Borrowing Base deficiency shall constitute an Event of Default):
     (a) prepay Loans or, if the Loans have been repaid in full, Cash Collateralize the Letter of Credit Outstanding, such that the Borrowing Base Deficiency is cured within 10 days after the date such deficiency notice is received by the Borrowers from the Administrative Agent;
     (b) pledge as additional Collateral for the Secured Obligations additional Oil and Gas Properties acceptable to the Required Lenders in their sole discretion such that the Borrowing Base Deficiency is cured within 30 days after the date such deficiency notice is received by the Borrowers from the Administrative Agent;
     (c) (i) deliver, within 10 days after the date such deficiency notice is received by the Borrowers from the Administrative Agent, written notice to the Administrative Agent indicating the Borrowers’
Amended and Restated First Lien Credit Agreement

election to repay the Loans and, if the Loans have been repaid in full, Cash Collateralize the Letter of Credit Outstandings, in five equal consecutive monthly installments equal to one-fifth of such Borrowing Base Deficiency with the first such installment due on the same day of the month immediately following the date such deficiency notice is received by the Borrowers from the Administrative Agent and each following installment due on the same day of each succeeding month thereafter, and (ii) make such payments and deposits within such time periods; or
     (d) (i) deliver, within 10 days after the date such deficiency notice is received by the Borrowers from the Administrative Agent, written notice to the Administrative Agent indicating the Borrowers’ election to combine the options provided in clause (b) and clause (c) above, and also indicating the amount to be prepaid in installments and the amount to be provided as additional Collateral, and (ii) make such five equal consecutive monthly installments and deliver such additional Collateral within the time required under clause (b) and clause (c) above.
Each prepayment pursuant to this Section 2.8.9 shall be accompanied by accrued interest on the amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 4.4 as a result of such prepayment being made on such date. Notwithstanding the foregoing, all payments and Cash Collateralization of the Letters of Credit which are required to be made pursuant to this Section 2.8.9 must be made on or prior to the Loan Commitment Termination Date.
     SECTION 2.8.10 Prevailing Provisions With Respect to the Borrowing Base. Notwithstanding anything herein the contrary, in the event that the Borrowers do not furnish all required Reserve Reports or other information in a timely manner, the Administrative Agent and the Required Lenders may nonetheless designate the Borrowing Base from time to time thereafter until the Administrative Agent and the Lenders receive all such Reserve Reports and information, whereupon the Administrative Agent and the Required Lenders or all Lenders, as applicable, shall designate a new Borrowing Base in accordance with the general procedures outlined in Section 2.8.8. In addition, notwithstanding anything herein to the contrary, (a) any determination or redetermination of the Borrowing Base resulting in any increase of the Borrowing Base in effect immediately prior to such determination or redetermination shall require the approval of all the Lenders in their sole discretion but in accordance with Section 2.8.11, and (b) in no event shall the proposed Borrowing Base exceed the aggregate Loan Commitments of the Lenders.
     SECTION 2.8.11 Standards for Redetermination. Each determination of the Borrowing Base by the Administrative Agent and the Lenders pursuant to this Section 2.8 shall be made (a) in the sole discretion of the Administrative Agent and the Lenders (but in accordance with the other provisions of this Section 2.8.11), (b) in accordance with the Administrative Agent’s and the Lenders’ customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (c) in conjunction with the most recent Reserve Report or other information received by the Administrative Agent and the Lenders relating to the Proved Reserves of the Borrowers and their respective Subsidiaries, and (d) based upon the estimated value of the Proved Reserves owned by the Borrowers and their respective Subsidiaries as determined by the Administrative Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Administrative Agent and the Lenders may also consider the business, financial condition, and Indebtedness obligations of the Borrowers and their respective Subsidiaries and such other factors as the Administrative Agent and the Lenders customarily deem appropriate, including without limitation, commodity price assumptions, projections of production, operating expenses, general and administrative expenses, capital costs, working capital requirements, liquidity evaluations, dividend payments, environmental costs, and legal costs. In that regard, each Borrower acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Administrative Agent and the Lenders. In no event shall the value of Proved Reserves included or considered for inclusion in the Borrowing Base and as to which the
Amended and Restated First Lien Credit Agreement

Administrative Agent and the Lenders have not received evidence of title satisfactory in form and substance to the Administrative Agent, exceed 20% (by value) of all Proved Reserves included or considered for inclusion in such Borrowing Base.
ARTICLE 3
REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
     SECTION 3.1 Repayments and Prepayments; Application. Each Borrower agrees that the Loans shall be repaid and prepaid pursuant to the following terms.
     SECTION 3.1.1 Repayments and Prepayments. The Borrowers shall repay in full the unpaid principal amount of each Revolving Loan and each Swing Line Loan upon the applicable Stated Maturity Date therefor. Prior thereto, payments and prepayments of the Loans shall or may be made as set forth below.
     (a) Optional Prepayment. From time to time on any Business Day, the Borrowers may make a voluntary prepayment, in whole or in part, of the outstanding principal amount of any Loans; provided that, (i) all such voluntary prepayments shall require, in the case of Base Rate Loans at least the same Business Day’s prior notice (such notice to be delivered before noon (Houston time) on such day), and in the case of LIBO Rate Loans at least three Business Days’ prior notice (such notice to be delivered before noon (Houston time) on such day), and in either case not more than five Business Days’ prior irrevocable notice to the Administrative Agent or the Swing Line Lender in case of the Swing Line Loans (which notice, in either case, may be telephonic so long as such notice is confirmed in writing within 24 hours thereafter and such notice to be delivered before noon on such day); and (ii) all such voluntary partial prepayments shall be, in the case of LIBO Rate Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 and, in the case of Base Rate Loans that are Revolving Loans, in an aggregate minimum amount of $500,000 and an integral multiple of $100,000 and, in the case of Swing Line Loans, in an aggregate minimum amount of $100,000 and an integral multiple of $100,000, or in any case, the unpaid principal amount of the Loans to be repaid. Each notice of prepayment sent pursuant to this clause shall specify the prepayment date and the principal amount of each Revolving Borrowing (or portion thereof) to be prepaid. Each such notice shall be irrevocable and shall commit the Borrowers to prepay such Revolving Borrowing by the amount stated therein on the date stated therein.
     (b) Reduction in Aggregate Loan Commitments. On each date when, after giving effect to any termination or reduction of the Loan Commitments pursuant to Section 2.2, the sum of (i) the aggregate outstanding principal amount of all Loans and (ii) the aggregate amount of all Letter of Credit Outstandings exceeds the Loan Commitment Amount (as it may be reduced from time to time pursuant to this Agreement), the Borrowers shall make a mandatory prepayment of Loans and, if necessary, Cash Collateralize all Letter of Credit Outstandings, in an aggregate amount equal to such excess.
     (c) BB Deficiency Resulting From Redetermination. If at any time (other than as set forth in clause (d), (g), (h) or (i) below) a Borrowing Base Deficiency exists, then the Borrowers shall make such prepayments, Cash Collateralize the Letter of Credit Outstandings or pledge additional Collateral all as required under Section 2.8.9.
     (d) BB Deficiency Resulting From Title Issues or Disposition. Upon any adjustments to the Borrowing Base pursuant to Sections 7.1.13 and 7.2.10, if a Borrowing Base Deficiency exists, then the Borrowers shall (i) repay the Loans in an aggregate principal amount equal to such excess, and (ii) if any excess remains after prepaying all of the Borrowings as a result of a Letter of Credit Outstanding, Cash Collateralize such Letter of Credit Outstanding, in an aggregate amount equal to such excess. The Borrowers shall be obligated to make such prepayment and/or deposit of cash collateral within one
Amended and Restated First Lien Credit Agreement

Business Day after the date it or any Subsidiary receives cash proceeds as a result of such disposition; provided that all payments required to be made pursuant to this clause (d) must be made on or prior to the Termination Date.
     (e) Swing Line Loans. The Borrowers shall repay each Swing Line Loan in full on the 15th day and the last day of each calendar month (it being agreed that, subject to the terms and conditions of this Agreement, such Swing Line Loans may be repaid with the proceeds of Revolving Borrowings when due on such dates, as provided in Section 2.4.2(a).
     (f) Acceleration. Immediately upon any acceleration of the Stated Maturity Date of any Loans pursuant to Section 9.2 or Section 9.3, the Borrowers shall repay all the Loans, unless, pursuant to Section 9.3, only a portion of all the Loans is so accelerated (in which case the portion so accelerated shall be so repaid).
     (g) Hedging. Upon each reduction to the Borrowing Base pursuant to Section 2.8.4 and upon each unwinding, termination, expiration, or amendment of any hedge position or other hedging arrangement during the existence of a Borrowing Base Deficiency (regardless of whether such hedge position or hedging arrangement was considered by the Administrative Agent in redetermining the then effective Borrowing Base), if a Borrowing Base Deficiency exists or results therefrom, then the Borrowers shall, on the date the proceeds of any Net Cash Proceeds are received by an Obligor, repay the Loans and Cash Collateralize the Letter of Credit Outstanding, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such Net Cash Proceeds.
     (h) Other Extraordinary Receipts. If, during the existence of a Borrowing Base Deficiency, any Obligor (or the Administrative Agent as loss payee or assignee) receives any extraordinary cash receipts, including insurance proceeds or award or other compensation as a result of a Casualty Event and any settlement or other litigation proceeds, whether from a single event or related series of events and whether as one payment or a series of payments, then the Borrower shall, within one Business Day after receipt of such proceeds, repay the Loans and Cash Collateralize the Letter of Credit Outstanding, in an aggregate amount equal to the lesser of (i) such Borrowing Base Deficiency and (ii) 100% of such proceeds net of any direct costs incurred by the applicable Obligor to receive such proceeds).
     (i) Disposition Trigger under HY Notes. If any Obligor effects a Disposition that would constitute an “Asset Sale” under the HY Note Indenture and, within 360 days after the receipt of the Net Cash Proceeds thereof, such Net Cash Proceeds are not (A) applied to repay the Loans or to Cash Collateralize the Letter of Credit Outstandings as otherwise required under the terms of this Agreement, (B) applied to acquire all or substantially all of the assets of, or Capital Securities of, another Permitted Business (as defined in the HY Note Indenture) where such Permitted Business is or becomes a Subsidiary of Holdco Guarantor and a Guarantor hereunder, (C) applied to make capital expenditures in the Oil and Gas Business (as defined in the HY Note Indenture), or (D) applied to acquire other assets that are not classified as “current assets” under GAAP and that are used or useful in the Oil and Gas Business, then upon the expiration of such 360-day period, the Borrowers shall repay the Loans and Cash Collateralize the Letters of Credit Outstandings in an amount equal to the amount of such Net Cash Proceeds that has not been applied in any of the manners described in the preceding clauses of this Section 3.1.1(i).
     (j) General Terms. Each prepayment of any Loans made pursuant to this Section 3.1.1 shall be without premium or penalty, and shall be accompanied by all interest then accrued and unpaid on the principal so prepaid and all amounts required pursuant to Section 4.4.
Amended and Restated First Lien Credit Agreement

     SECTION 3.1.2 Application. Each prepayment or repayment of the principal of the Loans shall be applied, to the extent of such prepayment or repayment, first, to the principal amount thereof being maintained as Base Rate Loans, and second, subject to the terms of Section 4.4, to the principal amount thereof being maintained as LIBO Rate Loans, in each case in a manner that minimizes the amount of any payments required to be made by the Borrowers pursuant to Section 4.4.
     SECTION 3.2 Interest Provisions. Interest on the outstanding principal amount of the Loans shall accrue and be payable in accordance with the terms set forth below.
     SECTION 3.2.1 Rates. Subject to Section 2.3, pursuant to an appropriately delivered Borrowing Request or Continuation/Conversion Notice, the Borrowers may elect that the Revolving Loans comprising a Revolving Borrowing accrue interest at a rate per annum:
     (a) on that portion maintained from time to time as a Base Rate Loan, equal to the sum of the Alternate Base Rate, from time to time in effect plus the Applicable Margin; and
     (b) on that portion maintained as a LIBO Rate Loan, during each Interest Period applicable thereto, equal to the sum of the LIBO Rate (Reserve Adjusted) for such Interest Period plus the Applicable Margin.
All LIBO Rate Loans shall bear interest from and including the first day of the applicable Interest Period to (but not including) the last day of such Interest Period at the interest rate determined as applicable to such LIBO Rate Loan. All Swing Line Loans shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Alternate Base Rate from time to time in effect plus the Applicable Margin.
     SECTION 3.2.2 Post-Default Rates. After the date any Event of Default has occurred and for so long as such Event of Default is continuing, the Borrowers shall pay, but only to the extent permitted by Applicable Law, interest (after, as well as before, judgment) on all outstanding Obligations at a rate per annum equal to the following (the “Default Rate”) (a) in the case of principal on any Loan, subject to Applicable Law, the rate of interest that otherwise would be applicable to such Loan plus 2% per annum; and (b) in the case of overdue interest, fees, and other monetary Obligations, subject to Applicable Law, the Base Rate from time to time in effect, plus the Applicable Margin for Loans accruing interest at the Base Rate, plus 2% per annum.
     SECTION 3.2.3 Payment Dates. Interest accrued on each Loan shall be payable, without duplication:
     (a) on the Stated Maturity Date therefor;
     (b) on the date of any payment or prepayment, in whole or in part, of principal outstanding on such Loan on the principal amount so paid or prepaid;
     (c) with respect to Base Rate Loans (including a Swing Line Loan), on each Quarterly Payment Date occurring after the Effective Date;
     (d) with respect to LIBO Rate Loans, on the last day of each applicable Interest Period (and, if such Interest Period shall exceed three months, on the date occurring on each three-month interval occurring after the first day of such Interest Period);
Amended and Restated First Lien Credit Agreement

     (e) with respect to any Base Rate Loans converted into LIBO Rate Loans on a day when interest would not otherwise have been payable pursuant to clause (c), on the date of such conversion; and
     (f) on that portion of any Loans the Stated Maturity Date of which is accelerated pursuant to Section 9.2 or Section 9.3, immediately upon such acceleration.
     Interest accrued on Loans or other monetary Obligations after the date such amount is due and payable (whether on the Stated Maturity Date, upon acceleration or otherwise) shall be payable upon demand.
     SECTION 3.3 Fees. The Borrowers agree to pay the fees set forth below. All such fees shall be non-refundable.
     SECTION 3.3.1 Commitment Fee. The Borrowers agree to pay to the Administrative Agent for the account of each Lender, for the period (including any portion thereof when any of its Commitments are suspended by reason of the Borrowers’ inability to satisfy any condition of Article 5) commencing on the Effective Date and continuing through the Loan Commitment Termination Date, a commitment fee in an amount equal to the Applicable Margin, in each case on such Lender’s Percentage of the sum of the average daily unused portion of the Borrowing Base; provided that, (a) solely for purposes of this Section 3.3.1, the outstanding amount of the Swing Line Loans shall not be included to reduce the unused portion of the Borrowing Base and (b) no such fee shall accrue on the Loan Commitment of a Defaulting Lender during the period such Lender is a Defaulting Lender. All commitment fees payable pursuant to this Section shall be calculated on a year comprised of 360 days and payable by the Borrowers in arrears on each Quarterly Payment Date, commencing with the first Quarterly Payment Date following the Effective Date, and on the Loan Commitment Termination Date.
     SECTION 3.3.2 Arranger’s and Administrative Agent’s Fees. The Borrowers agree to pay to the Arranger and the Administrative Agent, for their respective accounts, the fees in the amounts and on the dates set forth in the Fee Letters.
     SECTION 3.3.3 [Intentionally Omitted.]
     SECTION 3.3.4 Letter of Credit Fee. The Borrowers agree to pay to the Administrative Agent for the pro rata benefit of the Lenders having a Commitment a per annum letter of credit fee for each Letter of Credit issued hereunder in an amount equal to the greater of (a) a per annum rate equal to the Applicable Margin then in effect for Loans maintained as LIBO Rate Loans on the Stated Amount of such Letter of Credit for the period such Letter of Credit is to be outstanding and (b) $500. Each such fee shall be payable quarterly in arrears on each Quarterly Payment Date following the date of issuance (or increase) of such Letter of Credit and on the Loan Commitment Termination Date.
     SECTION 3.3.5 Letter of Credit Issuance Fee. The Borrowers agree to pay to each Issuer for its own account an issuance fee for each Letter of Credit issued by the Issuer equal to the greater of (a) 0.125% per annum of the Stated Amount of such Letter of Credit and (b) $750. Such fee shall be payable by the Borrowers on the date of issuance (and renewal, extension, or increase, as applicable) of such Letter of Credit. The Borrowers also agree to pay the Issuer’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder, which fees shall be payable to the Issuer within ten (10) days after demand.
Amended and Restated First Lien Credit Agreement

ARTICLE 4
CERTAIN LIBO RATE AND OTHER PROVISIONS
     SECTION 4.1 LIBO Rate Lending Unlawful. If any Lender shall determine (which determination shall, upon notice thereof to the Borrowers and the Administrative Agent, be conclusive and binding on the Borrowers) that the introduction of or any change in or in the interpretation of any law makes it unlawful, or any Governmental Authority asserts that it is unlawful, for such Lender to make or continue any Loan as, or to convert any Loan into, a LIBO Rate Loan, the obligations of such Lender to make, continue or convert any such LIBO Rate Loan shall, upon such determination, forthwith be suspended until such Lender shall notify the Administrative Agent that the circumstances causing such suspension no longer exist, and all outstanding LIBO Rate Loans payable to such Lender shall automatically convert into Base Rate Loans at the end of the then current Interest Periods with respect thereto or sooner, if required by such law or assertion.
     SECTION 4.2 Deposits Unavailable. If the Administrative Agent shall have determined that (a) Dollar deposits in the relevant amount and for the relevant Interest Period are not available to it in its relevant market; or (b) by reason of circumstances affecting its relevant market, adequate means do not exist for ascertaining the interest rate applicable hereunder to LIBO Rate Loans; then, upon notice from the Administrative Agent to the Borrowers and the Lenders, the obligations of all Lenders under Section 2.3 to make or continue any Loans as, or to convert any Loans into, LIBO Rate Loans shall forthwith be suspended until the Administrative Agent shall notify the Borrowers and the Lenders that the circumstances causing such suspension no longer exist.
     SECTION 4.3 Increased LIBO Rate Loan Costs, etc. The Borrowers agree to reimburse each Lender and Issuer for any increase in the cost to such Lender or Issuer of, or any reduction in the amount of any sum receivable by such Secured Party in respect of, such Secured Party’s Commitments and the making of Credit Extensions hereunder (including the making, continuing or maintaining (or of its obligation to make or continue) any Loans as, or of converting (or of its obligation to convert) any Loans into, LIBO Rate Loans) that arise in connection with any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in after the Effective Date of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority; provided, however, that any such changes with respect to increased capital costs and Taxes shall be subject to and governed by the terms of Sections 4.5 and 4.6, respectively. Each affected Secured Party shall promptly notify the Administrative Agent and the Borrowers in writing of the occurrence of any such event, stating the reasons therefor and the additional amount required fully to compensate such Secured Party for such increased cost or reduced amount. Such additional amounts shall be payable by the Borrowers directly to such Secured Party within five days of its receipt of such notice, and such notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers. Notwithstanding anything herein to the contrary, for purposes of this Agreement, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii) pursuant to Basel III, are deemed to have gone into effect and adopted after the date of this Agreement.
     SECTION 4.4 Funding Losses. In the event any Lender shall incur any loss or expense (including any loss or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by such Lender to make or continue any portion of the principal amount of any Loan as, or to convert any portion of the principal amount of any Loan into, a LIBO Rate Loan) as a result of:
Amended and Restated First Lien Credit Agreement

     (a) any conversion or repayment or prepayment of the principal amount of any LIBO Rate Loan on a date other than the scheduled last day of the Interest Period applicable thereto, whether pursuant to Article 3 or otherwise;
     (b) any Loans not being made as LIBO Rate Loans in accordance with the Borrowing Request therefor;
     (c) any Loans not being continued as, or converted into, LIBO Rate Loans in accordance with the Continuation/Conversion Notice therefor; or
     (d) any LIBO Rate Loans not being prepaid in accordance with any notice delivered pursuant to clause (a) of Section 3.1.1 (as a result of a revocation of such notice or as a result of such payment not being made);
then, upon the written notice of such Lender to the Borrowers (with a copy to the Administrative Agent), the Borrowers shall, within five (5) days of its receipt thereof, pay directly to such Lender such amount as will (in the reasonable determination of such Lender) reimburse such Lender for such loss or expense. Such written notice shall, in the absence of manifest error, be conclusive and binding on the Borrowers.
     SECTION 4.5 Increased Capital Costs. If any change in, or the introduction, adoption, effectiveness, interpretation, reinterpretation or phase in of, any law or regulation, directive, guideline, decision or request (whether or not having the force of law) of any Governmental Authority affects or would affect the amount of capital required or expected to be maintained by any Secured Party or any Person controlling such Secured Party, and such Secured Party determines (in good faith) that the rate of return on its or such controlling Person’s capital as a consequence of the Commitments or the Credit Extensions made, or the Letters of Credit participated in, by such Secured Party is reduced to a level below that which such Secured Party or such controlling Person could have achieved but for the occurrence of any such circumstance, then upon notice from time to time by such Secured Party to the Borrowers, the Borrowers shall within five days following receipt of such notice pay directly to such Secured Party additional amounts sufficient to compensate such Secured Party or such controlling Person for such reduction in rate of return. A statement of such Secured Party as to any such additional amount or amounts shall, in the absence of manifest error, be conclusive and binding on the Borrowers. In determining such amount, such Secured Party may use any method of averaging and attribution that it shall deem applicable. Notwithstanding anything herein to the contrary, for purposes of this Agreement (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith, and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case under this clause (ii) pursuant to Basel III, are deemed to have gone into effect and adopted after the date of this Agreement.
     SECTION 4.6 Taxes. The Borrowers covenant and agree as follows with respect to Taxes.
     SECTION 4.6.1 Payment of Taxes. Any and all payments by the Borrowers and each other Obligor under each Loan Document shall be made without setoff (other than as expressly provided herein as to amounts owing to a Defaulting Lender), counterclaim or other defense, and free and clear of, and without deduction or withholding for or on account of, any Taxes. In the event that any Taxes are imposed and required to be deducted or withheld from any payment required to be made to or on behalf of any Secured Party under any Loan Document, then:
     (a) subject to Section 4.6.6, if such Taxes are Non-Excluded Taxes, the Borrowers and each Obligor shall increase the amount of such payment so that each Secured Party receives an
Amended and Restated First Lien Credit Agreement

amount sufficient to put it and its Tax Related Persons in the same after-tax position they would have been in, after withholding and deduction and payment of all Taxes (including income Taxes) had no such deduction or withholding been made; and
     (b) the Borrowers or the Administrative Agent (as applicable) shall withhold the full amount of such Taxes from such payment (as increased pursuant to clause (a) above) and shall pay such amount to the Governmental Authority imposing such Taxes in accordance with Applicable Law.
     SECTION 4.6.2 Other Taxes. In addition, the Borrowers shall pay all Other Taxes imposed to the relevant Governmental Authority imposing such Other Taxes in accordance with Applicable Law.
     SECTION 4.6.3 Tax Receipt. As promptly as practicable after the payment of any Taxes that the Borrowers are required to pay on account of any payment made or required to be made under any Loan Document, and in any event within 45 days of any such payment being due, the Borrowers shall furnish to the Administrative Agent an official receipt (or a certified copy thereof), or other proof of payment satisfactory to the Administrative Agent, acting reasonably, evidencing the payment of such Taxes or Other Taxes. The Administrative Agent shall make copies thereof available to any Lender upon request therefor.
     SECTION 4.6.4 Tax Indemnification. Subject to Section 4.6.6, each Borrower shall, and does hereby, indemnify each Secured Party for any Non-Excluded Taxes and Other Taxes levied, imposed or assessed on (and whether or not paid directly by) such Secured Party whether or not such Non-Excluded Taxes or Other Taxes are correctly or legally asserted by the relevant Governmental Authority. In addition, each Borrower shall, and does hereby, indemnify each Secured Party for any Taxes that may become payable by such Secured Party or its Tax Related Persons as a result of indemnification payments (net of any reduction in Taxes resulting from the losses being indemnified) or as a result of any failure of a Borrower to pay any Taxes when due to the appropriate Governmental Authority or to deliver to the Administrative Agent, pursuant to Section 4.6.3, documentation evidencing the payment of Taxes or Other Taxes. With respect to indemnification for Non-Excluded Taxes and Other Taxes actually paid by any Secured Party or the indemnification provided in the immediately preceding sentence, such indemnification shall be made within 30 days after the date such Secured Party makes written demand therefor. The Borrowers and each other Obligor acknowledges that any payment made to any Secured Party or to any Governmental Authority in respect of the indemnification obligations of the Borrowers or other Obligor provided in this Section 4.6.4 shall constitute a payment in respect of which the provisions of Section 4.6.1 and this Section 4.6.4 shall apply.
     SECTION 4.6.5 Non-U.S. Lenders. Each Non-U.S. Lender making Loans to the Borrowers, on or prior to the date on which such Non-U.S. Lender becomes a Lender hereunder (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only for so long as such non-U.S. Lender is legally entitled to do so), shall deliver to the Borrowers and the Administrative Agent either (i) two duly completed copies of either (x) Internal Revenue Service Form W-8BEN or W-8IMY claiming eligibility of the Non-U.S. Lender for benefits of an income tax treaty to which the United States is a party or (y) Internal Revenue Service Form W-8ECI, or in either case an applicable successor form; (ii) in the case of a Non-U.S. Lender that is not legally entitled to deliver either form listed in Section 4.6.5(i), (x) a certificate to the effect that such Non-U.S. Lender is not (A) a “bank” within the meaning of Section 981(c)(3)(A) of the Code, (B) a “10 percent shareholder” of a Borrower within the meaning of Section 981(c)(3)(B) of the Code, or (C) a controlled foreign corporation receiving interest from a related person within the meaning of Section 981(c)(3)(C) of the Code (referred to as an “Exemption Certificate”) and (y) two duly completed copies of Internal Revenue Service Form W-8BEN or W-8IMY or applicable successor form, or (ii) in the case of a Lender that is not a Non-U.S. Lender, two duly
Amended and Restated First Lien Credit Agreement

completed copies of Internal Revenue Service form W-9 or applicable successor form. Each Lender, Eligible Assignee or Participant, as the case may be, agrees to promptly notify the Borrowers and the Administrative Agent of any change in circumstances that would modify or render invalid any claimed exemption or reduction. In addition, each Lender, Eligible Assignee or Participant, as the case may be, shall timely deliver to the Borrowers and the Administrative Agent two further copies of such Form W-8BEN, W-8IMY, W-8ECI or W-9 or successor forms on or before the date that any previously executed form expires or becomes obsolete, or after the occurrence of any event requiring a change in the most recent form delivered by such Person to the Borrowers.
     SECTION 4.6.6 Certain Obligations. The Borrowers shall not be obligated to pay any additional amounts to any Lender pursuant to Section 4.6.1(a), or to indemnify any Lender pursuant to Section 4.6.4, in respect of United States federal withholding taxes to the extent imposed as a result of (i) the failure of such Lender to deliver to the Borrowers the form or forms and/or an Exemption Certificate, as applicable to such Lender, pursuant to Section 4.6.5, (ii) such form or forms and/or Exemption Certificate not establishing a complete exemption from U.S. federal withholding tax or the information or certifications made therein by the Lender being untrue or inaccurate on the date delivered in any material respect, or (iii) the Lender designating a successor lending office at which it maintains its Loans that has the effect of causing such Lender to become obligated for tax payments in excess of those in effect immediately prior to such designation; provided that, the Borrowers shall be obligated to pay additional amounts to any such Lender pursuant to Section 4.6.1(a), and to indemnify any such Lender pursuant to Section 4.6.4, in respect of United States federal withholding taxes if (i) any such failure to deliver a form or forms or an Exemption Certificate or the failure of such form or forms or Exemption Certificate to establish a complete exemption from U.S. federal withholding tax or inaccuracy or untruth contained therein resulted from a change in any applicable statute, treaty, regulation or other Applicable Law or any interpretation of any of the foregoing occurring after the Effective Date, which change rendered such Lender no longer legally entitled to deliver such form or forms or Exemption Certificate or otherwise ineligible for a complete exemption from U.S. federal withholding tax, or rendered the information or certifications made in such form or forms or Exemption Certificate untrue or inaccurate in a material respect, (ii) the redesignation of the Lender’s lending office was made at the request of the Borrowers or (iii) the obligation to pay any additional amounts to any such Lender pursuant to Section 4.6.1(a) or to indemnify any such Lender pursuant to Section 4.6.4 is with respect to an Assignee Lender that becomes an Assignee Lender as a result of an assignment made at the request of the Borrowers or made during the continuance of an Event of Default.
     SECTION 4.6.7 Replacing Lenders. If any Lender (an “Affected Lender”) (a) makes a demand upon the Borrowers for amounts pursuant to Section 4.6 (and the payment of such amounts are, and are likely to continue to be, materially more onerous in the reasonable judgment of the Borrowers than with respect to the other Lenders), or (b) is a Defaulting Lender, then the Borrowers may, within 30 days of receipt by the Borrowers of such demand or at any time after receiving notice that a Defaulting Lender exists, give notice in writing to the Administrative Agent and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Commitments and/or Notes to an Eligible Assignee designated in such notice and, in the case of a Defaulting Lender, the Administrative Agent may, at any time after delivering notice to the Borrowers and the Affected Lender of such Affected Lender’s status as a Defaulting Lender, give notice in writing to the Borrowers and such Affected Lender of its intention to cause such Affected Lender to sell all of its Loans, Commitments and/or Notes to an Eligible Assignee designated in such notice (such notice, whether provided by the Borrowers or the Administrative Agent being referred to herein as the “Replacement Notice” and such replacement Lender being referred to herein as the “Replacement Lender”); provided, however, that no Replacement Notice may be given by the Borrowers or the Administrative Agent and no Lender may be replaced pursuant to this Section 4.6.7 if (i) such replacement conflicts with any Applicable Law, (ii) any Event of Default shall have occurred and be continuing at the time of such replacement or (iii) prior to any such replacement, such Affected
Amended and Restated First Lien Credit Agreement

Lender shall have taken any necessary action under Section 4.6 (if applicable) so as to eliminate the continued need for payment of amounts owing pursuant to Section 4.6 or shall have waived its right to payment of the specific amounts that give rise or would give rise to such Replacement Notice (it being understood for sake of clarity that the Affected Lender shall be under no obligation to waive such rights to payment and that such Affected Lender, if it is replaced in accordance with this Section 4.6.7 but not if such Affected Lender is a Defaulting Lender, shall be entitled to be reimbursed for all breakage losses in connection with such replacement) or is no longer a Defaulting Lender. If the Administrative Agent and the Issuer shall, in the exercise of its reasonable discretion, notify the Borrowers and such Affected Lender in writing that the Replacement Lender is satisfactory to the Administrative Agent and the Issuer (such consent not being required where the Replacement Lender is already a Lender), then such Affected Lender shall, subject to the payment of any amounts due pursuant to Section 4.4, assign, in accordance with Section 11.11, all of its Commitments, Loans, Notes (if any), and other rights and obligations under this Agreement and all other Loan Documents (including Reimbursement Obligations, if applicable) designated in the replacement notice to such Replacement Lender; provided, however, that (A) such assignment shall be without recourse, representation or warranty and shall be on terms and conditions reasonably satisfactory to such Affected Lender (other than a Defaulting Lender) and such Replacement Lender, (B) the purchase price paid by such Replacement Lender shall be in the amount of such Affected Lender’s Loans designated in the Replacement Notice, and/or its Percentage of outstanding Reimbursement Obligations, as applicable, together with all accrued and unpaid interest and fees in respect thereof, plus all other amounts (including the amounts demanded and unreimbursed under Section 4.6 but not including any breakage losses of a Defaulting Lender) and (C) the Borrowers shall pay to the Affected Lender and the Administrative Agent all reasonable out-of-pocket expenses incurred by the Affected Lender (other than a Defaulting Lender) and the Administrative Agent in connection with such assignment and assumption (including the processing fees described in Section 11.11). Upon the effective date of an assignment described above, the Replacement Lender shall become a “Lender” for all purposes under the Loan Documents. Solely for purposes of effecting any assignment involving a Defaulting Lender under this Section 4.6.7 and to the extent permitted under applicable Legal Requirements, each Lender hereby designates and appoints the Administrative Agent as true and lawful agent and attorney-in-fact, with full power and authority, for and on behalf of and in the name of such Lender to execute, acknowledge and deliver the assignment documents required hereunder if such Lender is a Defaulting Lender and such Lender shall be bound thereby as fully and effectively as if such Lender had personally executed, acknowledged and delivered the same. In lieu of the Borrower or the Administrative Agent replacing a Defaulting Lender as provided in this Section 4.6.7, the Borrower may terminate such Defaulting Lender’s Loan Commitment as provided in Section 2.2.2. Notwithstanding anything herein or in such assignment documents to the contrary, (y) such Affected Lender’s rights under Sections 4.5, 4.6, and 11.4 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder, and (z) such Affected Lender’s obligations under Section  10.3 shall continue with respect to events and occurrences occurring before or concurrently with its ceasing to be a “Lender” hereunder.
     SECTION 4.7 Payments, Computations; Proceeds of Collateral, etc. (a) Unless otherwise expressly provided in a Loan Document, all payments by the Borrowers pursuant to each Loan Document shall be made by the Borrowers to the Administrative Agent for the pro rata account of the Secured Parties entitled to receive such payment. All payments shall be made without setoff (other than as expressly provided herein as to amounts owing to a Defaulting Lender), deduction or counterclaim not later than 11:00 a.m., Houston time, on the date due in same day or immediately available funds to such account as the Administrative Agent shall specify from time to time by notice to the Borrowers. Funds received after that time shall be deemed to have been received by the Administrative Agent on the next succeeding Business Day. The Administrative Agent shall promptly remit in same day funds to each Secured Party its share, if any, of such payments received by the Administrative Agent for the account of such Secured Party. All interest (including interest on LIBO Rate Loans) and fees (including all fees in
Amended and Restated First Lien Credit Agreement

respect of Letters of Credit) shall be computed on the basis of the actual number of days (including the first day but excluding the last day) occurring during the period for which such interest or fee is payable over a year comprised of 360 days (or, in the case of interest on a Base Rate Loan, calculated at other than the Federal Funds Rate, 365 days or, if appropriate, 366 days). Payments due on a day other than a Business Day shall (except as otherwise required by clause (ii) of the proviso in the definition of “Interest Period”) be made on the next succeeding Business Day and such extension of time shall be included in computing interest and fees in connection with that payment.
     (b) After the occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction from the Majority Lenders, shall, apply all amounts received under the Loan Documents (including from the proceeds of collateral securing the Secured Obligations) or under Applicable Law upon receipt thereof to the Secured Obligations as follows: (i) first, to the payment of all Obligations in respect of fees, expense reimbursements, indemnities and other amounts owing to the Administrative Agent, in its capacity as the Administrative Agent (including the fees and expenses of counsel to the Administrative Agent), (ii) second, after payment in full in cash of the amounts specified in clause (b)(i), to the ratable payment of all interest (including interest accruing (or which would accrue) after the commencement of a proceeding in bankruptcy, insolvency or similar law, whether or not permitted as a claim under such law) and fees owing under the Loan Documents, and all costs and expenses owing to the Secured Parties pursuant to the terms of the Loan Documents, until paid in full in cash, (iii) third, after payment in full in cash of the amounts specified in clauses (b)(i) and (b)(ii), to the ratable payment of the principal amount of the Loans then outstanding, the aggregate Reimbursement Obligations then owing, the Cash Collateralization for contingent liabilities under Letter of Credit Outstandings, the net credit exposure owing to Secured Parties under Hedging Agreements, and amounts owing to Wells Fargo or any of its Affiliates as Banking Services Obligations; (iv) fourth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iii), to the ratable payment of all other Secured Obligations owing to the Secured Parties, (v) fifth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(iv), to Collateral Trustee in accordance with the Intercreditor Agreement, and (vi) sixth, after payment in full in cash of the amounts specified in clauses (b)(i) through (b)(v), and following the Termination Date, to each applicable Obligor or any other Person lawfully entitled to receive such surplus. For purposes of clause (b)(iii), the “net credit exposure” at any time of any Secured Party with respect to a Hedging Agreement to which such Secured Party is a party shall be determined at such time in accordance with the customary methods of calculating net credit exposure under similar arrangements by the counterparty to such arrangements, taking into account potential interest rate (or, if applicable, currency) movements and the respective termination provisions and notional principal amount and term of such Hedging Agreement.
     SECTION 4.8 Sharing of Payments. If any Secured Party shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Credit Extension or Reimbursement Obligation (other than pursuant to the terms of this Agreement) in excess of its pro rata share of payments obtained by all Secured Parties, such Secured Party shall purchase from the other Secured Parties such participations in Credit Extensions made by them as shall be necessary to cause such purchasing Secured Party to share the excess payment or other recovery ratably (to the extent such other Secured Parties were entitled to receive a portion of such payment or recovery) with each of them; provided that, if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Secured Party, the purchase shall be rescinded and each Secured Party that has sold a participation to the purchasing Secured Party shall repay to the purchasing Secured Party the purchase price to the ratable extent of such recovery together with an amount equal to such selling Secured Party’s ratable share (according to the proportion of (a) the amount of such selling Secured Party’s required repayment to the purchasing Secured Party to (b) total amount so recovered from the purchasing Secured Party) of any interest or other amount paid or payable by the purchasing Secured Party in respect of the total amount so recovered. The Borrowers agree that any Secured Party purchasing a participation from
Amended and Restated First Lien Credit Agreement

another Secured Party pursuant to this Section may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 4.9) with respect to such participation as fully as if such Secured Party were the direct creditor of the Borrowers in the amount of such participation. If under any applicable bankruptcy, insolvency or other similar law any Secured Party receives a secured claim in lieu of a setoff to which this Section applies, such Secured Party shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Secured Parties entitled under this Section to share in the benefits of any recovery on such secured claim.
     SECTION 4.9 Setoff. Each Secured Party shall, upon the occurrence and during the continuance of any Default described in clauses (b) through (d) of Section 9.1.9 or upon the occurrence and during the continuance of any other Event of Default, have the right to appropriate and apply to the payment of the Secured Obligations owing to it (whether or not then due), and (as security for such Secured Obligations) each Borrower hereby grants to each Secured Party a continuing security interest in, any and all balances, credits, deposits, accounts or moneys of such Borrower then or thereafter maintained with such Secured Party; provided that, any such appropriation and application shall be subject to the provisions of Section 4.8. Each Secured Party agrees promptly to notify the Borrowers and the Administrative Agent after any such appropriation and application made by such Secured Party; provided that, the failure to give such notice shall not affect the validity of such setoff and application. The rights of each Secured Party under this Section are in addition to other rights and remedies (including other rights of setoff under Applicable Law or otherwise) which such Secured Party may have.
     SECTION 4.10 Payments and Deductions to a Defaulting Lender. (a) If any Lender shall fail to make any payment to the Administrative Agent, the Issuer or the Swing Line Lender required to be made by it pursuant to the terms hereof, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.
     (b) If a Defaulting Lender as a result of the exercise of a set-off shall have received a payment in respect of its outstanding Loans or pro rata share of Letter of Credit Outstandings which results in its outstanding Loans and share of Letter of Credit Outstandings being less than its pro rata share of the aggregate outstanding Loans and Letter of Credit Outstandings, then no payments will be made to such Defaulting Lender until such time as all amounts due and owing to the Lenders have been equalized in accordance with each Lender’s respective pro rata share of the aggregate outstanding Loans and Letter of Credit Outstandings. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a Reimbursement Obligation while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the borrowings of Loans for which such Defaulting Lender(s) shall have failed to fund its pro rata share until such time as such borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its pro rata share of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 4.10(b), all principal will be paid ratably as provided in Section 4.8.
     (c) If any Letter of Credit Outstandings exists at the time a Lender becomes a Defaulting Lender then:
     (i) such Letter of Credit Outstandings shall be automatically reallocated among the Non-Defaulting Lenders in accordance with their respective pro rata share of such Defaulting Lender’s share of the Letter of Credit Outstandings (and each Lender is deemed to have purchased and assigned such participation interest in such reallocated portion of the Letter of Credit Outstandings) but only to the extent that (A) the sum of each Non-Defaulting Lender’s outstanding Loans plus its share of the Letter of
Amended and Restated First Lien Credit Agreement

Credit Outstandings, after giving effect to the reallocation provided herein, does not exceed the lesser of such Non-Defaulting Lender’s pro rata share of the Borrowing Base and such Non-Defaulting Lender’s Loan Commitment, and (B) the conditions set forth in Section 5.2 are satisfied at such time; provided that, such reallocation will constitute a waiver or release of any claim the Borrowers, the Administrative Agent, the Issuer or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender;
     (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrowers shall, within three Business Days following notice by the Administrative Agent, Cash Collateralize such Defaulting Lender’s share of the Letter of Credit Outstandings (after giving effect to any partial reallocation pursuant to clause (i) above) for so long as such Letter of Credit Outstandings exists;
     (iii) if the Borrower Cash Collateralizes any portion of such Defaulting Lender’s Letter of Credit Outstandings pursuant to this Section 4.10 then, subject to clause (iv) below, the Borrowers shall not be required to pay any fees to the Administrative Agent in respect of such Defaulting Lender pursuant to Section 3.3.4 with respect to such Defaulting Lender’s Letter of Credit Outstandings during the period such Lender is a Defaulting Lender or such Defaulting Lender’s Letter of Credit Outstandings is Cash Collateralized;
     (iv) if the Letter of Credit Outstandings of the Non-Defaulting Lenders is reallocated pursuant to clause (i) above, then the fees payable to the Lenders pursuant to Section 3.3.4 shall be adjusted in accordance with such Non-Defaulting Lenders’ pro rata share; and
     (v) if any Defaulting Lender’s share of the Letter of Credit Outstandings is neither Cash Collateralized nor reallocated pursuant to the preceding provisions, then, without prejudice to any rights or remedies of the Issuer or any Lender hereunder, all letter of credit fees payable under Section 3.3.4 with respect to such Defaulting Lender’s share of the Letter of Credit Outstandings shall be payable to the Issuer until such Letter of Credit Outstandings is Cash Collateralized and/or reallocated.
In the event that the Administrative Agent, the Borrowers and the Issuer each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the Letter of Credit Outstandings of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Loan Commitment and on such date such Lender shall be deemed to have purchased at par such of the Loans, participations in Letters of Credit, and participations in Swing Line Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans and Letter of Credit Outstandings in accordance with its pro rata share, and (ii) if no Default exists, then any Cash Collateral posted by the Borrowers pursuant to clause (c)(ii) above with respect to such Lender shall be released and returned to the Borrowers.
ARTICLE 5
CONDITIONS
     SECTION 5.1 Amendment and Restatement. The effectiveness of this Agreement and the amendment and restatement of the Restated Agreement is subject to the conditions precedent that:
     SECTION 5.1.1 Credit Agreement. The Administrative Agent (or its counsel) shall have received from each party hereto (or intended to become a party hereto) either (a) a counterpart of this Agreement signed on behalf of such party or (b) written evidence satisfactory to the Administrative Agent (which may include facsimile transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.
Amended and Restated First Lien Credit Agreement

     SECTION 5.1.2 Secretaries’ Certificates, etc. The Administrative Agent shall have received from each Obligor, as applicable, (a) a copy of a good standing certificate, dated a date reasonably close to the Effective Date, for such Obligor from the jurisdiction in which such Obligor is organized and each other jurisdiction in which such Obligor is qualified to do business and (b) a certificate, dated as of the Effective Date, duly executed and delivered by such Obligor’s Secretary or Assistant Secretary, managing member or general partner, as applicable, as to
     (i) resolutions of such Obligor’s Board of Directors then in full force and effect authorizing, to the extent relevant, all aspects of the Transactions applicable to such Obligor and the execution, delivery and performance of each Loan Document to be executed by such Obligor and the transactions contemplated hereby and thereby;
     (ii) the incumbency and signatures of those of its officers, managers, managing member or general partner (or officers or managers of its managing member or general partner), as applicable, authorized to act with respect to each Loan Document to be executed by such Obligor; and
     (iii) the Organizational Documents of such Obligor and the full force and validity thereof;
upon which certificates each Secured Party may conclusively rely until it shall have received a further certificate of the Secretary, Assistant Secretary, managing member or general partner (or Secretary or Assistant Secretary of the managing member or general partner), as applicable, of any such Obligor canceling or amending the prior certificate of such Obligor.
     SECTION 5.1.3 Closing Date Certificate. The Administrative Agent shall have received the Closing Date Certificate, dated as of the Effective Date and duly executed and delivered by an Authorized Officer of the Holdco Guarantor and each Borrower, in which certificate such Obligors shall (a) agree and acknowledge that the statements made therein shall be deemed to be true and correct representations and warranties of the Holdco Guarantor and each Borrower as of such date, and, at the time each such certificate is delivered, such statements shall in fact be true and correct, and (b) certify as to the identity of the holders of Capital Securities of the Parent as of the Effective Date. All documents and agreements (including Transaction Documents) required to be appended to the Closing Date Certificate shall be in form and substance satisfactory to the Administrative Agent, shall have been executed and delivered by the requisite parties, and shall be in full force and effect.
     SECTION 5.1.4 Consents, Licenses, Permits and Approvals. The Administrative Agent shall have received (a) a certificate of an Authorized Officer of each Obligor dated as of the Effective Date either (i) attaching copies of all consents, licenses and approvals required in connection with the execution, delivery and performance by such Obligor and the validity against such Obligor of the Loan Documents to which it is a party, and such consents, licenses and approvals shall be in full force and effect, or (ii) stating that no such consents, licenses or approvals are so required (except as have already been obtained by the appropriate Obligor and such licenses, permits and approvals from Governmental Authorities related to the assets which the Borrowers cannot obtain as a non-operator of the assets and such approvals from the Bureau of Ocean Energy Management, Regulation and Enforcement as an approved holder or operator of Properties subject to the authority of the Bureau of Ocean Energy Management, Regulation and Enforcement), and (b) a certificate of an Authorized Officer of each Obligor dated as of the Effective Date to the effect that, to the knowledge of such Authorized Officer after due inquiry, (i) the Borrowers and their respective Subsidiaries have complied in all material respects with all Applicable Law and regulatory requirements (including, without limitation, all Applicable Law relating to the operation of the Oil and Gas Properties) and (ii) the Borrowers and their respective Subsidiaries have
Amended and Restated First Lien Credit Agreement

received all material and necessary permits, licenses and approvals to operate their respective Oil and Gas Properties as currently operated or as expected to be operated after giving effect to the Transactions (other than such licenses, permits and approvals from Governmental Authorities related to the assets which the Borrowers cannot obtain as a non-operator of the assets and such approvals from the Bureau of Ocean Energy Management, Regulation and Enforcement as an approved holder or operator of Properties subject to the authority of the Bureau of Ocean Energy Management, Regulation and Enforcement), and all such permits, licenses and approvals are then in full force and effect.
     SECTION 5.1.5 Consummation of Transaction; Copies of Transaction Documents. (a) The Administrative Agent shall have received evidence satisfactory to it that all actions necessary to consummate the Transactions shall have been taken in accordance with all Applicable Law and in accordance with the terms of each applicable Transaction Document, without amendment or waiver of any material provision thereof from the forms of the Transaction Documents provided to and reviewed by the Arranger (except as consented to by the Administrative Agent which consent shall not be unreasonably withheld or delayed). In addition to, and not in limitation of, the foregoing, (i) the Arranger shall be reasonably satisfied with the sources and uses of the proceeds used to effect the Transactions, and the organizational and legal structure and the terms and conditions of the capitalization of the Parent and each of its Subsidiaries after giving effect to the Transactions, and (ii) the Arranger shall be reasonably satisfied that the HY Issuance was for an aggregate principal amount at least equal to $225,000,000.
     (a) The Administrative Agent shall have received copies of all Transaction Documents, certified by an Authorized Officer of each Borrower as true, correct and complete in all material respects.
     SECTION 5.1.6 Payment of Outstanding Indebtedness, etc. All Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with all interest, all prepayment premiums and other amounts payable with respect thereto, shall have been paid in full and the commitments in respect of such Indebtedness shall have been terminated and the Administrative Agent shall have received payoff letters in connection with such Indebtedness in form and substance reasonably satisfactory to the Administrative Agent, and provisions have been made, in form and substance satisfactory to the Administrative Agent, for the termination and release of all Liens securing payment of any such Indebtedness, interest, prepayment premiums or other amounts.
     SECTION 5.1.7 Delivery of Notes. The Administrative Agent shall have received, for the account of each Lender that has requested a Note, a Note payable to the order of such Lender duly executed and delivered by an Authorized Officer of the Borrowers.
     SECTION 5.1.8 Financial Information. The Administrative Agent shall have received:
     (a) a copy of the consolidated balance sheet of the Holdco Guarantor and its Subsidiaries, and the related consolidated statements of income and cash flows of the Holdco Guarantor and its Subsidiaries for the Fiscal Year 2010, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification other than a “going concern” opinion or certification as a result of the current maturities under the Restated Agreement) by independent public accountants acceptable to the Administrative Agent, that includes a calculation of the financial covenants set forth in Section 7.2.4 of the Restated Agreement and stating that, in performing the examination necessary to deliver the audited financial statements of the Holdco Guarantor, no knowledge was obtained of any Event of Default;
     (b) a pro forma consolidated balance sheet of the Holdco Guarantor as of the Effective Date prepared after giving effect to the Transactions as if the Transactions have occurred as of such date, which balance sheet shall not be materially inconsistent with the information previously provided to the
Amended and Restated First Lien Credit Agreement

Administrative Agent and shall be in form and substance reasonably acceptable to the Administrative Agent;
     (c) the annual financial and operational projections for the Borrowers, by month, for the twelve month period immediately following the Effective Date prepared in good faith based on available information and estimates and assumptions determined to be reasonable at the time such projections were prepared; and
     (d) receipt by the Administrative Agent of the offering circular for the HY Notes which confirm the Holdco Guarantor’s reclassification of the Holdco Preferred Equity as “mezzanine equity” and not “debt” for financial reporting purposes.
     SECTION 5.1.9 Initial Reserve Report. The Lenders shall have received the Initial Reserve Report.
     SECTION 5.1.10 Compliance Certificate. The Administrative Agent shall have received an initial Compliance Certificate on a pro forma basis as if the Transactions have been consummated and the initial Credit Extension had been made as of March 31, 2011, and as to such items therein as the Administrative Agent reasonably requests, dated the date of the initial Credit Extension, duly executed (and with all schedules thereto duly completed) and delivered by the chief financial or accounting Authorized Officer of Holdco Guarantor and each Borrower, such Compliance Certificate to demonstrate, to the reasonable satisfaction of the Administrative Agent, compliance with the financial ratios set forth in Section 7.2.4 on a pro forma basis for the twelve months ended on March 31, 2011, such Compliance Certificate to give pro forma effect to the Transactions as if they had occurred on March 31, 2011.
     SECTION 5.1.11 Solvency, etc. The Administrative Agent shall have received a solvency certificate duly executed and delivered by the chief financial or accounting Authorized Officer of each Obligor, dated as of the Effective Date, substantially in the form of Exhibit N or otherwise in form and substance satisfactory to the Administrative Agent.
     SECTION 5.1.12 Guarantees. The Administrative Agent shall have received each Guaranty, dated as of the Effective Date, duly executed and delivered by an Authorized Officer of the Holdco Guarantor, and each Subsidiary, as applicable.
     SECTION 5.1.13 Security Agreements. The Administrative Agent shall have received executed counterparts of the Security Agreement, each dated as of the Effective Date, duly executed and delivered by the Borrowers, Holdco Guarantor and each Subsidiary, together with:
     (a) certificates (in the case of Capital Securities that are certificated securities (as defined in the UCC)) evidencing all of the issued and outstanding Capital Securities owned by each Obligor in its Subsidiaries directly owned by such Obligor, which certificates in each case shall be accompanied by undated instruments of transfer duly executed in blank, or, if any Capital Securities are uncertificated securities (as defined in the UCC), confirmation and evidence satisfactory to the Administrative Agent that the security interest therein has been transferred to and perfected by the Administrative Agent for the benefit of the Secured Parties in accordance with Articles 8 and 9 of the UCC and all laws otherwise applicable to the perfection of the pledge of such Capital Securities;
     (b) Uniform Commercial Code Form UCC-1 financing statements (“Filing Statements”) suitable in form for naming each Borrower, the Holdco Guarantor and each Subsidiary Guarantor as a debtor and the Administrative Agent as the secured party, or other similar instruments or documents to be filed under
Amended and Restated First Lien Credit Agreement

the UCC of all jurisdictions as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the security interests of the Administrative Agent pursuant to such Security Agreement; and
     (c) UCC Form UCC-3 termination statements, if any, necessary to release all Liens and other rights of any Person (i) in any collateral described in any Security Agreement previously granted by any Person (other than the Administrative Agent pursuant to the Restated Agreement), and (ii) securing any of the Indebtedness identified in Item 7.2.2(b) of the Disclosure Schedule, together with such other UCC Form UCC-3 termination statements as the Administrative Agent may reasonably request from such Obligors.
     SECTION 5.1.14 UCC Searches. The Administrative Agent shall have received certified copies of UCC Requests for Information or Copies (Form UCC-11), or a similar search report certified by a party acceptable to the Administrative Agent, dated a date reasonably near to the Effective Date, listing all effective financing statements that name any Obligor (under its present name and any previous names) as the debtor, together with copies of such financing statements (none of which shall, except with respect to Permitted Liens), evidence a Lien on any collateral described in any Loan Document).
     SECTION 5.1.15 Insurance. The Administrative Agent shall have received (a) a certificate, reasonably satisfactory to the Administrative Agent, from the Borrowers’ and Subsidiaries’ insurance broker(s), dated as of (or a date reasonably near) the Effective Date relating to each insurance policy required to be maintained pursuant to Section 7.1.4, identifying types of insurance and the insurance limits of each such insurance policy and naming the Administrative Agent as loss payee, and each of the Secured Parties as an additional insured, as appropriate, to the extent required under Section 7.1.4 and stating that such insurance is in full force and effect and that all premiums due have been paid and (b) a summary of casualty, property and other insurance policies currently in effect and maintained by the Acquired Subsidiaries provided by an insurance broker and stating that such insurance is in full force and effect and that all premiums due have been paid, in form and substance satisfactory to the Administrative Agent.
     SECTION 5.1.16 Mortgages. The Administrative Agent shall have received counterparts of each Mortgage, dated on or prior to the Effective Date, duly executed and delivered by the Borrowers and their respective Subsidiaries, together with (a) evidence of the completion (or satisfactory arrangements for the completion) of all recordings and filings of each Mortgage as may be necessary or, in the reasonable opinion of the Administrative Agent, desirable to create a valid, perfected first priority Lien against the properties purported to be covered thereby, subject only to Permitted Liens; and (b) such other approvals or documents as the Administrative Agent may reasonably request which may be necessary or advisable to record such Mortgages, each in form and substance reasonably satisfactory to the Administrative Agent.
     SECTION 5.1.17 Intercreditor Agreement. The Administrative Agent shall have received the Intercreditor Agreement, dated as of the Effective Date, duly executed and delivered by the parties thereto.
     SECTION 5.1.18 Opinions of Counsel. The Administrative Agent shall have received opinions, dated the Effective Date and addressed to the Administrative Agent and all Lenders, from
     (a) Porter Hedges LLP, as counsel to the Obligors, in form and substance satisfactory to the Administrative Agent; and
     (b) Louisiana and Mississippi counsel to the Obligors in form and substance, and from counsel, satisfactory to the Administrative Agent.
Amended and Restated First Lien Credit Agreement

     SECTION 5.1.19 Title. The Arranger shall have received title information and opinions in form and substance reasonably satisfactory to the Administrative Agent with respect to the Mortgaged Properties.
     SECTION 5.1.20 Environmental Matters. The Administrative Agent shall have received, to the extent requested, favorable environmental site assessments, reports and evaluations and regulatory compliance reviews satisfactory to the Administrative Agent covering that portion of the Covered Properties reasonably determined to be appropriate by the Administrative Agent.
     SECTION 5.1.21 Material Adverse Effect. There shall not have occurred any event, change or condition since, December 31, 2010, after giving pro forma effect to the Transactions, that individually or in the aggregate, has had, or could reasonably be expected to have, a material adverse effect on the business, operations or financial condition of the Parent, Holdco Guarantor or the Borrowers and their respective Subsidiaries on a combined basis, after giving pro forma effect to the Transaction.
     SECTION 5.1.22 Closing Fees, Expenses, etc. The Administrative Agent shall have received for its own account, or for the account of each Lender, as the case may be, all fees, costs and expenses due and payable pursuant to Sections 3.3 and, if then invoiced, 10.3.
     SECTION 5.1.23 Patriot Act Disclosures. The Administrative Agent and each Lender shall have received all Patriot Act disclosures requested by them prior to execution of this Agreement.
     SECTION 5.1.24 Minimum Liquidity. After giving effect to the initial Loans to be made or deemed made hereunder on the Effective Date and the Letters of Credit issued or deemed issued hereunder on the Effective Date, the aggregate Credit Exposure does not exceed an amount equal to (a) $105,000,000 minus (b) the amount of the automatic reduction in the Borrowing Base provided in Section 2.8.1.
     SECTION 5.1.25 Other Legal Matters. The Administrative Agent and its legal counsel shall be reasonably satisfied with the legal, corporate and capital structure of the Borrowers.
For purposes of determining compliance with the conditions specified in this Section 5.1, each Lender or Issuer that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to a Lender or the Issuer unless the Administrative Agent shall have received notice from such Lender or Issuer prior to the proposed Effective Date specifying its objection thereto.
     SECTION 5.2 All Credit Extensions. The obligation of each Lender and each Issuer to make any Credit Extension, including the Credit Extension to be made or deemed made on the Effective Date, shall be subject to the satisfaction of each of the conditions precedent set forth below:
     SECTION 5.2.1 Compliance with Warranties, No Default, etc. Both before and after giving effect to any Credit Extension the following statements shall be true and correct:
     (a) the representations and warranties set forth in each Loan Document shall, in each case, be true and correct in all material respects with the same effect as if then made (unless stated to relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date);
     (b) no Material Adverse Effect has occurred since December 31, 2010, after giving pro forma effect to the Transactions;
Amended and Restated First Lien Credit Agreement

     (c) no Default shall have then occurred and be continuing; and
     (d) the incurrence of such Credit Extension by the Borrowers shall be permitted under the HY Note Documents.
     SECTION 5.2.2 Credit Extension Request, etc. Subject to Section 2.3, the Administrative Agent shall have received a Borrowing Request if Loans are being requested, or an Issuance Request if a Letter of Credit is being requested, increased or extended. Each of the delivery of a Borrowing Request or Issuance Request and the acceptance by any Borrower of the proceeds of such Credit Extension shall constitute a representation and warranty by the Borrowers that on the date of such Credit Extension (both immediately before and after giving effect to such Credit Extension and the application of the proceeds thereof) the statements made in Section 5.2.1 are true and correct.
     SECTION 5.2.3 Satisfactory Legal Form. All documents executed or submitted pursuant hereto by or on behalf of any Obligor shall be reasonably satisfactory in form and substance to the Administrative Agent.
ARTICLE 6
REPRESENTATIONS AND WARRANTIES
     In order to induce the Secured Parties to enter into this Agreement and to make Credit Extensions hereunder, each Obligor represents and warrants to each Secured Party as set forth in this Article.
     SECTION 6.1 Organization, etc. Each Obligor is validly organized and existing and in good standing under the laws of the state or jurisdiction of its incorporation or organization, is duly qualified to do business and is in good standing as a foreign entity in each jurisdiction where the nature of its business requires such qualification, except for such jurisdictions where the failure to so qualify could not reasonably be expected to have a Material Adverse Effect, and has full power and authority and holds all requisite governmental licenses, permits and other approvals to enter into and perform its Obligations under each Loan Document to which it is a party, to own and hold under lease its property and to conduct its business substantially as currently conducted by it, except for those licenses, permits or other approvals, the absence of which could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.2 Due Authorization, Non-Contravention, Defaults etc. The execution, delivery and performance by each Obligor of each Loan Document executed or to be executed by it, each Obligor’s participation in the consummation of all aspects of the Transactions, and the execution, delivery and performance by any Borrower or (if applicable) any Obligor of the agreements executed and delivered by it in connection with the Transactions are in each case within such Person’s powers, have been duly authorized by all necessary action, and do not (a) contravene any (i) Obligor’s Organizational Documents, (ii) court decree or order binding on or affecting any Obligor or (iii) law or governmental regulation binding on or affecting any Obligor; or (b) result in (i) or require the creation or imposition of, any Lien on any Obligor’s properties (except as permitted by this Agreement or the HY Note Documents), (ii) a default under any material contractual restriction binding on or affecting any Obligor or (iii) any noncompliance, suspension, impairment, forfeiture or nonrenewal of any material license, permit or other governmental approval. No Obligor is in default under any agreement, instrument or undertaking to which it is a party or by which it or any of its property is bound that could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.3 Government Approval, Regulation, etc. No authorization or approval or other action by, and no notice to or filing with, any Governmental Authority or other Person (other than those that have been, or on the Effective Date will be, duly obtained or made and that are, or on the Effective
Amended and Restated First Lien Credit Agreement

Date will be, in full force and effect) is required for the consummation of the Transactions or the due execution, delivery or performance by any Obligor of any Loan Document to which it is a party, or for the due execution, delivery and/or performance of Transaction Documents, in each case by the parties thereto or the consummation of the Transaction. No Obligor and no Subsidiary of any Obligor is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended or (b) subject to regulation under the Federal Power Act, as amended or any other Applicable Law which regulates the incurring by such Person of Indebtedness, including Applicable Law relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.
     SECTION 6.4 Validity, etc. Each Loan Document and each Transaction Document to which any Obligor is a party constitutes the legal, valid and binding obligations of such Obligor, enforceable against such Obligor in accordance with their respective terms (except, in any case, as such enforceability may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by principles of equity).
     SECTION 6.5 Financial Information. The financial statements furnished to the Administrative Agent and each Lender pursuant to Section 5.1.8 present fairly the revenues, direct operating expenses, and pro forma consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended. All balance sheets, all statements of income and of cash flow and all other financial information of each of Holdco Guarantor and its Subsidiaries furnished pursuant to Section 7.1.1 have been and will for periods following the Effective Date be prepared in accordance with GAAP consistently applied, and do or will present fairly the consolidated financial condition of the Persons covered thereby as at the dates thereof and the results of their operations for the periods then ended.
     SECTION 6.6 No Material Adverse Change. Other than as to the matters disclosed in Item 6.6 of the Disclosure Schedules, there has been no material adverse change in the business, condition (financial or otherwise), operations, performance, or properties of the Holdco Guarantor and its Subsidiaries taken as a whole since December 31, 2010 after giving pro forma effect to the Transactions.
     SECTION 6.7 Litigation, Labor Controversies, etc. There is no pending or, to the knowledge of any Obligor or any Subsidiary thereof, threatened litigation, action, proceeding, investigation or labor controversy (a) except as disclosed in Item 6.7 of the Disclosure Schedule, affecting any Borrower, any Subsidiary or any other Obligor, or any of their respective properties, businesses, assets or revenues, which could reasonably be expected to have a Material Adverse Effect, and no material adverse development has occurred in any labor controversy, litigation, arbitration or governmental investigation or proceeding disclosed in Item 6.7; or (b) which purports to affect the legality, validity or enforceability of any Loan Document, the Transaction Documents or the Transactions.
     SECTION 6.8 Subsidiaries. No Obligor has any Subsidiaries except those Subsidiaries that are identified in Item 6.8 of the Disclosure Schedule, or that are permitted to have been organized or acquired in accordance with Sections 7.2.5 or 7.2.9.
     SECTION 6.9 Ownership of Properties, Etc. (a) Each Borrower and each Subsidiary has good and defensible title to their respective Oil and Gas Properties evaluated in the most recently delivered Reserve Report and which are Proved Reserves and good title to all their other Oil and Gas Properties and respective personal Properties, in each case, free and clear of all Liens except Permitted Liens. After giving full effect to the Transaction and full effect to all Liens and any other instruments or agreements affecting Mortgagor’s ownership of such Proved Reserves, such Borrower or such Subsidiary specified as the owner owns the net interests in production attributable to the Hydrocarbon Interests as reflected in the
Amended and Restated First Lien Credit Agreement

most recently delivered Reserve Report, and the ownership of such Properties shall not in any material respect obligate such Borrower or such Subsidiary to bear the costs and expenses relating to the maintenance, development and operations of each such Property in an amount in excess of the working interest of each Property set forth in the most recently delivered Reserve Report that is not offset by a corresponding proportionate increase in such Borrower’s or such Subsidiary’s net revenue interest in such Property.
     (b) All material leases and agreements necessary for the conduct of the business of the Obligors and their respective Subsidiaries are valid and subsisting, in full force and effect, and there exists no default or event or circumstance which with the giving of notice or the passage of time or both would give rise to a default under any such lease or leases, that could reasonably be expected to have a Material Adverse Effect.
     (c) The rights and Properties presently owned, leased or licensed by the Obligors and their respective Subsidiaries including, without limitation, all easements and rights of way, include all rights and Properties necessary to permit the Obligors and their respective Subsidiaries to conduct their business (after giving effect to the Transactions) in all material respects in the same manner as its business has been conducted prior to the date hereof.
     (d) All of the material Properties of the Obligors and their respective Subsidiaries that are reasonably necessary for the operation of their businesses are in good working condition (ordinary wear and tear excepted) and are maintained in accordance with prudent business standards other than as for the matters and to the extent disclosed in Item 6.6 of the Disclosure Schedules.
     (e) The Obligors and their respective Subsidiaries own, or are licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual Property material to their respective businesses, and the use thereof by an Obligor or a Subsidiary does not infringe upon the rights of any other Person, except for any such infringements that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The Obligors and their respective Subsidiaries either own or have valid licenses or other rights to use all databases, geological data, geophysical data, engineering data, seismic data, maps, interpretations and other technical information used in their businesses as presently conducted, subject to the limitations contained in the agreements governing the use of the same, which limitations are customary for companies engaged in the business of the exploration and production of Hydrocarbons, with such exceptions as could not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.10 Taxes. Each Obligor and each Subsidiary thereof has filed all tax returns and reports required by law to have been filed by it and has paid all Taxes thereby shown to be due and owing, (except any such Taxes that are being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books) and has paid all Taxes shown to be due on any assessment received to the extent that such Taxes have become due and payable, except where the failure to file any such returns or reports or to pay any such Taxes could not reasonably be expected to give rise to a Material Adverse Effect.
     SECTION 6.11 ERISA; Pension and Welfare Plans. Each Obligor, each Subsidiary thereof, and each ERISA Affiliate have complied in all material respects with ERISA and, where applicable, the Code regarding each Pension or Welfare Plan. During the twelve-consecutive-month period prior to the Effective Date and prior to the date of any Credit Extension hereunder, no steps have been taken to terminate any Pension Plan, and no contribution failure has occurred with respect to any Pension Plan sufficient to give rise to a Lien under Section 302(f) of ERISA. No condition exists or event or transaction has occurred with respect to any Pension Plan that might result in the incurrence by any
Amended and Restated First Lien Credit Agreement

Obligor or any member of the Controlled Group of any material liability, fine or penalty. Except as disclosed in Item 6.11 of the Disclosure Schedule, no Obligor and no member of the Controlled Group has any contingent liability with respect to any post-retirement benefit under a Welfare Plan, other than liability for continuation coverage described in Part 6 of Title I of ERISA.
     SECTION 6.12 Environmental Warranties. Except as set forth in Item 6.12 of the Disclosure Schedule: (a) all facilities and property owned, operated or leased by any Obligor or any Subsidiary thereof are owned, operated or leased by such Obligor and its Subsidiaries and have been, and continue to be, in compliance with all Environmental Laws in all material respects; (b) there have been no past, and there are no pending or, to any Obligor’s knowledge, threatened (i) claims, complaints, notices or governmental requests for information received by any Obligor or any Subsidiary thereof with respect to any alleged violation of any Environmental Law which violation could reasonably be expected to have a Material Adverse Effect, or (ii) written complaints, notices or inquiries to any Obligor or any Subsidiary thereof regarding potential liability of any Obligor or any Subsidiary thereof under any Environmental Law which liability could reasonably be expected to have a Material Adverse Effect; (c) there have been no Releases of Hazardous Materials at, on or under any property now or previously owned, operated, or leased by any Obligor or any Subsidiary thereof that have, or could reasonably be expected to have, a Material Adverse Effect; (d) the Obligors and their respective Subsidiaries have been issued and are in compliance, in all material respects, with all permits, certificates, approvals, licenses, registrations and other authorizations relating to environmental matters; (e) no property currently, or to the knowledge of any Obligor previously, owned, operated or leased by any Obligor or any Subsidiary thereof is listed, or proposed for listing in the Federal Register or similar governmental publication (with respect to owned property only), on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar foreign, federal, state or provincial list of sites requiring investigation or clean-up under Environmental Laws that could reasonably be expected to have a Material Adverse Effect; (f) there are no underground storage tanks, active or abandoned, including petroleum storage tanks, on or under any property now or previously owned, operated or leased by any Obligor or any Subsidiary thereof that, singly or in the aggregate, have, or could reasonably be expected to have, a Material Adverse Effect; (g) to the knowledge of any Obligor or any Subsidiary thereof, no Obligor and no Subsidiary thereof has directly transported or directly arranged for the transportation of any Hazardous Material to any location that is listed or proposed for listing on the National Priorities List pursuant to CERCLA, on the CERCLIS or on any similar federal, provincial or state list or that is the subject of federal, state, provincial or local enforcement actions or other investigations that could reasonably be expected to result in claims against any Obligor or any Subsidiary thereof for any remedial work, damage to natural resources or personal injury, including claims under CERCLA or Environmental Laws which could reasonably be expected to have a Material Adverse Effect; (h) there are no polychlorinated biphenyls or friable asbestos present at any Property now or previously owned or leased by any Obligor or any Subsidiary thereof that could reasonably be expected to result in any liability, claims, or costs having, individually or in the aggregate, a Material Adverse Effect; and (i) no conditions exist at, on or under any property now or previously owned or leased by any Obligor or any Subsidiary thereof that, with the passage of time or the giving of notice or both, could reasonably be expected to result in any liability, claims, or costs under any Environmental Law that could reasonably be expected have a Material Adverse Effect.
     SECTION 6.13 Disclosure of Material Information; Accuracy of Information. Each Obligor has disclosed to the Administrative Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. None of the factual information heretofore or contemporaneously furnished in writing to any Secured Party by or on behalf of any Obligor in connection with any Loan Document or any transaction contemplated hereby (including the Transactions) contains any untrue statement of a material fact, or omits to state any material fact necessary to make any information not misleading, and no other factual
Amended and Restated First Lien Credit Agreement

information hereafter furnished in connection with any Loan Document by or on behalf of any Obligor to any Secured Party will contain any untrue statement of a material fact or will omit to state any material fact necessary to make any information not misleading on the date as of which such information is dated or certified.
     SECTION 6.14 Regulations T, U and X. No Obligor is engaged in the business of extending credit for the purpose of buying or carrying margin stock, and no proceeds of any Credit Extensions will be used to purchase or carry margin stock or otherwise for a purpose that violates, or would be inconsistent with, F.R.S. Board Regulations T, U or X. Terms for which meanings are provided in F.R.S. Board Regulations T, U or X or any regulations substituted therefor, as from time to time in effect, are used in this Section with such meanings.
     SECTION 6.15 Labor Matters. Except as set forth on Item 6.15 of the Disclosure Schedule, as of the date hereof no Obligor is subject to any labor or collective bargaining agreement. Except as set forth on Item 6.15 of the Disclosure Schedule, there are no existing or threatened strikes, lockouts or other labor disputes involving any Obligor that singly or in the aggregate could reasonably be expected to have a Material Adverse Effect. Hours worked by and payments made to employees of each Obligor are not in violation of the Fair Labor Standards Act or any other Applicable Law, rule or regulation dealing with such matters where such violation could reasonably be expected to have a Material Adverse Effect.
     SECTION 6.16 Compliance with Laws. Each Obligor is in compliance in all material respects with the requirements of all Applicable Law and all orders, writs, injunctions and decrees applicable to it or to its properties (except for Environmental Laws that are the subject of Section 6.12), and possesses all licenses, permits, franchises, exemptions, approvals and other governmental authorizations necessary for the ownership of its Property (including its Oil and Gas Properties) and the conduct and operation of its business, except in such instances in which the failure to comply therewith, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.
     SECTION 6.17 Material Contracts. Each Obligors and its respective Subsidiary’s material contracts (a) are in full force and effect and are binding upon and enforceable against each Obligor that is a party thereto and, to the knowledge of the Obligors and their respective Subsidiaries, all other parties thereto in accordance with its terms, and (b) are not in default in any material respect due to the action of such Obligor, other than as for the matters and to the extent disclosed in Item 6.6(A) and 6.6(B) of the Disclosure Schedules.
     SECTION 6.18 Solvency. The Obligors, taken as a whole, on a consolidated basis, both before and after giving effect to each Credit Extensions, are Solvent.
     SECTION 6.19 Deposit Account and Cash Management Accounts. Set forth on Item 6.19(a) of the Disclosure Schedule is a complete and accurate list of all Deposit Accounts of each Obligor and each Subsidiary thereof and set forth on Item 6.19(b) of the Disclosure Schedule is a complete and accurate list of all securities accounts (as defined in the UCC) of each Obligor and each Subsidiary thereof, if any as updated in accordance with Section 7.1.9.
     SECTION 6.20 Insurance. Each Obligor and each Subsidiary thereof keeps its property adequately insured, as is customary in the industry for companies of similar size and in the same or similar businesses, and maintains (a) insurance to such extent and against such risks, including fire, as is customary with companies of similar size and in the same or similar businesses, (b) workmen’s compensation insurance in the amount required by Applicable Law, (c) public liability insurance, which shall include product liability insurance, in the amount customary with companies of similar size and in
Amended and Restated First Lien Credit Agreement

the same or similar business against claims for personal injury or death on properties owned, occupied or controlled by it, and (d) such other insurance as may be required by Applicable Law.
     SECTION 6.21 Restrictions on Liens. No Obligor and no Subsidiary thereof is a party to any material agreement or arrangement or subject to any order, judgment, writ or decree, that either restricts or purports to restrict its ability to grant Liens to the Administrative Agent and the Lenders on or in respect of their Properties to secure the Secured Obligations and the Loan Documents other than provisions in agreements with respect to Indebtedness to be repaid as contemplated by Section 5.1.6 and other than pursuant to the Loan Documents and the Transaction Documents.
     SECTION 6.22 Location of Business and Offices. The jurisdiction of organization, name as listed in the public records of its jurisdiction of organization, organizational identification number in its jurisdiction of organization, and the location of its principal place of business and chief executive office of each Borrower, the Holdco Guarantor and each Subsidiary is stated on Item 6.22 of the Disclosure Schedule (or as set forth in a notice delivered pursuant to Section 11.2).
     SECTION 6.23 Maintenance of Properties. Except for such acts or failures to act as could not be reasonably expected to have a Material Adverse Effect, the Oil and Gas Properties (and Properties unitized therewith) of the Obligors and their respective Subsidiaries have been maintained, operated and developed in a good and workmanlike manner, in accordance with customary practices in the industry, and in conformity with all Applicable Law and in conformity with the provisions of all leases, subleases or other contracts comprising a part of the Hydrocarbon Interests and other contracts and agreements forming a part of the Oil and Gas Properties of the Obligors and their respective Subsidiaries. Specifically in connection with the foregoing, except for those as could not be reasonably expected to have a Material Adverse Effect, (a) no Oil and Gas Property of any Obligor or any Subsidiary thereof is subject to having allowable production reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) and (b) none of the wells comprising a part of the Oil and Gas Properties (or Properties unitized therewith) of any Obligor or any Subsidiary thereof is deviated from the vertical more than the maximum permitted by Applicable Law, and such wells are, in fact, bottomed under and are producing from, and the well bores are wholly within, the Oil and Gas Properties (or in the case of wells located on Properties unitized therewith, such unitized Properties) of such Obligor or such Subsidiary. All pipelines, wells, gas processing plants, platforms and other material improvements, fixtures and equipment owned in whole or in part by any Obligor or any Subsidiary thereof that are necessary to conduct normal operations are being maintained in a state adequate to conduct normal operations, and with respect to such of the foregoing that are operated by any Obligor or any Subsidiary thereof, in a manner consistent with any Obligor or any Subsidiary past practices (other than those the failure of which to maintain in accordance with this Section 6.24 could not reasonably be expected to have a Material Adverse Effect).
     SECTION 6.24 Gas Imbalances. Except as set forth on Item 6.24 of the Disclosure Schedule or on the most recent certificate of the Borrowers delivered in connection with a Reserve Report, on a net basis there are no gas imbalances, take or pay or other prepayments that would require any Obligor or any Subsidiary thereof to deliver Hydrocarbons produced from the Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor exceeding an equivalent of 1.5 bcf of natural gas (with each barrel of crude oil being deemed equivalent to six mcf of natural gas) in the aggregate.
     SECTION 6.25 Marketing of Production. Except for contracts listed and in effect on the date hereof on Item 6.25 of the Disclosure Schedule, and thereafter either disclosed in writing to the Administrative Agent or included in the most recently delivered Reserve Report (with respect to all of which contracts each Obligor represents that it or its Subsidiaries are receiving a price for all production
Amended and Restated First Lien Credit Agreement

sold thereunder that is computed substantially in accordance with the terms of the relevant contract and are not having deliveries curtailed substantially below the subject Property’s delivery capacity), no material agreements exist that are not cancelable on 60 days notice or less without penalty or material detriment for the sale of production from any Obligor’s or Subsidiary’s Hydrocarbons (including, without limitation, calls on or other rights to purchase, production, whether or not the same are currently being exercised) that (a) pertain to the sale of production at a fixed price and (b) have a maturity or expiry date of longer than six (6) months from the date hereof.
     SECTION 6.26 Perfected Liens and Security Interests. The Obligors shall have delivered to the Administrative Agent all documents requested with respect to the perfection of Liens to secure the Secured Obligations, and to Borrowers’ knowledge, the Secured Obligations are and shall be at all times secured by valid, perfected first priority Liens (subject to Permitted Liens but not the priority of the Liens created under the HY Note Documents) in favor of the Administrative Agent, covering and encumbering all collateral granted or purported to be granted by the Security Documents, to the extent perfection has or will occur, by the recording of a Mortgage, the filing of a UCC financing statement, or by possession or control.
ARTICLE 7
COVENANTS
     SECTION 7.1 Affirmative Covenants. Each Obligor agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, the Borrowers and Holdco Guarantor will, and will cause their respective Subsidiaries to, perform or cause to be performed the obligations set forth below.
     SECTION 7.1.1 Financial Information, Reports, Notices, etc. The Borrowers will furnish the Administrative Agent and each Lender, copies of the following financial statements, reports, notices and information:
     (a) as soon as available and in any event within 45 days after the end of each Fiscal Quarter of each Fiscal Year, an unaudited consolidated balance sheet of the Holdco Guarantor and its Subsidiaries, in each case, as of the end of such Fiscal Quarter and consolidated statements of income and cash flows of the Holdco Guarantor and its Subsidiaries for such Fiscal Quarter and for the period commencing at the end of the previous Fiscal Year and ending with the end of such Fiscal Quarter, and including (in each case), in comparative form the figures for the corresponding Fiscal Quarter in, and year to date portion of, the immediately preceding Fiscal Year, in each case, certified by the chief financial or accounting Authorized Officer of the Holdco Guarantor and each Borrower as complete and correct in all material respects and as fairly presenting the financial condition, results of operations, and cash flows of the Holdco Guarantor and its Subsidiaries, in each case, in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
     (b) as soon as available and in any event within 90 days after the end of each Fiscal Year, a copy of the consolidated balance sheet of the Holdco Guarantor and its Subsidiaries, and the related consolidated statements of income and cash flows of the Holdco Guarantor and its Subsidiaries for such Fiscal Year, setting forth in comparative form the figures for the immediately preceding Fiscal Year, audited (without any Impermissible Qualification) by independent public accountants acceptable to the Administrative Agent, that shall include a calculation of the financial covenants set forth in Section 7.2.4 and stating that, in performing the examination necessary to deliver the audited financial statements of the Holdco Guarantor, no knowledge was obtained of any Event of Default;
Amended and Restated First Lien Credit Agreement

     (c) concurrently with the delivery of the financial information pursuant to clauses (a) and (b), a Compliance Certificate, executed by the chief financial or accounting Authorized Officer of the Holdco Guarantor and each Borrower, (i) showing compliance with the financial covenants set forth in Section 7.2.4 and stating that no Default has occurred and is continuing (or, if a Default has occurred, specifying the details of such Default and the action that the Obligors have taken or propose to take with respect thereto), and (ii) stating that no Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate (or, if a Subsidiary has been formed or acquired since the delivery of the last Compliance Certificate, a statement that such Subsidiary has complied with Section 7.1.8);
     (d) as soon as possible and in any event at the earlier of (i) the day after which such budget is approved by the Board of Directors of Holdco Guarantor and (ii) the end of each Fiscal Year, a monthly budget for the 12 months following such Fiscal Year end setting forth the Borrowers’ projections for production volumes, revenues, expenses, taxes and budgeted capital expenditures during such period;
     (e) as soon as possible and in any event within five days after any Borrower or any other Obligor obtains knowledge of the occurrence of a Default, a statement of an Authorized Officer of each Borrower setting forth details of such Default and the action that the Borrowers or such Obligor has taken and proposes to take with respect thereto;
     (f) as soon as possible and in any event within five days after any Borrower or any other Obligor obtains knowledge of (i) the occurrence of any material adverse development with respect to any litigation, action, proceeding or labor controversy described in Item 6.7 of the Disclosure Schedule, (ii) the commencement of any litigation, action, proceeding or labor controversy of the type and materiality described in Section 6.7 or (iii) the filing or commencement of, or the threat in writing of, any material action, suit, proceeding, investigation or arbitration by or before any arbitrator or Governmental Authority (including under Environmental Laws or with respect to ERISA matters) against or affecting any Borrower or any Affiliate thereof not previously disclosed in writing to the Lenders, notice thereof and, to the extent the Administrative Agent requests, copies of all documentation relating thereto;
     (g) promptly upon becoming aware of (i) the institution of any steps by any Person to terminate any Pension Plan, (ii) the failure to make a required contribution to any Pension Plan if such failure is sufficient to give rise to a Lien under Section 302(f) of ERISA, (iii) the taking of any action with respect to a Pension Plan that could result in the requirement that any Obligor furnish a bond or other security to the PBGC or such Pension Plan, or (iv) the occurrence of any event with respect to any Pension Plan that could result in the incurrence by any Obligor of any material liability, fine or penalty, notice thereof and copies of all documentation relating thereto;
     (h) promptly upon receipt thereof, copies of all “management letters” or reports submitted to any Borrower or any other Obligor by the independent public accountants referred to in clause (b) in connection with each audit made by such accountants or any other interim or special audit conducted by them;
     (i) promptly following the giving or receipt of any material notice or report delivered under the terms of any HY Note Document, copies of such notice or report; and promptly following the execution of any amendment, modification or supplement to the Intercreditor Agreement or any HY Note Document, a copy of such amendment, modification or supplement;
     (j) promptly (i) if any Obligor obtains knowledge that any Obligor or any Person that owns, directly or indirectly, any Capital Securities of any Obligor, or any other holder at any time of any direct or indirect equitable, legal or beneficial interest therein is the subject of any of the Terrorism Laws, the Borrowers will notify the Administrative Agent and (ii) upon the request of any Lender, the Borrowers
Amended and Restated First Lien Credit Agreement

will provide any information such Lender believes is reasonably necessary to be delivered to comply with the Patriot Act;
     (k) concurrently with any delivery of financial statements under clause (b) above, or within five days following any change to any existing insurance policy that could reasonably be expected to have a material and adverse effect on the Lenders, a certificate of insurance coverage from each insurer with respect to the insurance required by Section 7.1.4, in form and substance satisfactory to the Administrative Agent, and, if requested by the Administrative Agent or any Lender, copies of the applicable policies;
     (l) concurrently with the delivery of any Reserve Report to the Administrative Agent pursuant to Section 2.8, a list of Persons who purchase (or did purchase in the last six months) at least 50% of the Hydrocarbons from the Borrowers and their Subsidiaries;
     (m) concurrently with the delivery of any Reserve Report, the Borrowers shall provide to the Administrative Agent and each Lender, a certificate from the president or chief financial officer of each Borrower certifying that, to the best of his knowledge and in all material respects: (i) the information contained in such Reserve Report and any other information delivered in connection therewith is true and correct, (ii) the Borrowers and their respective Subsidiaries own good and defensible title to the Oil and Gas Properties evaluated in such Reserve Report (in this Section called the “Covered Properties”) and are free of all Liens except for Permitted Liens, (iii) except as set forth on an exhibit to the certificate, on a net basis there are no gas imbalances, take or pay or other prepayments with respect to its Oil and Gas Properties evaluated in such Engineering Report (other than those permitted by the Security Documents) that would require such Borrower or such Subsidiary to deliver hydrocarbons produced from such Oil and Gas Properties at some future time without then or thereafter receiving full payment therefor, (iv) none of the Covered Properties has been sold since the date of the last Borrowing Base determination except as set forth on an exhibit to the certificate, which certificate shall list all such Covered Properties sold and in such detail as reasonably required by the Administrative Agent, (v) set forth on a schedule attached to the certificate is the present discounted value of all Covered Properties that are part of the Oil and Gas Properties that are encumbered by the Mortgages (the “Mortgaged Properties”), (vi) Oil and Gas Properties that comprise at least the Required Percentages of the total value of the reserves that are included within the Covered Properties are part of the Mortgaged Properties, and (vii) Oil and Gas Properties that comprise at least the Required Percentages of the total value of the Proved Developed Producing Reserves that are included within the Covered Properties are part of the Mortgaged Properties;
     (n) as soon as possible and in any event within 30 days after the end of each calendar month, a report setting forth, (i) the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for such calendar month, including, without limitation, transportation, gathering and marketing costs, and all categories of applicable expenses, (ii) capital expenditures for such calendar month, (iii) cash flow for such calendar month, (iv) all Restricted Payments made during such calendar month, in each case, at a level of detail reasonably acceptable to the Administrative Agent, and (v) a comparison of the amounts described in the preceding clauses (ii) and (iii) to those projected or budgeted in the most recently delivered budget under Section 7.1.1(d);
     (o) prompt written notice, and in any event within five Business Days, of the occurrence of any material Casualty Event or the commencement of any action or proceeding that could reasonably be expected to result in a material Casualty Event;
Amended and Restated First Lien Credit Agreement

     (p) prompt written notice (and in any event within thirty (30) days prior thereto) of any change (i) in any Borrower or any Guarantor’s legal name, (ii) in the location of any Borrower or any Guarantor’s chief executive office or principal place of business, (iii) in any Borrower or any Guarantor’s identity or organizational structure or in the jurisdiction in which such Person is organized, (iv) in any Borrower or any Guarantor’s jurisdiction of organization or such Person’s organizational identification number in such jurisdiction of organization, and (v) in any Borrower or any Guarantor’s federal taxpayer identification number;
     (q) with the delivery of quarterly financial statements under Section 7.1.1(a) and in any event, no later than 45 days after the end of each Fiscal Quarter, a report setting forth, for each calendar month during the then current fiscal year to date on a production date basis, the volume of production and sales attributable to production (and the prices at which such sales were made and the revenues derived from such sales) for each such calendar month from the Oil and Gas Properties, and setting forth the related ad valorem, severance and production taxes and lease operating expenses attributable thereto and incurred for each such calendar month, including, without limitation, transportation, gathering and marketing costs, and all categories of applicable expenses (at a level of detail reasonably acceptable to the Administrative Agent) charged to the Holdco Guarantor or its Subsidiaries under the relevant operating agreements;
     (r) promptly, but in any event within five (5) Business Days after the execution thereof, copies of any amendment, modification or supplement to the certificate or articles of incorporation, by-laws, any preferred stock designation or any other Organizational Document of any Obligor;
     (s) (i) concurrently with any delivery of financial statements under Section 7.1.1(a), a certificate of an Authorized Officer of each Borrower, in form and substance satisfactory to the Administrative Agent, setting forth as of the last Business Day of such Fiscal Year, a true and complete list of all Hedging Agreements of each Borrower and each Subsidiary, the material terms thereof (including the type, term, effective date, termination date and notional amounts or volumes), the net mark-to-market value therefor, any margin required or supplied under any credit support document, and the counterparty to each such agreement and (ii) within five days after any execution of any new Hedging Agreements or any assignment, termination or unwinding of any existing Hedging Agreements, notice thereof to the Administrative Agent, which notice shall be in form and substance and with details reasonably acceptable to the Administrative Agent; and
     (t) such other financial and other information as any Lender or Issuer through the Administrative Agent may from time to time reasonably request (including information and reports in such detail as the Administrative Agent may request with respect to the terms of and information provided pursuant to the Compliance Certificate).
     SECTION 7.1.2 Maintenance of Existence; Compliance with Laws, etc. Each Obligor will, and will cause each of its Subsidiaries to, preserve and maintain its and their respective legal existence (except as otherwise permitted by Section 7.2.9), perform in all material respects their obligations under material agreements to which such Obligor or a Subsidiary is a party, and comply in all material respects with all Applicable Law, including the payment (before the same become delinquent), of all Taxes, imposed upon such Obligor or its Subsidiaries or upon their property except to the extent being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been set aside on the books of such Obligor or its Subsidiaries, as applicable. Each Obligor shall take all reasonable and necessary actions to ensure that no portion of the Loans will be used, disbursed or distributed for any purpose, or to any Person, directly or indirectly, in violation of any of the Terrorism Laws and shall take all reasonable and necessary action to comply in all material respects with all Terrorism Laws with respect thereto.
Amended and Restated First Lien Credit Agreement

     SECTION 7.1.3 Operation and Maintenance of Properties.
     (a) Except where failure to do so could not reasonably be expected to have a Material Adverse Effect, each Obligor will, and will cause each of its Subsidiaries to, at its own expense, do or cause to be done all things reasonably necessary to preserve and keep in good repair, working order and efficiency all of its Oil and Gas Properties and other material Properties including, without limitation, all equipment, machinery and facilities, and from time to time will make all the reasonably necessary repairs, renewals and replacements so that at all times the state and condition of its Oil and Gas Properties and other material Properties will be preserved and maintained in accordance with industry standards, except to the extent a portion of such Properties is no longer capable of producing Hydrocarbons in economically reasonable amounts.
     (b) Each Obligor will, and will cause each of its Subsidiaries to, promptly: (i) pay and discharge, or make reasonable and customary efforts to cause to be paid and discharged, all material delay rentals, royalties, expenses and indebtedness accruing under the leases or other agreements affecting or pertaining to its Oil and Gas Properties, and (ii) perform or make reasonable and customary efforts to cause to be performed, in accordance with industry standards, all material obligations required by each and all of the assignments, deeds, leases, sub-leases, contracts and agreements affecting its interests in its Oil and Gas Properties and other material Properties.
     (c) Except where failure to do so could not reasonably be expected to cause a Material Adverse Effect, the Obligors will, and will cause their respective Subsidiaries to, operate their respective Oil and Gas Properties and other material Properties or cause or make reasonable and customary efforts to cause such Oil and Gas Properties and other material Properties to be operated in a careful and efficient manner in accordance with the practices of the industry and in compliance with all applicable contracts and agreements and in compliance in all material respects with all Applicable Law.
     (d) Notwithstanding the foregoing, to the extent any Obligor or any Subsidiary is not the operator of any Oil and Gas Property (other than to the extent that such operator is an Affiliate of a Borrower), each Obligor will, and will cause each of its Subsidiaries to, use reasonable efforts to cause the operator to comply with this Section 7.1.3.
     SECTION 7.1.4 Insurance; Casualty Events. Holdco Guarantor and each Borrower will, and will cause each of its Subsidiaries to maintain: (a) insurance on its property with financially sound and reputable insurance companies against loss and damage in at least the amounts (and with only those deductibles) customarily maintained, and against such risks as are typically insured against in the same general area, by Persons of comparable size engaged in the same or similar business as such Obligor and its Subsidiaries; and (b) all worker’s compensation, employer’s liability insurance or similar insurance as may be required under the laws of any state or jurisdiction in which it may be engaged in business, in each case to the reasonable satisfaction of the Administrative Agent. Without limiting the foregoing, all insurance policies required pursuant to this Section shall (i) name the Administrative Agent on behalf of the Secured Parties as lender loss payee (in the case of property insurance) or name the Administrative Agent and other Secured Parties as additional insured (in the case of liability insurance), as applicable, and (ii) provide that no cancellation or modification of the policies will be made without thirty days’ prior written notice to the Administrative Agent. If no Borrowing Base Deficiency exists and no Event of Default has occurred and is continuing (A) each Obligor and the Administrative Agent will cause all proceeds of insurance in connection with a Casualty Event to be paid to the applicable Obligor and (B) each Obligor may use such insurance proceeds to, at its option, repair or rebuild the affected property or pay or prepay any outstanding Loans or other Secured Obligations or for any other lawful purpose not otherwise restricted by the Loan Documents. If a Borrowing Base Deficiency exists, such insurance proceeds shall be used to cure such Borrowing Base Deficiency as provided in Section 3.1.1(h). After the
Amended and Restated First Lien Credit Agreement

occurrence and during the continuance of an Event of Default, the Administrative Agent may, and upon direction from the Majority Lenders, shall, apply all insurance proceeds upon receipt thereof to the Secured Obligations in accordance with Section 4.7.
     SECTION 7.1.5 Books and Records. Each Obligor will, and will cause each of its Subsidiaries to, keep books and records in accordance with GAAP that accurately reflect all of its business affairs and transactions. Each Obligor will permit, and will cause each of its Subsidiaries to permit, any officer, employee or agent of the Administrative Agent or of any Secured Party to visit and inspect any of the assets of any such Obligor, examine each such Obligor’s books of record and accounts, take copies and extracts thereof and therefrom, and discuss the affairs, finances and accounts of each such Obligor with each such Obligor’s officers, accountants and auditors, all upon prior written notice to the Borrowers at such reasonable times during such Borrower’s or such Obligor’s normal business hours (and in a manner so as, to the extent practicable, not to interfere with the normal business operations of the such Borrower or such Obligor) and as often as the Administrative Agent or any Lender may reasonably request; provided that, the Administrative Agent or such Secured Party’s shall execute Borrower’s customary waiver form in respect of inspections of Borrowers’ field assets not located at its corporate offices. Notwithstanding the foregoing, as long as no Event of Default has occurred and is continuing, the Obligors will not be required to bear the expense of more than one (1) inspection by the Administrative Agent (on behalf of the Secured Parties) during any calendar year; provided that if an Event of Default has occurred and is continuing, the Administrative Agent shall be entitled to conduct more frequent inspections at the expense of the Obligors.
     SECTION 7.1.6 Environmental Law Covenant. Each Obligor will, and will cause each of its Subsidiaries to, (a) use and operate all of its and their facilities and properties in material compliance with all Environmental Laws, keep all necessary permits, approvals, certificates, licenses and other authorizations relating to environmental matters in effect and remain in material compliance therewith, and handle all Hazardous Materials in compliance with all applicable Environmental Laws in all material respects; and (b) promptly notify the Administrative Agent and provide copies upon receipt of all material written claims, complaints, notices or inquiries relating to the condition of its owned, operated and leased facilities and properties in respect of, or as to compliance with, Environmental Laws, and shall promptly resolve any material non-compliance with Environmental Laws and keep its owned property free of any Lien imposed by any Environmental Law.
     SECTION 7.1.7 Use of Proceeds. The Borrower will apply the proceeds of the Credit Extensions to refinance the Obligations under, and as defined in, the Restated Agreement and to pay transaction costs and expenses in connection herewith and therewith and otherwise as follows: (a) in the case of Loans, for working capital and general corporate purposes of the Borrowers and the Subsidiary Guarantors, including Permitted Acquisitions by such Persons; and (b) for issuing Letters of Credit for the account of a Borrower or a Subsidiary.
     SECTION 7.1.8 Future Subsidiary Guarantors, Security, etc. Each Obligor will, and will cause each of its Subsidiaries to, execute any documents, Filing Statements, agreements and instruments, and take all further action (including filing Mortgages) that may be required under Applicable Law, or that the Administrative Agent may reasonably request, (a) in order to effectuate the transactions contemplated by the Loan Documents, and (b) in order to grant, preserve, protect and perfect the validity and first priority (subject to Permitted Liens but not the priority of the Liens created under the HY Note Documents) of the Liens created or intended to be created by the Loan Documents. Each Obligor will cause any subsequently acquired or organized Subsidiary to execute, within 10 Business Days of its acquisition or organization (but no later than the date such Subsidiary executes and delivers the same to under the HY Note Documents), a supplement (in form and substance satisfactory to the Administrative Agent) to the Subsidiary Guaranty and each other applicable Loan Document in favor of the Secured Parties.
Amended and Restated First Lien Credit Agreement

     SECTION 7.1.9 Cash Management. Each Obligor and its Subsidiaries will keep all of their operating accounts, Deposit Accounts and other bank accounts separate from, and will not co-mingle any of its cash or money with, any other Persons (but not including the Borrowers and or any other Subsidiary). Each Obligor will, and will cause each Subsidiary Guarantor to: (a) from and after the 90th day after the Effective Date, maintain no deposit accounts other than Lender Accounts, (b) request that such Person’s Account Debtors forward payment of all amounts owed by them to such Person to a Lender Account, and (c) deposit, or cause to be deposited, promptly, and in any event no later than the second Business Day after the date of receipt thereof, all of such Person’s Collections in a Lender Account.
     SECTION 7.1.10 Proceeds Account. The Mortgages contain an assignment to the Administrative Agent by the applicable mortgagor of all Production and Production Proceeds (in each case as defined in the Mortgages). Notwithstanding such assignment, such Obligor or such Subsidiary, as applicable, may receive such Production and Production Proceeds until the Administrative Agent shall give written notice to the contrary upon the occurrence and during the continuance of an Event of Default, as provided in the Mortgages. Thereafter, during the continuance of an Event of Default, all Production and Production Proceeds shall be paid directly into an account of any Obligor maintained with the Administrative Agent (the “Proceeds Account”). Each Obligor hereby grants to the Administrative Agent for the benefit of the Secured Parties, subject to the prior assignment in favor of the Administrative Agent of such Production and Production Proceeds, a security interest in the Proceeds Account and all proceeds thereof.
     SECTION 7.1.11 Maintenance of Liens on Properties. Each Obligor shall cause the Mortgaged Properties to constitute at least eighty five percent (85%) (and, if requested by the Administrative Agent, up to ninety percent (90%)) of the total value of the Proved Reserves of the Obligors and their respective Subsidiaries and at least eighty five percent (85%) of the total value of the Proved Developed Producing Reserves of the Obligors and their respective Subsidiaries (respectively, the “Required Percentages”). Within thirty (30) days following each determination or redetermination of the Borrowing Base, the Borrowers will execute and deliver documentation in form and substance satisfactory to the Administrative Agent, granting to the Administrative Agent first perfected Liens on Oil and Gas Properties that are not then part of the Mortgaged Properties, sufficient to cause the Mortgaged Properties to constitute the Required Percentages. In addition, the Borrowers will furnish to the Administrative Agent title due diligence in form and substance satisfactory to the Administrative Agent and will furnish all other documents and information relating to such properties as the Administrative Agent may reasonably request.
     SECTION 7.1.12 Hedging Agreements. No Obligor shall novate, assign, terminate or unwind any Hedging Agreements if the effect of such action (when taken together with any other Hedging Agreements executed contemporaneously with the taking of such action) would have the effect of canceling its positions under such Hedging Agreements required hereby unless such actions (i) are undertaken with prior written notice to and approval from (which approval shall not be unreasonably withheld or delayed) the Administrative Agent and (ii) are in compliance with the restrictions set forth in Section 7.2.20. The Borrowers shall promptly, and in any event on the date of such event, notify the Administrative Agent if any hedge position or any other Hedging Agreement described in Item 5.1.21 of the Disclosure Schedule or any other hedge position or Hedging Agreement is to be novated, assigned, unwound, terminated, or amended.f
     SECTION 7.1.13 Title Information. On or before the delivery to the Administrative Agent and the Lenders of each Reserve Report required by Section 2.8, the Borrowers will deliver title information in form and substance acceptable to the Administrative Agent covering enough of the Oil and Gas Properties evaluated by such Reserve Report that were not included in the immediately preceding Reserve Report, so that the Administrative Agent shall be reasonably satisfied with the status of title to at least
Amended and Restated First Lien Credit Agreement

80% (by value) of the Oil and Gas Properties evaluated by such Reserve Report. If the Borrowers have provided title information for additional Properties under the preceding sentence, the Borrowers shall, within 60 days of notice from the Administrative Agent that title defects or exceptions exist with respect to such additional Properties, either (a) cure any such title defects or exceptions (including defects or exceptions as to priority) that are not permitted by Section 7.2.3 raised by such information, (b) substitute acceptable Mortgaged Properties with no title defects or exceptions except for Permitted Liens having an equivalent value or (c) deliver title information in form and substance acceptable to the Administrative Agent so that the Administrative Agent shall be reasonably satisfied with the status of title to at least 80% (by value) of the Oil and Gas Properties evaluated by such Reserve Report. If the Borrowers are unable to cure any title defect requested by the Administrative Agent or the Lenders to be cured within the 60-day period or the Borrowers do not comply with the requirements to provide acceptable title information to the Oil and Gas Properties evaluated in the most recent Reserve Report, such default shall not be a Default under Section 9.1.4, but instead the Administrative Agent and/or the Majority Lenders shall have the right to exercise the following remedy in their sole discretion from time to time, and any failure to so exercise this remedy at any time shall not be a waiver as to future exercise of the remedy by the Administrative Agent or the Lenders. To the extent that the Administrative Agent or the Majority Lenders are not satisfied with title to any Mortgaged Property after the 60-day period has elapsed, the Administrative Agent may send a notice to the Borrowers and the Lenders that the then outstanding Borrowing Base and the then current projected Borrowing Base shall be reduced by amounts as determined by the Majority Lenders to cause the Borrowers to be in compliance with the requirement to provide acceptable title information to at least 80% (by value) of the Oil and Gas Properties covered by the Reserve Report. This new Borrowing Base and new Projected Borrowing Base shall become effective immediately after receipt of such notice.
     SECTION 7.1.14 [Intentionally Omitted.]
     SECTION 7.1.15 Further Assurances. Each Obligor at its expense will, and will cause each Subsidiary to, promptly execute and deliver to the Administrative Agent all such other documents, agreements and instruments reasonably requested by the Administrative Agent to comply with, cure any defects or accomplish the covenants and agreements of any Obligor or any Subsidiary, as the case may be, in the Loan Documents, including the Notes, if requested, or to further evidence and more fully describe the collateral intended as security for the Indebtedness, or to correct any omissions in this Agreement or the Security Documents, or to state more fully the obligations secured therein, or to perfect, protect or preserve any Liens created pursuant to this Agreement or any of the Security Documents or the priority thereof, or to make any recordings, file any notices or obtain any consents, all as may be reasonably necessary or appropriate, in the reasonable discretion of the Administrative Agent, in connection therewith. Each Obligor hereby authorizes the Administrative Agent, upon prior delivery to such Obligor, to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of any Mortgaged Property or any part thereof or any other collateral without the signature of such Obligor or any of its Subsidiary Guarantors where permitted by law. A carbon, photographic or other reproduction of the Security Documents or any financing statement covering the Mortgaged Property or any part thereof or any other collateral shall be sufficient as a financing statement where permitted by law.
     SECTION 7.2 Negative Covenants. Each Obligor covenants and agrees with each Lender, each Issuer and the Administrative Agent that until the Termination Date has occurred, each Obligor will, and will cause its Subsidiaries to, perform or cause to be performed the obligations set forth below:
     SECTION 7.2.1 Business Activities. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, engage in any business activity except those business activities engaged in on the date of this Agreement and activities reasonably incidental thereto. From and after the date hereof, no Obligor
Amended and Restated First Lien Credit Agreement

shall, nor shall any Obligor permit any of its Subsidiaries to, acquire or make any other expenditure (whether such expenditure is capital, operating or otherwise) in or related to, any Oil and Gas Properties or businesses not located within the geographical boundaries of the United States or the offshore area in the Gulf of Mexico over which the United States of America asserts jurisdiction or otherwise purchase, make, incur, assume or permit to exist any Investment in any Person not organized under the laws of the United States or one of the States thereof.
     SECTION 7.2.2 Indebtedness. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, create, incur, assume or permit to exist any Indebtedness, except:
     (a) (i) the Secured Obligations and (ii) Hedging Obligations incurred as permitted by this Agreement;
     (b) until the Effective Date, Indebtedness that is to be repaid in full as further identified in Item 7.2.2(b) of the Disclosure Schedule;
     (c) Indebtedness existing as of the Effective Date that is identified in Item 7.2.2(c) of the Disclosure Schedule, and refinancing of such Indebtedness in a principal amount not in excess of that which is outstanding on the Effective Date (as such amount has been reduced following the Effective Date);
     (d) unsecured Indebtedness incurred in the ordinary course of business of any Obligor or any Subsidiary (including open accounts extended by suppliers on normal trade terms in connection with purchases of goods and services (including insurance premium payables in the ordinary course), that are not overdue for a period of more than 90 days or, if overdue for more than 90 days, as to which a dispute exists and adequate reserves in conformity with GAAP have been established on the books of such Obligor or such Subsidiary) but excluding any Indebtedness incurred through the borrowing of money (other than in connection with the financing of insurance premiums);
     (e) Indebtedness (i) evidencing the deferred purchase price of newly acquired property or incurred to finance the acquisition of equipment of any Obligor or Subsidiary (pursuant to purchase money mortgages or otherwise, whether owed to the seller or a third party) used in the ordinary course of business of such Obligor or such Subsidiary (provided that, such Indebtedness is incurred within 60 days of the acquisition of such property) and (ii) in respect of Capitalized Lease Liabilities; provided that, the aggregate principal amount of all Indebtedness outstanding pursuant to this clause shall not at any time exceed $10,000,000;
     (f) Indebtedness of any Obligor owing to any other Obligor;
     (g) Indebtedness of any Obligor under the HY Notes;
     (h) Indebtedness consisting of sureties or bonds provided to any Governmental Authority or other Person and assuring payment of Contingent Liabilities of any Borrower in connection with the operation of the Oil and Gas Properties, including with respect to plugging, facility removal and abandonment of its Oil and Gas Properties;
     (i) Indebtedness of a Person existing at the time such Person became a Subsidiary of a Borrower, but only if such Indebtedness was not created or incurred in contemplation of such Person becoming a Subsidiary;
Amended and Restated First Lien Credit Agreement

     (j) Contingent Liabilities of any Obligor with respect to Indebtedness of any other Obligor otherwise permitted under this Section 7.2.2;
     (k) the Holdco Preferred Equity so long as (i) its maturity, including any put rights, mandatory redemption (including redemption at the option of the holders thereof), retirement or other defeasance thereof, is not prior to one-year past the Stated Maturity Date, (ii) it has a coupon rate of no higher than 12% per annum, (iii) its dividends are payable only in-kind and only when declared by the Board of Directors of Holdco Guarantor (provided, however, that nothing contained herein shall be construed to permit any Restricted Payment prohibited by Section 7.2.6 of the Credit Agreement); and (iv) such Holdco Preferred Equity is classified as “mezzanine equity” and not “debt” under GAAP by the independent public accountants that prepared the financials statements required hereunder; and
     (l) other unsecured Indebtedness of the Obligors and their respective Subsidiaries in an aggregate amount at any time outstanding not to exceed $10,000,000;
provided that, no Indebtedness otherwise permitted by clauses (d), (e), or (l) (or clause (j) as to other Indebtedness permitted under clauses (d), (e) or (l)), shall be assumed, created, refinanced or otherwise incurred if a Default or Borrowing Base Deficiency has occurred and is then continuing or would result therefrom.
     SECTION 7.2.3 Liens. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien upon any of its property (including Capital Securities of any Person), revenues or assets, whether now owned or hereafter acquired, except:
     (a) Liens securing payment of the Secured Obligations;
     (b) until the Effective Date, Liens securing payment of Indebtedness of the type described in clause (b) of Section 7.2.2;
     (c) Liens existing as of the Effective Date and disclosed in Item 7.2.3(c) of the Disclosure Schedule securing Indebtedness described in clause (c) of Section 7.2.2, and refinancings of such Indebtedness; provided that, no such Lien shall encumber any additional property and the amount of Indebtedness secured by such Lien is not increased from that existing on the Effective Date (as such Indebtedness may have been permanently reduced subsequent to the Effective Date);
     (d) Liens securing Indebtedness of the type permitted under clause (e) of Section 7.2.2; provided that, (i) such Lien is granted within 60 days after such Indebtedness is incurred, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of the applicable property, improvements or equipment at the time of such acquisition (or construction) and (iii) such Lien secures only the assets that are the subject of the Indebtedness referred to in such clause;
     (e) Liens securing Indebtedness permitted by clause (i) of Section 7.2.2; provided that, such Liens existed prior to such Person becoming a Subsidiary, were not created in anticipation thereof and attach only to specific tangible assets of such Person (and not assets of such Person generally);
     (f) Liens in favor of carriers, warehousemen, mechanics, contractors, carriers, laborers, suppliers, operators, non-operators, materialmen and landlords arising by operation of law or granted in the ordinary course of business for amounts not overdue or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
Amended and Restated First Lien Credit Agreement

     (g) Liens incurred or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefits, or to secure performance of tenders, statutory obligations, bids, leases or other similar obligations (other than for borrowed money) entered into in the ordinary course of business or to secure obligations on surety and appeal bonds or performance bonds;
     (h) judgment Liens in existence for less than 30 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with responsible insurance companies and which do not otherwise result in an Event of Default under Section 9.1.6;
     (i) easements, rights-of-way, restrictions, servitudes, permits and other similar encumbrances, and minor defects in the chain of title that are customarily accepted in the oil and gas financing industry, including in respect of surface operations or for pipelines or power lines, none of which secure any monetary obligations and none of which interfere with the ordinary conduct of the business of any Borrower or any Subsidiary or materially detract from the value or use of the Property to which they apply;
     (j) Liens for Taxes not at the time delinquent or thereafter payable without penalty or being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on its books;
     (k) Liens securing Indebtedness permitted under clause (g) of Section 7.2.2 that are subordinated to the Liens securing the Secured Obligations pursuant to the Intercreditor Agreement; provided however, that (i) each and every Lien securing the Indebtedness under the HY Notes and the obligations of any Obligor under the HY Note Documents shall be subordinate to the Liens securing the Secured Obligations, this Agreement and the other Loan Documents, and (ii) no Lien shall be granted on any Property to secure the Indebtedness under the HY Notes or any other obligations of any Obligor under the HY Note Documents unless a Lien has been, or is also being, granted on a senior basis, to secure the Secured Obligations, this Agreement and the other Loan Documents;
     (l) any zoning or similar law or right reserved or vested in any governmental office or agency to control or regulate the use of, or any reservation in the grant from the crown in respect of, any real property;
     (m) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a creditor depository institution;
     (n) Liens in the form of royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, in each case that are customary in the oil, gas and mineral production business and that do not secure Indebtedness for borrowed money; provided that, if such Liens encumber Oil and Gas Properties related to Proved Reserves included or considered for inclusion in the Borrowing Base, such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any Subsidiary warranted in this Agreement;
     (o) Liens reserved in leases, joint operating agreements, unitization and pooling agreements and orders, farmout agreements, exploration agreements, development agreements, and other similar agreements, in each case that are customary in the oil, gas and mineral production business, that are entered into in the ordinary course of business and that do not materially impair the use of the Property
Amended and Restated First Lien Credit Agreement

covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; provided that if such Liens encumber Oil and Gas Properties related to Proved Reserves included or considered for inclusion in the Borrowing Base, such Liens are taken into account in computing the net revenue interests and working interests of the Borrower or any Subsidiary warranted in this Agreement; and
     (p) Liens in favor of the provider of insurance premium financings which encumber cash or letters of credit held by the party, the proceeds of insurance the premiums of which are financed thereby, or prepaid premiums, and which secure the Indebtedness incurred from such provider to pay insurance premiums.
     SECTION 7.2.4 Financial Ratios and Operations. The Obligors will not permit any of the events set forth below to occur.
     (a) The Obligors will not permit the Leverage Ratio as of the last day of each Fiscal Quarter, to be greater than (i) for each Fiscal Quarter ended or ending in 2011, 4.5 to 1.0, (ii) for each Fiscal Quarter ending in 2012, 4.25 to 1.0, and (iii) for each Fiscal Quarter ending thereafter, 4.0 to 1.0.
     (b) The Obligors will not permit the Secured Leverage Ratio as of the last day of each Fiscal Quarter, to be greater than 2.0 to 1.0.
     (c) The Obligors will not permit the Interest Coverage Ratio as of the last day of each Fiscal Quarter to be less than (i) for each Fiscal Quarter ending in 2011, 2.25 to 1.0, and (ii) for each Fiscal Quarter ending in 2012 and thereafter, 2.5 to 1.0.
     (d) The Obligors will not permit the Current Ratio as of the last day of each Fiscal Quarter to be less than 1.0 to 1.0.
     SECTION 7.2.5 Investments. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, purchase, make, incur, assume or permit to exist any Investment in any other Person, except:
     (a) Investments existing on the Effective Date and identified in Item 7.2.5(a) of the Disclosure Schedule;
     (b) cash and Cash Equivalent Investments;
     (c) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (d) Investments consisting of any deferred portion of the sales price received by any Obligor or any Subsidiary in connection with any Disposition permitted under Section 7.2.10;
     (e) Investments by way of contributions to capital or purchases of Capital Securities by any Obligor in any other Obligor;
     (f) Investments constituting (i) payment intangibles and accounts receivable arising, (ii) trade debt granted, or (iii) deposits made in connection with the purchase price of goods or services, in each case in the ordinary course of business;
Amended and Restated First Lien Credit Agreement

     (g) Investments by way of the acquisition of Capital Securities constituting Permitted Acquisitions permitted under clause (d) of Section 7.2.9; provided that, such Investments shall result in the acquisition of a wholly owned Subsidiary;
     (h) intercompany loans, advances or guaranties among the Obligors, all to the extent permitted by clause (f) of Section 7.2.2;
     (i) loans or advances to employees, officers or directors in the ordinary course of business of the Obligors, in each case only as permitted by Applicable Law, but in any event not to exceed $500,000 in the aggregate at any time; and
     (j) other Investments which are not otherwise permitted (or limited) in this Section 7.2.5, in an aggregate amount not to exceed $5,000,000; provided that, any Disposition in connection with such Investment shall be subject to Section 7.2.10;
provided that, (i) any Investment that when made complies with the requirements of the definition of the term “Cash Equivalent Investment” may continue to be held notwithstanding that such Investment if made thereafter would not comply with such requirements; and (ii) no Investment otherwise permitted by clauses (g) or (j) shall be permitted to be made if any Event of Default or Borrowing Base Deficiency has occurred and is continuing or would result therefrom.
     SECTION 7.2.6 Restricted Payments. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, declare or make a Restricted Payment, or make any deposit for any Restricted Payment, except:
     (a) Restricted Payments made by an Obligor to any other Obligor;
     (b) Restricted Payments made by Holdco Guarantor to the Parent for payment of the Monitoring Fee; provided that, no such Restricted Payments under this clause (b) may be made unless (i) the Holdco Guarantor can demonstrate, and certify to the Administrative Agent, pro forma compliance with the financial covenants set forth in Section 7.2.4, after giving effect to such Restricted Payments, (ii) the Leverage Ratio, as of the Fiscal Quarter end which immediately precedes the date such Restricted Payments are to be made, is less than 2.50 to 1.00, both before and after giving pro forma effect to such Restricted Payments, (iii) both before and after giving effect to such Restricted Payment, no Default under Section 9.1.1, Section 9.1.5 or Section 9.1.9 or any other Event of Default or Borrowing Base Deficiency has occurred and is continuing, and (iv) both before and after giving effect to such Restricted Payment, the Utilization Percentage does not exceed 85%; and
     (c) Restricted Payments in the form of cash made by the Holdco Guarantor to the Parent with the prior written consent of, in amounts permitted, and under the terms and conditions required by, the Required Lenders; provided that both before and after giving effect to such Restricted Payment, no Default under Section 9.1.1, Section 9.1.5 or Section 9.1.9 or any other Event of Default or Borrowing Base Deficiency has occurred and is continuing.
     SECTION 7.2.7 Change in Management. Neither Holdco Guarantor nor any Obligor shall permit any Change of Management. For purposes of this Section 7.2.7, “Change of Management” shall mean that the chief executive officer of the Parent ceases to be the chief executive officer for any reason and a successor reasonably acceptable to the board of directors of Holdco Guarantor is not appointed within one hundred twenty (120) days thereafter.
Amended and Restated First Lien Credit Agreement

     SECTION 7.2.8 Issuance of Capital Securities. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, issue any Capital Securities (whether for value or otherwise) to any Person other than (a) in the case of Subsidiaries, to any other Obligor, and (b) in the case of Holdco Guarantor, Capital Securities in the form of Holdco Preferred Equity issued on or prior to the Effective Date to effect the Holdco Preferred Transaction.
     SECTION 7.2.9 Consolidation, Merger; Permitted Acquisitions, etc. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, liquidate or dissolve, consolidate with, or merge or amalgamate into or with, any other Person, or purchase or otherwise acquire all or substantially all of the assets of any Person (or any division thereof), except that:
     (a) any Borrower or Subsidiary of a Borrower may liquidate or dissolve voluntarily into, and may merge or amalgamate with and into, any Borrower or any other such Subsidiary; provided that, (i) in any merger or amalgamation involving a Borrower, such Borrower is the surviving Person (or if two Borrowers are involved in such merger or amalgamation, one of such Borrowers is the surviving Person), (ii) a Guarantor may only merge with and into another Guarantor or a Borrower, and (iii) no Borrower or any Subsidiary may merge with or into Holdco Guarantor;
     (b) the assets or Capital Securities of any Subsidiary of a Borrower may be purchased or otherwise acquired by any Borrower or any other Subsidiary of a Borrower; provided that, the assets or Capital Securities of any Subsidiary Guarantor that is a Subsidiary of a Borrower may only be purchased or otherwise acquired by any Borrower or another Subsidiary Guarantor of a Borrower); provided, further, that in no event shall any Subsidiary consolidate with or merge with and into any other Subsidiary unless after giving effect thereto, the Administrative Agent shall have a perfected pledge of, and security interest in and to, at least the same percentage of the issued and outstanding interests of Capital Securities (on a fully diluted basis) and other assets of the surviving Person as the Administrative Agent had immediately prior to such merger or consolidation in form and substance satisfactory to the Administrative Agent and its counsel, pursuant to such documentation and opinions as shall be necessary in the opinion of the Administrative Agent to create, perfect or maintain the collateral position of the Secured Parties therein;
     (c) any Borrower or any of its Subsidiaries may purchase all or substantially all of the assets of any Person (or any division thereof), or acquire such Person by merger or otherwise, in each case, if: (i) such purchase or acquisition constitutes a Permitted Acquisition; and (ii) the amount paid or payable in connection with such transaction (together with all Permitted Acquisitions that have been consummated since the date of the last scheduled redetermination of the Borrowing Base) does not exceed 5% of the Borrowing Base in effect at the time such Permitted Acquisition is effected; provided that, for the avoidance of doubt this clause (c) shall not limit the acquisition by any Borrower or any Subsidiary of Oil and Gas Properties in the ordinary course of business which properties do not constitute all or substantially all of the assets of any one Person (or any division thereof); and
     (d) any purchase which constitutes a permitted Investment made in accordance with Section 7.2.5.
     SECTION 7.2.10 Permitted Dispositions. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, Dispose of any Obligor’s or such Subsidiaries’ assets (including accounts receivable and Capital Securities of Subsidiaries) to any Person in one transaction or series of transactions unless such Disposition is:
     (a) inventory or obsolete, damaged, worn out or surplus tangible personal property Disposed of in the ordinary course of its business, or the discounted sale of defaulted or delinquent trade receivables
Amended and Restated First Lien Credit Agreement

written off or reserved against in the ordinary course of business, or Property no longer necessary for the business of such Person or Property contemporaneously replaced by Property of at least comparable value and use;
     (b) the sale of Hydrocarbons in the ordinary course of business;
     (c) Investments made in accordance with Section 7.2.5 and Restricted Payments made in accordance with Section 7.2.6(a); and
     (d) the Disposition (including Casualty Events) of any Oil and Gas Property or any interest therein or any Subsidiary owning Oil and Gas Properties (“Disposable Oil and Gas Interests”); provided that (i) if such Disposable Oil and Gas Interests have a positive value in the most recently delivered Reserve Report, 100% of the consideration received by the Borrowers or their respective Subsidiaries in respect of such Disposition shall be cash or other Oil and Gas Properties or a combination of cash and other Oil and Gas Properties, (ii) the consideration received in respect of such Disposition shall be equal to or greater than the fair market value of the Disposable Oil and Gas Interests (as reasonably determined by the board of managers of the applicable Borrower and, if requested by the Administrative Agent, such Borrower shall deliver a certificate of a Authorized Officer of such Borrower certifying to that effect), (iii) if such Disposable Oil and Gas Interests have a positive value in the most recently delivered Reserve Report and the sales price (net of reasonable costs and expenses associated with such Disposition and Taxes payable with respect thereto) received in cash by the Borrowers and their respective Subsidiaries with respect to such Disposable Oil and Gas Interests (when added to net sales price of all other Dispositions of Disposable Oil and Gas Interests since the date the Borrowing Base was last redetermined for which no adjustment in the Borrowing Base has been made pursuant to Section 2.8.7 or this Section 7.2.10(d)) is in excess of $5,000,000, then the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value assigned such Disposable Oil and Gas Interests in the most recently delivered Reserve Report, (iv) if any such Disposition is of a Subsidiary owning Oil and Gas Properties, such sale or other disposition shall include all the Capital Securities of such Subsidiary, (v) notwithstanding Section 3.1.1(c), (A) if a Borrowing Base Deficiency exists at the time of such Disposition (or results as a result of clause (iii) above), then the net proceeds of such Disposition shall be applied immediately to cure such Borrowing Base Deficiency first by prepaying the Revolving Loans and Swing Line Loans and second by Cash Collateralizing all outstanding Letters of Credit to the extent of such Borrowing Base Deficiency, and (B) the value (determined by reference to the value attributed to such Oil and Gas Properties in the then current Borrowing Base) of the Oil and Gas Properties subject to such Disposition, when aggregated with such value for all other such Dispositions that have been consummated since the date of the last scheduled redetermination of the Borrowing Base, may not exceed the lesser of (x) 5% of the total amount of the then current Borrowing Base and (y) $5,000,000, and (vi) no Default or Event of Default exists or would result from such Disposition. If any Subsidiary owning Oil and Gas Properties is Disposed of pursuant to this clause (d), and such Subsidiary is a Subsidiary Guarantor, such Subsidiary shall be released from its Guaranty and the Liens upon the Property of such Subsidiary shall be released. Notwithstanding any of the foregoing or any other provision contained herein to the contrary, if any such Disposition is effected at any time when a Borrowing Base Deficiency exists, and regardless of whether such Disposition would otherwise be permitted under this Section 7.2.10(d), then the Borrowing Base shall be reduced, effective immediately upon such Disposition, by an amount equal to the value assigned such Disposable Oil and Gas Interests in the then current Borrowing Base. Furthermore, if a Borrowing Base Deficiency exists or results from the reduction in the Borrowing Base as provided in the immediately preceding sentence, then the Net Cash Proceeds of such Disposition shall be applied immediately to cure such Borrowing Base Deficiency first by prepaying the Loans and second by Cash Collateralizing all outstanding Letters of Credit to the extent of such Borrowing Base Deficiency.
Amended and Restated First Lien Credit Agreement

     SECTION 7.2.11 Modification of Certain Agreements. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, consent to any amendment, supplement, waiver or other modification of, or enter into any forbearance from exercising any rights with respect to the terms or provisions contained in: (a) the Organizational Documents of any Obligor or any Subsidiary thereof, if the result would have an adverse effect on the rights or remedies of any Secured Party; and (b) any of the Transaction Documents.
     SECTION 7.2.12 Transactions with Affiliates. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, enter into or cause or permit to exist any arrangement, transaction or contract (including for the purchase, lease or exchange of property or the rendering of services) with any of its other Affiliates, unless such arrangement, transaction or contract (i) is on fair and reasonable terms no less favorable to such Obligor or such Subsidiary than it could obtain in an arm’s-length transaction with a Person that is not an Affiliate and (ii) is of the kind that would be entered into by a prudent Person in the position of such Obligor or such Subsidiary with a Person that is not one of its Affiliates other than: (a) transactions among the Obligors otherwise permitted hereunder; (b) reasonable fees and compensation (including employee benefits) paid to, an indemnity provided for the benefit of, officers, directors, board members, employees or consultants of any Obligor or any Subsidiary as determined in good faith by such Obligor’s board of managers; (c) the payment of Restricted Payments as provided under Section 7.2.6; (d) the Development Services Agreement between the Borrowers; and (e) the Monitoring Fee paid so long as the Restricted Payment from the Holdco Guarantor for the payment thereof is permitted under Section 7.2.6.
     SECTION 7.2.13 Restrictive Agreements, etc. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, enter into any agreement prohibiting (a) the creation or assumption of any Lien upon its properties, revenues or assets, whether now owned or hereafter acquired; (b) the ability of any Obligor to amend or otherwise modify any Loan Document; or (c) the ability of any Obligor to make any payments, directly or indirectly, to any other Obligor, including by way of dividends, advances, repayments of loans, reimbursements of management and other intercompany charges, expenses and accruals or other returns on investments. The foregoing prohibitions shall not apply to restrictions contained (i) in any Loan Document, (ii) in the case of clause (a), any agreement governing any Indebtedness permitted by clause (e) of Section 7.2.2 as to the assets financed with the proceeds of such Indebtedness, or (iii) in the case of clauses (a) and (b), in the HY Note Documents or in the Intercreditor Agreement.
     SECTION 7.2.14 Sale and Leaseback. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, directly or indirectly enter into any agreement or arrangement providing for the sale or transfer by it of any property (now owned or hereafter acquired) to a Person and the subsequent lease or rental of such property or other similar property from such Person.
     SECTION 7.2.15 No Prepayment of Indebtedness. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to:
     (a) make any payment or prepayment of principal of (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), or premium or interest on, any HY Notes other than (i) with respect to interest, on the stated, scheduled semi-annual payment dates for interest set forth in the HY Note Indenture, and (ii) with respect to principal, on the scheduled maturity thereof which shall be at least one-year past the Stated Maturity Date;
     (b) make any payment or prepayment of principal of (whether by redemption, purchase, retirement, defeasance, set-off or otherwise), or premium or interest on, any Holdco Preferred Equity other than (i) with respect to interest, any interest that is paid in kind (i.e. added to the principal outstanding thereunder) and paid only semi-annually, and (ii) with respect to principal, the mandatory
Amended and Restated First Lien Credit Agreement

redemption thereof on its stated maturity date which shall be at least one-year past the Stated Maturity Date;
     (c) prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness not otherwise covered in clauses (a) or (b) above, except (i) the prepayment of the Loans in accordance with the terms of this Agreement, (ii) regularly scheduled or required repayments or redemptions of Indebtedness permitted under Section 7.1.2 (other than Indebtedness covered in clauses (a) or (b) above), and (c) so long as no Event of Default exists or would result therefrom, other prepayments of Indebtedness permitted under Section 7.1.2 (other than Indebtedness covered in clauses (a) or (b) above); or
     (d) make any deposit (including the payment of amounts into a sinking fund or other similar fund) for any of the foregoing purposes.
     SECTION 7.2.16 Pension Plans. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, make any contribution in respect of any Pension Plan in any Fiscal Year in excess of the maximum amount recommended to be contributed by such Obligor and its Subsidiaries as determined by a valuation provided to such Obligor by a nationally recognized agency providing such valuations for purposes of complying with ERISA, the Code and Internal Revenue Service rules and regulations.
     SECTION 7.2.17 Limitation on Leases. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, create, incur, assume or suffer to exist any obligation for the payment of rent or hire of Property of any kind whatsoever (real or personal but excluding Capital Leases, seismic leases and leases of Hydrocarbon Interests and short term operating leases having a term of not more than six months incurred in the ordinary course of business), under leases or lease agreements that would cause the aggregate amount of all payments made by the Obligors and their respective Subsidiaries pursuant to all such leases or lease agreements, including, without limitation, any residual payments at the end of any lease, to exceed $5,000,000 in any period of twelve consecutive calendar months during the life of such leases.
     SECTION 7.2.18 Subsidiaries. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, create or acquire any additional Subsidiary unless the Borrowers give written notice to the Administrative Agent of such creation or acquisition and complies with Section 7.1.8. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, sell, assign or otherwise dispose of any Capital Securities in any of its Subsidiary except in compliance with Section 7.2.10(d).
     SECTION 7.2.19 Gas Imbalances, Take or Pay or Other Prepayments. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to, allow gas imbalances, take-or-pay or other prepayments with respect to the Oil and Gas Properties of such Obligor or any of its Subsidiaries that would require such Obligor or such Subsidiary to deliver Hydrocarbons at some future time without then or thereafter receiving full payment therefor to exceed, after netting all over-production and all under-production, an equivalent of 1.5 bcf of natural gas (with each barrel of crude oil being deemed equivalent to six mcf of natural gas) in the aggregate.
     SECTION 7.2.20 Restrictions on Hedging Agreements. No Obligor shall, nor shall any Obligor permit any of its Subsidiaries to:
     (a) enter into any Hedging Agreements with any Person other than (i) commodity Hedging Agreements with one or more Approved Counterparties or Lender; and (ii) Hedging Agreements in respect of interest rates with an Approved Counterparty or Lender;
Amended and Restated First Lien Credit Agreement

     (b) purchase, assume, or hold a speculative position in any commodities market or futures market or enter into any Hedging Agreement for speculative purposes,
     (c) be party to or otherwise enter into any Hedging Agreement or establish any hedge position which is entered into for reasons other than as a part of its normal business operations as a risk management strategy and/or hedge against changes resulting from market conditions related to the Borrowers’ operations;
     (d) purchase any calls other than calls corresponding to an existing permitted collar already executed or being executed in conjunction with such purchased call;
     (e) as at any date after 120 days following the Effective Date, (i) permit the volumes of natural gas covered by all commodity Hedging Agreements (including swaps, collars and puts), to be less than 50% or more than 90% of the projected volumes of natural gas production from its Proved Developed Producing Reserves from such date through the Stated Maturity Date, (ii) permit the volumes of natural gas liquids covered by all commodity Hedging Agreements (including swaps, collars and puts), to be less than 50% or more than 90% of the projected volumes of natural gas liquids produced from its Proved Developed Producing Reserves from such date through the Stated Maturity Date, or (iii) permit the volumes of crude oil covered by all commodity Hedging Agreements (including swaps, collars and puts), to be less than 50% or more than 90% of the projected volumes of crude oil production from its Proved Developed Producing Reserves from such date through the Stated Maturity Date, in each of the clauses (i) — (iii) above, as determined by reference to the most recent Reserve Report delivered pursuant to Section 2.8.2 or Section 2.8.3;
     (f) establish any hedge position or enter into any Hedging Agreement which covers any Oil and Gas Properties or Proved Reserves which do not constitute Proved Developed Producing Reserves reflected on the most recent Reserve Report delivered pursuant to Section 2.8.2 or Section 2.8.3;
     (g) be party to or otherwise enter into any Hedging Agreement or establish any hedge position which is secured with collateral (other than with a Secured Party) or otherwise post cash or margin in respect of its Hedging Agreements; or
     (h) be party to or otherwise enter into any Hedging Agreement or establish any hedge position with a duration longer than five years from the date the applicable Hedging Agreement is entered into or hedge position is established.
     SECTION 7.2.21 Holdco Guarantor Operations. Notwithstanding anything in this Agreement or in any other Loan Document to the contrary, the Holdco Guarantor shall not have any assets other than the Capital Securities of the Borrowers and shall not have any operations other than tax, accounting and other general and administrative operations performed as the parent of a consolidated group of companies.
ARTICLE 8
MULTIPLE BORROWERS
     SECTION 8.1 Obligations Joint and Several and Unconditional. The obligations of each Borrower under this Agreement and the Notes are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Borrowers under this Agreement, the Notes or any other Loan Document (collectively, the “Other Borrower Obligations”), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by Applicable Law,
Amended and Restated First Lien Credit Agreement

irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Article 8 that the obligations of each Borrower under this Agreement shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement, the Notes or any other agreement referred to herein or therein:
     (a) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;
     (b) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;
     (c) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other Loan Document shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or
     (d) any Lien granted to, or in favor of, the Administrative Agent, the Issuer or any Lender, Swing Line Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.
Each Borrower hereby expressly waives, with respect to the Other Borrower Obligations diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent, the Issuer, the Swing Line Lender or any Lender exhaust any right, power or remedy or proceed against the other Borrowers under this Agreement or the Notes or any other Loan Document, or against any other Person under any other guarantee of, or security for, any of the Other Borrower Obligations.
     SECTION 8.2 Reinstatement. The obligations of a Borrower under this Agreement, the Notes or any other agreement or instrument referred to herein or therein, shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the Other Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Other Borrower Obligations, whether as a result of any proceedings in a bankruptcy or reorganization or otherwise, and each Borrower agrees that it will indemnify the Administrative Agent, the Issuer, the Swing Line Lender and each Lender on demand for all reasonable costs and expenses (including fees of counsel) incurred by the Administrative Agent, the Issuer, the Swing Line Lender or such Lender in connection with such rescission or restoration.
     SECTION 8.3 Subrogation. Each Borrower hereby agrees that until the Termination Date, it shall not exercise any right or remedy arising by reason of any performance by it of any of its obligations hereunder, whether by subrogation or otherwise, against the Other Borrower Obligations or any security for any of the Other Borrower Obligations.
     SECTION 8.4 Remedies. Each Borrower agrees that, as between such Borrower and the Secured Parties, (a) the obligations of the other Borrowers under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article 9 hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article 9) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from being deemed
Amended and Restated First Lien Credit Agreement

to have become automatically due and payable) and (b) such obligations (whether or not due and payable by such other Borrowers) shall forthwith become due and payable by such Borrower.
     SECTION 8.5 Limitation on Obligations. Notwithstanding any provision to the contrary contained herein, in any of the Notes or any other Loan Document, to the extent the joint obligations of the Borrowers would be adjudicated to be invalid or unenforceable for any reason (including because of applicable state or federal law relating to fraudulent conveyances or transfers) then the aggregate obligations of each Borrower hereunder and under the Notes and all other agreements and instruments referred to herein or therein shall be limited to the maximum amount that is permissible under Applicable Law (whether federal or state and including, with limitation, any bankruptcy, insolvency, reorganization, moratorium, or similar law affecting creditors’ rights generally).
     SECTION 8.6 Borrowers’ Representative; Binding on All Borrowers. Each Borrower hereby designates each other Borrower as its representative and agent on its behalf for the purposes of issuing Borrowing Requests, Issuance Requests, Continuation/Conversion Notices, delivering Compliance Certificates, giving instructions with respect to the disbursement of the proceeds of the Loans, selecting interest rate options, and requesting, extending, increasing, and amending Letters of Credit and for the purposes of giving and receiving all other notices and consents hereunder or under any of the other Loan Documents and taking all other actions on behalf of any Borrower or Borrowers under the Loan Documents. Each Borrower Representative hereby accepts such appointments. Unless otherwise expressly required hereunder, the Administrative Agent, Issuer, the Swing Line Lender and each Lender may regard any notice or other communication pursuant to any Loan Document from a Borrower as a notice or communication from all Borrowers, and may give any notice or communication required or permitted to be given to any Borrower or Borrowers hereunder to any single Borrower on behalf of all Borrowers; provided that, the failure to give such notice to any Borrower or all Borrowers shall not release or diminish or otherwise affect in any way the Borrowers’ obligation to pay any amounts owing under this Agreement or any other Loan Document or to otherwise comply with terms hereof or thereof. Each Borrower agrees that each action taken or omitted to be taken by, and any notices and consents received by any Borrower, and any notice, election, representation and warranty, covenant, agreement and undertaking made on its behalf by any other Borrower shall be deemed for all purposes to have been made by such Borrower and shall be binding upon and enforceable against such Borrower to the same extent as if the same had been made directly by such Borrower.
ARTICLE 9
EVENTS OF DEFAULT
     SECTION 9.1 Listing of Events of Default. Each of the following events or occurrences described in this Article shall constitute an “Event of Default”.
     SECTION 9.1.1 Non-Payment of Obligations. The Borrowers shall default in the payment or prepayment when due of (a) any principal of any Loan or any Reimbursement Obligation; or (b) any interest, any fee described in Article 3 or any other monetary Obligation (other than principal of any Loan or any Reimbursement Obligation), and such default shall continue unremedied for a period of three Business Days after such amount was due.
     SECTION 9.1.2 Breach of Warranty. Any representation or warranty of any Obligor made or deemed to be made in any Loan Document (including any certificates delivered pursuant to Article 5) is or shall be incorrect when made or deemed to have been made in any material respect.
     SECTION 9.1.3 Non-Performance of Certain Covenants and Obligations. Any Obligor shall default in the due performance or observance of any of its obligations under Section 7.1.7, Section 7.1.12,
Amended and Restated First Lien Credit Agreement

or Section 7.2, or any Guarantor shall default under any payment or guarantee obligation under a Guaranty.
     SECTION 9.1.4 Non-Performance of Other Covenants and Obligations. Any Obligor shall default in the due performance and observance of any other agreement contained in any Loan Document executed by it, and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which any Obligor has knowledge of such Default or (b) notice thereof given to the Borrowers by the Administrative Agent or any Lender.
     SECTION 9.1.5 Default on Other Indebtedness. (a) A default shall occur in the payment of any amount when due (subject to any applicable grace period), whether by acceleration or otherwise, of any principal or stated amount of, or interest or fees on, any Indebtedness (other than Indebtedness described in Section 9.1.1) of any Obligor or any of its Subsidiaries having a principal or stated amount, individually or in the aggregate, in excess of $5,000,000, or a default shall occur in the performance or observance of any obligation, covenant or condition with respect to such Indebtedness if the effect of such default is to permit the acceleration of the maturity of any such Indebtedness or such default shall continue unremedied for any applicable period of time sufficient to permit the holder or holders of such Indebtedness, or any trustee or agent for such holders, to cause or declare such Indebtedness to become due and payable or to require such Indebtedness to be prepaid, redeemed, purchased or defeased, or require an offer to purchase or defease such Indebtedness to be made, prior to its expressed maturity; provided that, for purposes of this clause (a), the “principal amount” of the obligations in respect of Hedging Agreements at any time shall be Swap Termination Value at such time; or (b) an “Event of Default” or a “Change of Control” shall have occurred and be continuing under, and as defined in, the HY Note Indenture.
     SECTION 9.1.6 Judgments. Any judgment or order for the payment of money individually or in the aggregate in excess of $5,000,000 (exclusive of any amounts fully covered by insurance (less any applicable deductible)) shall be rendered against any Obligor or any of its Subsidiaries and such judgment shall not have been vacated or discharged or stayed or bonded pending appeal within 30 days after the entry thereof or enforcement proceedings shall have been commenced by any creditor upon such judgment or order.
     SECTION 9.1.7 Pension Plans. Any of the following events shall occur with respect to any Pension Plan: (a) the institution of any steps by any Obligor, any member of its Controlled Group or any other Person to terminate a Pension Plan if, as a result of such termination, any Obligor or any such member could be required to make a contribution to such Pension Plan, or could reasonably expect to incur a liability or obligation to such Pension Plan, in excess of $5,000,000; or (b) a contribution failure occurs with respect to any Pension Plan sufficient to give rise to a Lien under section 302(f) of ERISA.
     SECTION 9.1.8 Change in Control. Any Change in Control shall occur.
     SECTION 9.1.9 Bankruptcy, Insolvency, etc. The Parent, the Holdco Guarantor, any Borrower, any Subsidiary or any other Obligor shall
     (a) become insolvent or generally fail to pay, or admit in writing its inability or unwillingness generally to pay, debts as they become due;
     (b) apply for, consent to, or acquiesce in the appointment of a trustee, receiver, sequestrator or other custodian for any substantial part of the property of any thereof, or make a general assignment for the benefit of creditors;
Amended and Restated First Lien Credit Agreement

     (c) in the absence of such application, consent or acquiescence in or permit or suffer to exist the appointment of a trustee, receiver, receiver manager, sequestrator or other custodian for a substantial part of the property of any thereof, and such trustee, receiver, receiver manager, sequestrator or other custodian shall not be discharged within 60 days; provided that, each Borrower, each Subsidiary and each other Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any relevant proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents;
     (d) permit or suffer to exist the commencement of any bankruptcy, reorganization, debt arrangement or other case or proceeding under any applicable bankruptcy or insolvency law or any dissolution, winding up or liquidation proceeding, in respect thereof, and, if any such case or proceeding is not commenced by the Parent, the Holdco Guarantor, any Borrower, any Subsidiary or any Obligor, such case or proceeding shall be consented to or acquiesced in by the Parent, the Holdco Guarantor, such Borrower, such Subsidiary or such Obligor, as the case may be, or shall result in the entry of an order for relief or shall remain for 60 days undismissed; provided that, each Borrower, each Subsidiary and each Obligor hereby expressly authorizes each Secured Party to appear in any court conducting any such case or proceeding during such 60-day period to preserve, protect and defend their rights under the Loan Documents; or
     (e) take any action authorizing, or in furtherance of, any of the foregoing.
     SECTION 9.1.10 Impairment of Security, etc. Any Loan Document shall (except in accordance with its terms), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor party thereto; any Lien securing any Secured Obligation shall (except in accordance with the terms of any Loan Document), in whole or in part, terminate, cease to be effective or cease to be the legally valid, binding and enforceable obligation of any Obligor subject thereto, or otherwise cease to be a perfected first priority Lien in respect of any material portion of the Collateral (as determined by the Administrative Agent and the Lenders in their reasonable discretion); any Obligor or any other party shall contest in any manner such effectiveness, validity, binding nature or enforceability of any Loan Document or any part thereof.
     SECTION 9.1.11 Intercreditor Agreement. The Intercreditor Agreement, after delivery thereof shall for any reason, except to the extent permitted by the terms thereof, cease to be in full force and effect and valid, binding and enforceable in accordance with its terms against each Obligor, any party thereto or holder of the Indebtedness covered thereby or shall be repudiated by any of them; or any payment by any Obligor in violation of the terms of the Intercreditor Agreement.
     SECTION 9.1.12 Borrowing Base. Any failure to cure any Borrowing Base deficiency in accordance with Section 2.8.9 or Section 2.8.12.
     SECTION 9.2 Action if Bankruptcy. If any Event of Default described in clauses (a) through (d) of Section 9.1.9 with respect to the Parent, the Holdco Guarantor, any Borrower or any other Obligor shall occur, the Commitments (if not theretofore terminated) shall automatically terminate and the outstanding principal amount of all outstanding Loans and all other Secured Obligations (including Reimbursement Obligations) shall automatically be and become immediately due and payable, without notice or demand to any Person and each Obligor shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings. Furthermore, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuer and the other Secured Parties by appropriate proceedings. Without limiting the generality of the foregoing, upon such Event of
Amended and Restated First Lien Credit Agreement

Default the Administrative Agent may, and upon direction from the Majority Lenders, shall, also deliver such default notices or other notices as required under the Intercreditor Agreement to commence any blockage periods provided therein.
     SECTION 9.3 Action if Other Event of Default. If any Event of Default (other than any Event of Default described in clauses (a) through (d) of Section 9.1.9) shall occur for any reason, whether voluntary or involuntary, and be continuing, the Administrative Agent, upon the direction of the Majority Lenders, shall by notice to the Borrowers declare all or any portion of the outstanding principal amount of the Loans and other Secured Obligations (including Reimbursement Obligations) to be due and payable and/or the Commitments (if not theretofore terminated) to be terminated, whereupon the full unpaid amount of such Loans and other Secured Obligations that shall be so declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, and/or, as the case may be, the Commitments shall terminate and the Borrowers shall automatically and immediately be obligated to Cash Collateralize all Letter of Credit Outstandings in an amount equal to 103% of such Letter of Credit Outstandings. Furthermore, the Administrative Agent shall at the request of, or may with the consent of, the Majority Lenders proceed to enforce its rights and remedies under the Security Documents, the Guaranties, and any other Loan Document for the ratable benefit of itself, the Issuer and the other Secured Parties by appropriate proceedings. Without limiting the generality of the foregoing, upon such Event of Default the Administrative Agent may, and upon direction from the Majority Lenders, shall, also deliver such default notices or other notices as required under the Intercreditor Agreement to commence any blockage periods provided therein.
ARTICLE 10
THE ADMINISTRATIVE AGENT, AGENTS AND ISSUER
     SECTION 10.1 Actions. Each Lender and Issuer hereby appoints Wells Fargo as its Administrative Agent under and for purposes of each Loan Document. Each Lender authorizes the Administrative Agent to act on behalf of such Lender under each Loan Document and to appoint other agents or sub-agents to assist in its actions under the Loan Documents and, in the absence of other written instructions from the Majority Lenders received from time to time by the Administrative Agent (with respect to which the Administrative Agent agrees that it will comply, except as otherwise provided in this Section or as otherwise advised by counsel in order to avoid contravention of Applicable Law), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof, together with such powers as may be incidental thereto (including the release of Liens on assets Disposed of in accordance with the terms of the Loan Documents).
     SECTION 10.2 Funding Reliance, etc. Unless the Administrative Agent shall have been notified in writing by any Lender by 3:00 p.m. on the Business Day prior to a Borrowing that such Lender will not make available the amount that would constitute its Percentage of such Borrowing on the date specified therefor, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent and, in reliance upon such assumption, make available to the Borrowers a corresponding amount. If and to the extent that such Lender shall not have made such amount available to the Administrative Agent, such Lender and the Borrowers severally agree to repay the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date the Administrative Agent made such amount available to the Borrowers to the date such amount is repaid to the Administrative Agent, at the interest rate applicable at the time to Loans comprising such Borrowing (in the case of the Borrowers) and (in the case of a Lender), at the Overnight Rate (for the first two Business Days after which such amount has not been repaid), and thereafter at the interest rate applicable to Loans comprising such Borrowing.
Amended and Restated First Lien Credit Agreement

     SECTION 10.3 Indemnity; Exculpation. Neither the Administrative Agent nor any other Agent nor the Issuer nor any of their respective directors, officers, employees or agents (each, an “Agent Indemnified Party”) shall be liable to any other Secured Party for any action taken or omitted to be taken by it under any Loan Document, or in connection therewith, except for its own willful misconduct or gross negligence (as determined by a court of competent jurisdiction in a final and non-appealable judgment), nor responsible for any recitals or warranties herein or therein, nor for the effectiveness, enforceability, validity or due execution of any Loan Document, nor for the creation, perfection or priority of any Liens purported to be created by any of the Loan Documents, or the validity, genuineness, enforceability, existence, value or sufficiency of any collateral security, nor to make any inquiry respecting the performance by any Obligor of its Secured Obligations. Any such inquiry that may be made by the Administrative Agent or any other Agent or Issuer shall not obligate any of them to make any further inquiry or to take any action. Any Agent and Issuer shall be entitled to rely upon advice of counsel concerning legal matters and upon any notice, consent, certificate, statement or writing that it believes to be genuine and to have been presented by a proper Person. Each Lender hereby indemnifies (which indemnity shall survive any termination of this Agreement) each Agent Indemnified Party, pro rata according to such Lender’s proportionate Total Exposure Amount, from and against any and all liabilities, obligations, losses, damages, claims, costs or expenses of any kind or nature whatsoever which may at any time be imposed on, incurred by, or asserted against, such Agent Indemnified Party in any way relating to or arising out of any Loan Document, (including reasonable attorneys’ fees), and as to which such Agent Indemnified Party, is not reimbursed by the Borrowers; provided that, no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, claims, costs or expenses that are determined by a court of competent jurisdiction in a final proceeding to have resulted from such Agent Indemnified Party’s gross negligence or willful misconduct. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, AND SPECIFICALLY WITH REFERENCE TO THE PROVISIONS OF SECTIONS 10.1, 10.3, 10.5 AND 10.10, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH AGENT INDEMNIFIED PARTY BE REIMBURSED OR INDEMNIFIED IN THE CASE OF, AND NOT BE LIABLE FOR, ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT AS SET FORTH ABOVE), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL. The Administrative Agent shall not be required to take any action under any Loan Document, or to prosecute or defend any suit in respect of any Loan Document, unless it is indemnified hereunder to its satisfaction. If any indemnity in favor of an Agent Indemnified Party shall be or become, in the Administrative Agent’s determination, inadequate, the Administrative Agent may call for additional indemnification from the Lenders and cease to do the acts indemnified against hereunder until such additional indemnity is given. To the extent that the indemnity obligations provided in this Section 10.3 are for the benefit of the Administrative Agent as the named secured party under the Liens granted under the Security Documents, each Lender hereby agrees that if such Lender ceases to be a Lender hereunder but Hedging Obligations owing to such Lender or an Affiliate of such Lender continue to be secured by such Liens, then such Lender shall continue to be bound by the provisions of this Section 10.3 until such time as such Hedging Obligations have been satisfied or terminated in full. In such event, the “Total Exposure Amount” as used in this Section 10.3 shall also include the Swap Termination Value of the Hedging Obligations owing to such swap counterparty at the time of determination.
Amended and Restated First Lien Credit Agreement

     SECTION 10.4 Successor. The Administrative Agent may resign as such at any time upon at least 30 days’ prior notice to the Borrowers and all Lenders. If the Administrative Agent at any time shall resign, the Majority Lenders (and if no Default has occurred and is continuing, with the consent of the Borrowers) may appoint another Lender as a successor Administrative Agent that shall thereupon become the Administrative Agent hereunder. If no successor Administrative Agent shall have been so appointed by the Majority Lenders, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent’s giving notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent, which shall be one of the Lenders or a commercial banking institution organized under the laws of the United States (or any State thereof) or a United States branch or agency of a commercial banking institution, and having a combined capital and surplus of at least $250,000,000; provided that, (a) if such retiring Administrative Agent is unable to find a commercial banking institution that is willing to accept such appointment and that meets the qualifications set forth in above, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor as provided for above, and (b) no Letters of Credit may be issued hereunder until such time, if any, as the Majority Lenders appoint a successor Issuer along with the successor Administrative Agent as provided for above. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall be entitled to receive from the retiring Administrative Agent such documents of transfer and assignment as such successor Administrative Agent may reasonably request, and shall thereupon succeed to and become vested with all rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. After any retiring Administrative Agent’s resignation hereunder as the Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was the Administrative Agent under the Loan Documents, and Section 11.3 and Section 11.4 shall continue to inure to its benefit, except that the retiring Issuer shall remain the Issuer with respect to any Letters of Credit outstanding on the effective date of its resignation and the provisions affecting the Issuer with respect to such Letters of Credit shall inure to the benefit of the retiring Issuer until the termination of all such Letters of Credit. After any retiring Administrative Agent’s or Issuer’s resignation hereunder as Administrative Agent or Issuer, the provisions of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent or Issuer under this Agreement and the other Loan Documents. Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuer and Swing Line Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (i) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer and Swing Line Lender, (ii) the retiring Issuer and Swing Line Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (iii) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuer to effectively assume the obligations of the retiring Issuer with respect to such Letters of Credit.
     SECTION 10.5 Credit Extensions by Agents and Issuer. Each Agent and Issuer shall have the same rights and powers with respect to (a) the Credit Extensions made by it or any of its Affiliates, and (b) the Notes held by it or any of its Affiliates as any other Lender and may exercise the same as if it were not an Agent. Any Agent or Issuer and their Affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrowers or any Subsidiary or Affiliate of a Borrower as if such Agent were not an Agent hereunder. Each of the Obligors, the Lenders and the other Secured Parties (by their respective acceptance of the benefits of any Lien encumbering Collateral) (a) acknowledges that Wells Fargo is acting in its capacity as the trustee under the HY Note Indenture and as the collateral trustee under a collateral trust agreement in connection with the HY Notes, and (b) waives
Amended and Restated First Lien Credit Agreement

any claims it may have against Wells Fargo that may arise as a result of any conflict that may result therefrom (other than claims arising from the gross negligence or willful misconduct of Wells Fargo as determined by a court of competent jurisdiction in a final and non-appealable judgment).
     SECTION 10.6 Credit Decisions. Each Lender acknowledges that it has, independently of the Agents, Issuer and each other Lender, and based on such Lender’s review of the financial information of the Obligors, the Loan Documents (the terms and provisions of which being satisfactory to such Lender) and such other documents, information and investigations as such Lender has deemed appropriate, made its own credit decision to extend its Commitments. Each Lender also acknowledges that it will, independently of the Agents, Issuer and each other Lender, and based on such other documents, information and investigations as it shall deem appropriate at any time, continue to make its own credit decisions as to exercising or not exercising from time to time any rights and privileges available to it under the Loan Documents. In this regard, each Lender acknowledges that Bracewell & Giuliani LLP is acting in this transaction as special counsel to the Administrative Agent only. Each other party hereto will consult with its own legal counsel to the extent that it deems necessary in connection with the Loan Documents and the matters contemplated therein.
     SECTION 10.7 Copies, etc. The Administrative Agent shall give prompt notice to each Lender of each notice or request required or permitted to be given to the Administrative Agent by the Obligors pursuant to the terms of the Loan Documents (unless concurrently delivered to the Lenders by the Borrowers). The Administrative Agent will distribute to each Lender each document or instrument received (other than Borrowing Requests, Issuance Requests and other notices delivered pursuant to Articles 2 and 3) for its account and copies of all other communications received by the Administrative Agent from the Borrowers for distribution to the Lenders by the Administrative Agent in accordance with the terms of the Loan Documents.
     SECTION 10.8 Reliance by Agents and Issuer. Each Agent and Issuer shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telecopy, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person, and upon advice and statements of legal counsel, independent accountants and other experts selected by such Agent or Issuer. As to any matters not expressly provided for by the Loan Documents, each Agent and Issuer shall in all cases be fully protected in acting, or in refraining from acting, thereunder in accordance with instructions given by the Majority Lenders or all of the Lenders as is required in such circumstance, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all Secured Parties. For purposes of applying amounts in accordance with Section 4.7(b), (a) the Administrative Agent shall be entitled to rely upon any Secured Party that has entered into a Hedging Agreement with any Obligor for a determination (which such Secured Party agrees to provide or cause to be provided upon request of the Administrative Agent) of the outstanding Obligations owed to such Secured Party under any Hedging Agreement and to rely upon Wells Fargo for a determination of the outstanding Banking Services Obligations owed to Wells Fargo and its Affiliates, and (b) unless it has actual knowledge evidenced by way of written notice from any such Secured Party or the Borrowers to the contrary, the Administrative Agent (which notice may be given at any time prior to the application of such amounts, including after the occurrence of an Event of Default), in acting in such capacity under the Loan Documents, shall be entitled to assume that no Hedging Agreements or Obligations in respect thereof and no Banking Services Obligations, as applicable, are in existence or outstanding between any Secured Party and any Obligor.
     SECTION 10.9 Defaults. No Agent or Issuer shall be deemed to have knowledge or notice of the occurrence of a Default or Borrowing Base Deficiency unless it has received a written notice from a Secured Party or the Borrowers specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default,
Amended and Restated First Lien Credit Agreement

the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 10.1) take such action with respect to such Default as shall be directed by the Majority Lenders; provided that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Borrowing Base Deficiency as it shall deem advisable in the best interest of the Secured Parties except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Majority Lenders or all Lenders.
     SECTION 10.10 Posting of Approved Electronic Communications. (a) In addition to providing the Administrative Agent with all originals or copies of all Communications (as defined below) in the manner specified by Section 11.2, each Obligor hereby also agrees, unless directed otherwise by the Administrative Agent or unless the electronic mail address referred to below has not been provided by the Administrative Agent to any Obligor, that it will, or will cause its Subsidiaries to, provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents or to the Lenders under Section 7.1.1, including all notices, requests, financial statements, financial and other reports, certificates and other information materials (all such communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium that is properly identified in a format acceptable to the Administrative Agent to an electronic mail address as directed by the Administrative Agent.
     (b) Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on Intralinks or a substantially similar electronic transmission system (the “Platform”).
     (c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE INDEMNIFIED PARTIES DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS IS MADE BY THE INDEMNIFIED PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE INDEMNIFIED PARTIES HAVE ANY LIABILITY TO ANY OBLIGOR, ANY LENDER OR ANY OTHER PERSON FOR DAMAGES OF ANY KIND, WHETHER OR NOT BASED ON STRICT LIABILITY AND INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY OBLIGOR’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY INDEMNIFIED PARTY IS FOUND IN A FINAL RULING BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH INDEMNIFIED PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
     (d) Each Lender agrees that receipt of notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address.
Amended and Restated First Lien Credit Agreement

     (e) Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.
     SECTION 10.11 Proofs of Claim. The Secured Parties and the Borrowers hereby agree that after the occurrence of an Event of Default pursuant to Section 9.1.9, in case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any of the Obligors, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on any of the Obligors) shall be entitled and empowered, by intervention in such proceeding or otherwise:
     (a) to file and prove a claim for the whole amount of principal and interest owing and unpaid in respect of the Loans and any other Secured Obligations that are owing and unpaid and to file such other papers or documents as may be necessary or advisable in order to have the claims of the Administrative Agent and other Agents and other Secured Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Administrative Agent and other agents and their agents and counsel and all other amounts due the Administrative Agent and other Agents and Secured Parties) allowed in such judicial proceeding; and
     (b) to collect and receive any moneys or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Secured Party to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Secured Parties, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent and other agents hereunder. Nothing herein contained shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Secured Party any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Secured Party or to authorize Administrative Agent to vote in respect of the claim of any Secured Party in any such proceeding. Further, nothing contained in this Section shall affect or preclude the ability of any Secured Party to (i) file and prove such a claim in the event that the Administrative Agent has not acted within ten days prior to any applicable bar date and (ii) require an amendment of the proof of claim to accurately reflect such Secured Party’s outstanding Secured Obligations.
     SECTION 10.12 Security Matters; Authority of Administrative Agent to Release Collateral. (a) Each Lender and Issuer and other Secured Party (by their acceptance of the benefits of any Lien encumbering Collateral) acknowledges and agrees that the Administrative Agent has entered into the Security Documents on behalf of itself and the Secured Parties, and the Secured Parties hereby agree to be bound by the terms of such Security Documents, acknowledge receipt of copies of such Security Documents and consent to the rights, powers, remedies, indemnities and exculpations given to the Administrative Agent thereunder. All rights, powers and remedies available to the Administrative Agent and the Secured Parties with respect to the Collateral, or otherwise pursuant to the Security Documents, shall be subject to the provisions of such Security Documents. In the event of any conflict or inconsistency between the terms and provisions of this Agreement and the terms and provisions of such Security Documents, the terms and provisions of such Security Documents shall govern and control except that this Agreement shall govern and control the rights, powers, duties, immunities and indemnities of the Administrative Agent.
Amended and Restated First Lien Credit Agreement

     (b) Each Lender and Issuer and other Secured Party (by their acceptance of the benefits of any Lien encumbering the Collateral) hereby authorizes the Administrative Agent to release any collateral that is permitted to be Disposed or released pursuant to the terms of the Loan Documents. Each Lender and Issuer hereby authorizes the Administrative Agent to execute and deliver to the Borrowers, at the Borrowers’ sole cost and expense, any and all releases of Liens, termination statements, assignments or other documents reasonably requested by the Borrowers in connection with any sale or other disposition of Property to the extent such sale or other disposition is permitted by the terms of this Agreement or is otherwise authorized by the terms of the Loan Documents; in that event, Administrative Agent shall, at the Borrowers’ sole cost and expense, execute and deliver such releases, terminations, assignments and other documents as may be reasonably requested by any Borrower; provided that, notwithstanding anything herein or in any other Loan Document to the contrary, the Administrative Agent shall not be required to provide such releases, terminations, assignments and other documents unless, concurrently therewith, such corresponding documents related to the Liens securing the HY Notes are being provided.
     SECTION 10.13 Agents and Arranger. Except as otherwise set forth herein, the Co-Syndication Agents, the Documentation Agent, the Arranger and the Persons identified as “Sole Bookrunner” shall not have any right, power, obligation, liability, responsibility or duty under this Agreement (or any other Loan Document) other than those applicable to all Lenders as such. Without limiting the foregoing, none of the Agents shall have or be deemed to have any fiduciary relationship with any other Lender or any Obligor. Each Lender acknowledges that it has not relied, and will not rely, on the Agents in deciding to enter into this Agreement and each other Loan Document to which it is a party or in taking or not taking action hereunder or thereunder.
ARTICLE 11
MISCELLANEOUS PROVISIONS
     SECTION 11.1 Waivers, Amendments, etc. The provisions of each Loan Document (other than Hedging Agreements, Letters of Credit or the Fee Letters, which shall be modified only in accordance with their respective terms) may from time to time be amended, modified or waived, if such amendment, modification or waiver is in writing and consented to by the Borrowers and the Majority Lenders; provided, that no other such amendment, modification or waiver shall:
     (a) modify clause (b) of Section 4.7, Section 4.8 (as it relates to sharing of payments) or this Section, in each case, without the consent of all Lenders;
     (b) increase the aggregate amount of any Credit Extensions required to be made by a Lender pursuant to its Commitments, extend the final Commitment Termination Date of Credit Extensions made (or participated in) by a Lender or extend the final Stated Maturity Date for any Lender’s Loan, in each case without the consent of such Lender (it being agreed, however, that any vote to rescind any acceleration made pursuant to Section 9.2 and Section 9.3 of amounts owing with respect to the Loans and other Secured Obligations shall only require the vote of the Majority Lenders);
     (c) reduce, the principal amount of or reduce the rate of interest on any Lender’s Loan, reduce any fees described in Article 3 payable to any Lender or extend the date on which interest or fees are payable in respect of such Lender’s Loans, in each case without the consent of such Lender (provided that, the vote of Majority Lenders shall be sufficient to waive the payment, or reduce the increased portion, of interest accruing under Section 3.2.2);
     (d) reduce the percentage set forth in the definition of “Required Lenders” or “Majority Lenders” or modify any requirement hereunder that any particular action be taken by all Lenders without the consent of all Lenders;
Amended and Restated First Lien Credit Agreement

     (e) increase the Stated Amount of any Letter of Credit unless consented to by the Issuer of such Letter of Credit;
     (f) except as otherwise expressly provided in a Loan Document, release (i) any Borrower from its Obligations under the Loan Documents or any Guarantor from its Obligations under a Guaranty or (ii) all or substantially all of the collateral under the Loan Documents, in each case without the consent of all Lenders;
     (g) affect adversely the interests, rights or obligations of the Administrative Agent (in its capacity as the Administrative Agent) or the Issuer (in its capacity as Issuer) or the Swing Line Lender (in its capacity as Swing Line Lender) unless consented to by the Administrative Agent or the Issuer or the Swing Line Lender, as the case may be; or
     (h) amend the definition of “Borrowing Base” or effect any increases thereto unless consented to by all of the Lenders.
No failure or delay on the part of any Secured Party in exercising any power or right under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such power or right preclude any other or further exercise thereof or the exercise of any other power or right. No notice to or demand on any Obligor in any case shall entitle it to any notice or demand in similar or other circumstances. No waiver or approval by any Secured Party under any Loan Document shall, except as may be otherwise stated in such waiver or approval, be applicable to subsequent transactions. No waiver or approval hereunder shall require any similar or dissimilar waiver or approval thereafter to be granted hereunder.
     SECTION 11.2 Notices; Time. All notices and other communications provided under each Loan Document shall be in writing or by facsimile and addressed, delivered or transmitted, if to the Obligors, the Administrative Agent, Swing Line Lender, a Lender or the Issuer, to the applicable Person at its address or facsimile number set forth on Schedule II hereto or set forth in the Lender Assignment Agreement or in the Administrative Questionnaire for a particular Lender, or at such other address or facsimile number as may be designated by such party in a notice to the other parties. Any notice, if mailed and properly addressed with postage prepaid or if properly addressed and sent by pre-paid courier service, shall be deemed given when received; any notice, if transmitted by facsimile, shall be deemed given when the confirmation of transmission thereof is received by the transmitter. Electronic mail and Internet and intranet websites may be used only to distribute routine communications by the Administrative Agent to the Lender, such as financial statements and other information as provided in Section 7.1.1 and for the distribution and execution of Loan Documents for execution by the parties thereto, and may not be used for any other purpose. The parties hereto agree that delivery of an executed counterpart of a signature page to this Agreement and each other Loan Document by facsimile (or electronic transmission) shall be effective as delivery of an original executed counterpart of this Agreement or such other Loan Document. Unless otherwise indicated, all references to the time of a day in a Loan Document shall refer to Houston time.
     SECTION 11.3 Payment of Costs and Expenses. The Borrowers agree to pay within 10 days after demand all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger (including the reasonable fees and out-of-pocket expenses of Bracewell & Giuliani LLP, counsel to the Administrative Agent, and of local counsel, if any, who may be retained by or on behalf of the Administrative Agent and including, without limitation, the reasonable fees, charges and disbursements of counsel and other outside consultants for the Administrative Agent, the reasonable travel, photocopy, mailing, courier, telephone and other similar expenses, including all Intralinks expenses, and the cost of environmental audits and surveys and appraisals) in connection with: (a) the negotiation, preparation,
Amended and Restated First Lien Credit Agreement

execution and delivery of each Loan Document, including schedules and exhibits, and any amendments, waivers, consents, supplements or other modifications to any Loan Document as may from time to time hereafter be required, whether or not the transactions contemplated hereby are consummated; and (b) the filing or recording of any Loan Document (including the Filing Statements) and all amendments, supplements, amendment and restatements and other modifications to any thereof, searches made following the Effective Date in jurisdictions where Filing Statements (or other documents evidencing Liens in favor of the Secured Parties) have been recorded and any and all other documents or instruments of further assurance required to be filed or recorded by the terms of any Loan Document; and (c) the preparation and review of the form of any document or instrument relevant to any Loan Document. The Borrowers further agree to pay, and to save each Secured Party harmless from all liability for, any stamp or other taxes that may be payable in connection with the execution or delivery of each Loan Document, the Credit Extensions or the issuance of the Notes. The Borrowers also agree to reimburse the Secured Parties upon demand for all out-of-pocket expenses (including reasonable attorneys’ fees and legal expenses of counsel and settlement costs) incurred in connection with (x) the negotiation of any restructuring or “work-out” with any Borrower, whether or not consummated, of any Secured Obligations and (y) the enforcement of any Secured Obligations.
     SECTION 11.4 Indemnification. In consideration of the execution and delivery of this Agreement by each Secured Party, each Borrower hereby indemnifies, exonerates and holds each Secured Party and each of their respective officers, directors, employees and agents (collectively, the “Indemnified Parties”) free and harmless from and against any and all actions, causes of action, suits, losses, costs, liabilities and damages, and expenses incurred in connection therewith (irrespective of whether any such Indemnified Party is a party to the action for which indemnification hereunder is sought), including reasonable attorneys’ fees and disbursements, whether incurred in connection with actions between or among the parties hereto or the parties hereto and third parties (collectively, the “Indemnified Liabilities”), incurred by the Indemnified Parties or any of them as a result of, or arising out of, or relating to
     (a) any transaction financed or to be financed in whole or in part, directly or indirectly, with the proceeds of any Credit Extension, including all Indemnified Liabilities arising in connection with the Transaction;
     (b)  the entering into and performance of any Loan Document by any of the Indemnified Parties (including any action brought by or on behalf of any Borrower as the result of any determination by the Majority Lenders pursuant to Article 5 not to fund any Credit Extension, provided that, any such action is resolved in favor of such Indemnified Party);
     (c)  the Loan Documents, the Credit Extensions and the extension of the Commitments, the failure of any Obligor to comply with the terms of the Loan Documents or Applicable Law, the inaccuracy of any representation or warranty of any Obligor set forth in the Loan Documents or in a certificate, instrument or document delivered in connection therewith, and the use by any Obligor of the proceeds of any Credit Extension;
     (d)  any investigation, litigation or proceeding related to any acquisition or proposed acquisition by any Obligor or any Subsidiary thereof of all or any portion of the Capital Securities or assets of any Person, whether or not an Indemnified Party is party thereto;
Amended and Restated First Lien Credit Agreement

     (e)  any investigation, litigation or proceeding related to any environmental cleanup, audit, compliance or other matter relating to the protection of the environment or the Release by any Obligor or any Subsidiary thereof of any Hazardous Material;
     (f)  the presence on or under, or the escape, seepage, leakage, spillage, discharge, emission, discharging or releases from, any real property owned or operated by any Obligor or any Subsidiary thereof of any Hazardous Material (including any losses, liabilities, damages, injuries, costs, expenses or claims asserted or arising under any Environmental Law), regardless of whether caused by, or within the control of, such Obligor or Subsidiary; or
     (g)  each Lender’s Environmental Liability (the indemnification herein shall survive repayment of the Obligations and any transfer of the property of any Obligor or its Subsidiaries by foreclosure or by a deed in lieu of foreclosure for any Lender’s Environmental Liability, regardless of whether caused by, or within the control of, such Obligor or such Subsidiary);
provided that no Borrower shall be required to indemnify any Indemnified Party to the extent the applicable Indemnified Liability arises by reason of such Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). Each Obligor and its successors and assigns hereby waive, release and agree not to make any claim or bring any cost recovery action against, any Indemnified Party under CERCLA or any state, provincial or foreign equivalent, or any similar law now existing or hereafter enacted, except for liabilities arising from an Indemnified Party’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable judgment). It is expressly understood and agreed that to the extent that any Indemnified Party is strictly liable under any Environmental Laws, each Obligor’s obligation to such Indemnified Party under this indemnity shall likewise be without regard to fault on the part of any Obligor with respect to the violation or condition that results in liability of an Indemnified Party. If and to the extent that the foregoing undertaking may be unenforceable for any reason, each Obligor agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under Applicable Law. To the extent permitted by Applicable Law, the Obligors shall not assert, and hereby waive, any claim against any Indemnified Party, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. NOTWITHSTANDING ANYTHING HEREIN TO THE CONTRARY, IT IS THE INTENTION OF THE PARTIES HERETO THAT EACH INDEMNIFIED PARTY BE INDEMNIFIED IN THE CASE OF ITS OWN NEGLIGENCE (OTHER THAN GROSS NEGLIGENCE OR WILLFUL MISCONDUCT), REGARDLESS OF WHETHER SUCH NEGLIGENCE IS SOLE OR CONTRIBUTORY, ACTIVE OR PASSIVE, IMPUTED, JOINT OR TECHNICAL.
     SECTION 11.5 Survival. The obligations of the Borrowers under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, and the obligations of the Lenders under Section 10.1, shall in each case survive any assignment from one Lender to another (in the case of Sections 10.3 and 10.4), the occurrence of the
Amended and Restated First Lien Credit Agreement

Termination Date. The representations and warranties made by each Obligor in each Loan Document shall survive the execution and delivery of such Loan Document.
     SECTION 11.6 Severability. Any provision of any Loan Document that is prohibited or unenforceable in any jurisdiction shall, as to such provision and such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of such Loan Document or affecting the validity or enforceability of such provision in any other jurisdiction.
     SECTION 11.7 Headings. The various headings of each Loan Document are inserted for convenience only and shall not affect the meaning or interpretation of such Loan Document or any provisions thereof.
     SECTION 11.8 Execution in Counterparts, Effectiveness, etc. This Agreement may be executed by the parties hereto in several counterparts, each of which shall be an original (whether such counterpart is originally executed or an electronic copy of an original and each party hereto expressly waives its rights to receive originally executed documents other than with respect to any Notes) and all of which shall constitute together but one and the same agreement.
     SECTION 11.9 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided that, no Obligor may assign or transfer its rights or obligations hereunder without the consent of all Lenders.
     SECTION 11.10 Sale and Transfer of Credit Extensions; Participations in Credit Extensions; Notes. Each Lender may assign, or sell participations in, its Loans, Letters of Credit and Commitments to one or more other Persons in accordance with the terms set forth below.
     (a) Any Lender may, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed and shall not be required for an assignment to any other Lender or Agent), assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitments or Loans at the time owing to it, (including for purposes of this clause (a), participations in Letter of Credit Outstandings and in Swing Line Loans)); provided that:
     (i) the aggregate amount of the Commitments (which for this purpose includes Loans outstanding thereunder), principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000, unless (A) the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed); (B) such assignment is an assignment of the entire remaining amount of the assigning Lender’s Commitments and Loans at the time owing to it, or (C) such assignment is an assignment to a Lender or an Approved Fund with respect to a Lender;
     (ii) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loans, and/or the Commitments assigned; except that this clause (ii) shall not apply to rights in respect of Swing Line Loans;
     (iii) any assignment of a Commitment must be approved by the Administrative Agent, the L/C Issuer and the Swing Line Lender unless the Person that is the proposed assignee
Amended and Restated First Lien Credit Agreement

is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
     (iv) the parties to each assignment shall (A) electronically execute and deliver to the Administrative Agent a Lender Assignment Agreement via an electronic settlement system acceptable to the Administrative Agent or (B) with the consent of the Administrative Agent, manually execute and deliver to the Administrative Agent a Lender Assignment Agreement, together with, in either case, a processing and recordation fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent) and if the Eligible Assignee is not a Lender, administrative details information with respect to such Eligible Assignee and applicable tax forms.
     (b) Subject to acceptance and recording thereof by the Administrative Agent pursuant to clause (c), from and after the effective date specified in each Lender Assignment Agreement, (i) the Eligible Assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Lender under this Agreement, and (ii) the assigning Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, subject to Section 11.5, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto, but shall continue to be entitled to the benefits of any provisions of this Agreement that by their terms survive the termination of this Agreement). If the consent of the Borrowers to an assignment or to an Eligible Assignee is required hereunder (including a consent to an assignment that does not meet the minimum assignment thresholds specified in this Section), the Borrowers shall be deemed to have given its consent ten Business Days after the date notice thereof has been delivered by the assigning Lender (through the Administrative Agent) unless such consent is expressly refused by the Borrowers prior to such tenth day.
     (c) The Administrative Agent shall record each assignment made in accordance with this Section in the Register pursuant to clause (b) of Section 2.7 and periodically give the Borrowers notice of such assignments. The Register shall be available for inspection by the Borrowers and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
     (d) Any Lender may, without the consent of, or notice to, the Borrowers or the Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including such Lender’s participations in L/C Obligations and/or Swing Line Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver with respect to any of the items set forth in clauses (a) through (d) or (f) of Section 11.1, in each case except as otherwise specifically provided in a Loan Document. Subject to clause (e), each Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.3, 4.4, 4.5, 4.6, 7.1.1, 10.3 and 10.4 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to clause (b). To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 4.9 as though it were a Lender, provided such Participant agrees to be subject to Section 4.8 as though it were a Lender. Each Lender shall, as agent of the Borrowers solely for the purpose of this Section, record in book entries maintained by such Lender the
Amended and Restated First Lien Credit Agreement

name and the amount of the participating interest of each Participant entitled to receive payments in respect of any participating interests sold pursuant to this Section.
     (e) A Participant shall not be entitled to receive any greater payment under Sections 4.3, 4.4, 4.5, 4.6, 10.3 and 10.4, as of the time of the sale of such participation, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers’ prior written consent. A Participant that would be a Non-U.S. Lender if it were a Lender shall not be entitled to the benefits of Section 4.6 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with the requirements set forth in Section 4.6 as though it were a Lender. In addition, if at the time of the sale of such participation, any greater Taxes subject to payment under Section 4.6 would apply to the Participant than applied to the applicable Lender, then such Participant shall not be entitled to any payment under Section 4.6 with respect to the portion of such Taxes as exceeds the Taxes applicable to the Lender at the time of the sale of the participation unless the Participant’s request for the Borrowers’ prior written consent for the Participation described in the first sentence of this clause states that such greater Taxes would be applicable to such Participant, it being understood that the Participant shall be entitled to additional payments under Section 4.6 to the extent such Lender selling the participation would be entitled to any payment resulting from a change in law occurring after the time the participation was sold.
     (f) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
     (g) Resignation as Issuer or Swing Line Lender after Assignment. Notwithstanding anything to the contrary contained herein, if at any time Wells Fargo assigns all of its Commitment and Loans pursuant to clause (a) above, Wells Fargo may, (i) upon 30 days’ written notice to the Borrowers and the Lenders, resign as Issuer and/or (ii) upon 30 days’ written notice to the Borrowers, resign as Swing Line Lender. In the event of any such resignation as Issuer or Swing Line Lender, the Borrowers shall be entitled to appoint from among the Lenders a successor Issuer or Swing Line Lender hereunder; provided, however, that no failure by the Borrowers to appoint any such successor shall affect the resignation of Wells Fargo as Issuer or Swing Line Lender, as the case may be. If Wells Fargo resigns as Issuer, it shall retain all the rights, powers, privileges and duties of the Issuer hereunder with respect to all Letters of Credit outstanding as of the effective date of its resignation as Issuer and all Obligations with respect thereto (including the right to require the Lenders to make Revolving Loans or fund risk participations pursuant to Section 2.6). If Wells Fargo resigns as Swing Line Lender, it shall retain all the rights of the Swing Line Lender provided for hereunder with respect to Swing Line Loans made by it and outstanding as of the effective date of such resignation, including the right to require the Lenders to make Revolving Loans or fund risk participations in outstanding Swing Line Loans pursuant to Section 2.4). Upon the appointment of a successor Issuer and/or Swing Line Lender, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuer or Swing Line Lender, as the case may be, and (b) the successor Issuer shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to Wells Fargo to effectively assume the obligations of Wells Fargo with respect to such Letters of Credit.
     SECTION 11.11 Other Transactions. Nothing contained herein shall preclude the Administrative Agent, the Issuer or any other Lender from engaging in any transaction, in addition to
Amended and Restated First Lien Credit Agreement

those contemplated by the Loan Documents, with any Borrower or any of its Affiliates in which such Borrower or such Affiliate is not restricted hereby from engaging with any other Person.
     SECTION 11.12 Waiver of Jury Trial. THE ADMINISTRATIVE AGENT, EACH LENDER, EACH ISSUER AND EACH OBLIGOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE TO THE FULLEST EXTENT PERMITTED BY LAW ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, EACH LOAN DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER ORAL OR WRITTEN) OR ACTIONS OF THE ADMINISTRATIVE AGENT, ANY OTHER SECURED PARTY OR ANY OBLIGOR IN CONNECTION THEREWITH. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS RECEIVED FULL AND SUFFICIENT CONSIDERATION FOR THIS PROVISION (AND EACH OTHER PROVISION OF EACH OTHER LOAN DOCUMENT TO WHICH IT IS A PARTY) AND THAT THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ADMINISTRATIVE AGENT, EACH LENDER AND ISSUER ENTERING INTO THE LOAN DOCUMENTS.
     SECTION 11.13 Confidentiality. (a) Subject to the provisions of clause (b) of this Section, each Lender agrees that it will follow its customary procedures in an effort not to disclose without the prior consent of the Borrowers (other than to its employees, auditors, advisors or counsel or to another Lender if the Lender or such Lender’s Lender Parent Company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender) any information that is now or in the future furnished pursuant to this Agreement or any other Loan Document, provided that any Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this clause by the respective Lender or any other Person to whom such Lender has provided such information as permitted by this Section, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state, provincial or Federal regulatory body having or claiming to have jurisdiction over such Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors, (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent, (vi) to any pledgee referred to in clause (f) of Section 11.10 or any prospective or actual transferee or participant in connection with any contemplated transfer or participation of any of the Notes or Commitments or any interest therein by such Lender, provided that such prospective transferee agrees to be bound by the confidentiality provisions contained in this Section, (vii) to any direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty has a need to know the information disclosed and agrees to be bound by the provisions of this Section) and (viii) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender.
     (b) Each Obligor hereby acknowledges and agrees that each Lender may share with any of its Affiliates, and such Affiliates may share with such Lender, any information related to any Obligor or any of its Subsidiaries, provided such Persons shall be subject to the provisions of this Section to the same extent as such Lender.
     SECTION 11.14 Counsel Representation. EACH OBLIGOR ACKNOWLEDGES AND AGREES THAT IT HAS BEEN REPRESENTED BY COMPETENT COUNSEL IN THE
Amended and Restated First Lien Credit Agreement

NEGOTIATION OF THIS AGREEMENT, AND THAT ANY RULE OR CONSTRUCTION OF LAW ENABLING SUCH OBLIGOR TO ASSERT THAT ANY AMBIGUITIES OR INCONSISTENCIES IN THE DRAFTING OR PREPARATION OF THE TERMS OF THIS AGREEMENT SHOULD DIMINISH ANY RIGHTS OR REMEDIES OF THE ADMINISTRATIVE AGENT OR THE OTHER SECURED PARTIES ARE HEREBY WAIVED BY EACH OBLIGOR.
     SECTION 11.15 Collateral Matters; Hedging Agreements; Banking Services. The benefit of the Security Documents and of the provisions of this Agreement relating to the Collateral shall also extend to and be available to (a) any counterparty to any Hedging Agreement with any Obligor that is a Lender or Affiliate of a Lender or that, at the time such Hedging Agreement was entered into, was a Lender or an Affiliate of a Lender, on a pro rata basis in respect of any Hedging Obligations owing to such Person but limited to the extent provided in the definition of “Secured Obligations”; and (b) Wells Fargo and its Affiliates that provide Banking Services to any Obligor on a pro rata basis in respect of any Banking Services Obligations that are in effect at such time as Wells Fargo (or its Affiliate) is a Lender, but only while such Person or its Affiliate is a Lender; provided that, in any event, it is the intention of the parties hereto that repayment of the Hedging Obligations and the Banking Services Obligations from realization of any Collateral shall be subject to the terms of the Intercreditor Agreement and Security Documents.
     SECTION 11.16 Payment Set Aside. To the extent that any payment by or on behalf of any Borrower is made to the Administrative Agent, the Issuer or any Lender, or the Administrative Agent, the Issuer or any Lender exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent, the Issuer or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Applicable Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender and the Issuer severally agrees to pay to the Administrative Agent upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the applicable Overnight Rate from time to time in effect, in the applicable currency of such recovery or payment. The obligations of the Lenders and the Issuer under clause (b) of the preceding sentence shall survive the payment in full of the Secured Obligations and the termination of this Agreement.
     SECTION 11.17 [Reserved].
     SECTION 11.18 Governing Law; Submission to Jurisdiction. (a) This Agreement, the Notes and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York (including Section 5-1401 and Section 5-1402 of the General Obligations Law of the State of New York), without reference to any other conflicts or choice of law principles thereof. Each Letter of Credit shall be governed by either the Uniform Customs and Practice for Documentary Credits, International Chamber of Commerce Publication No. 500 (1993 version) or the International Standby Practices (ISP98), International Chamber of Commerce Publication No. 590 (and any subsequent revisions thereof approved by a Congress of the International Chamber of Commerce and adhered to by the Issuer).
     (b) The parties hereto hereby agree that any suit or proceeding arising in respect of this Agreement or any other Loan Document or any of the matters contemplated hereby or thereby will be tried exclusively in the U.S. District Court for the Southern District of New York or, if such court does not have subject matter jurisdiction, in any state court located in the Borough of Manhattan, and the
Amended and Restated First Lien Credit Agreement

parties hereto hereby agree to submit to the exclusive jurisdiction of, and venue in, such court. The parties hereto hereby agree that service of any process, summons, notice or document by registered mail addressed to the applicable party will be effective service of process against such party for any action or proceeding relating to any such dispute. The parties hereto irrevocably and unconditionally waive any objection to venue of any such action or proceeding brought in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding may be enforced in any other courts with jurisdiction over an applicable party.
     SECTION 11.19 Usury Not Intended. It is the intent of each Borrower, each Lender, the Issuer, the Administrative Agent and the Swing Line Lender in the execution and performance of this Agreement and the other Loan Documents to contract in strict compliance with applicable usury laws, including conflicts of law concepts, governing the Loans of each Lender and the Swing Line Lender including such Applicable Laws of the State of New York, the State of Texas, the United States from time to time in effect, and any other jurisdiction whose laws may be mandatorily applicable to such Lender notwithstanding the other provisions of this Agreement. In furtherance thereof, the Lenders, the Swing Line Lender and the Borrowers stipulate and agree that none of the terms and provisions contained in this Agreement or the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Highest Lawful Rate and that for purposes of this Agreement and all other Loan Documents, “interest” shall include the aggregate of all charges which constitute interest under such laws that are contracted for, charged or received under this Agreement or any other Loan Document; and in the event that, notwithstanding the foregoing, under any circumstances the aggregate amounts taken, reserved, charged, received or paid on the Loans, include amounts which by Applicable Law are deemed interest which would exceed the Highest Lawful Rate, then such excess shall be deemed to be a mistake and each Lender receiving same shall credit the same on the principal of its Loans owing to such Lender or Swing Line Lender (or if all such Loans shall have been paid in full, refund said excess to the Borrowers). In the event that the maturity of the Loans are accelerated by reason of any election of the holder thereof resulting from any Event of Default under this Agreement or otherwise, or in the event of any required or permitted prepayment, then such consideration that constitutes interest may never include more than the Highest Lawful Rate, and excess interest, if any, provided for in this Agreement or otherwise shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on the applicable Loans (or, if the applicable Loans shall have been paid in full, refunded to the Borrowers of such interest). In determining whether or not the interest paid or payable under any specific contingencies exceeds the Highest Lawful Rate, the Borrowers, the Lenders and the Swing Line Lender shall to the maximum extent permitted under Applicable Law amortize, prorate, allocate and spread in equal parts during the period of the full stated term of the Loans all amounts considered to be interest under Applicable Law at any time contracted for, charged, received or reserved in connection with the Loans. The provisions of this Section shall control over all other provisions of this Agreement or the other Loan Documents which may be in apparent conflict herewith.
     SECTION 11.20 Usury Recapture. In the event the rate of interest chargeable under this Agreement or any other Loan Document at any time is greater than the Highest Lawful Rate, the unpaid principal amount of the Loans shall bear interest at the Highest Lawful Rate until the total amount of interest paid or accrued on the Loans equals the amount of interest which would have been paid or accrued on the Loans if the stated rates of interest set forth in this Agreement or applicable Loan Document had at all times been in effect. In the event, upon payment in full of the Loans, the total amount of interest paid or accrued under the terms of this Agreement and the Loans is less than the total amount of interest which would have been paid or accrued if the rates of interest set forth in this Agreement or such Loan Document had, at all times, been in effect, then the Borrowers shall, to the extent permitted by Applicable Law, pay the Administrative Agent for the account of the applicable Lender an amount equal to the difference between (i) the lesser of (A) the amount of interest which would
Amended and Restated First Lien Credit Agreement

have been charged on Loans owed to it if the Highest Lawful Rate had, at all times, been in effect and (B) the amount of interest which would have accrued on such Loans if the rates of interest set forth in this Agreement had at all times been in effect and (ii) the amount of interest actually paid under this Agreement or any Loan Document on Loans owed to it. In the event the any Lender ever receive, collect or apply as interest any sum in excess of the Highest Lawful Rate, such excess amount shall, to the extent permitted by law, be applied to the reduction of the principal balance of the Loans, and if no such principal is then outstanding, such excess or part thereof remaining shall be paid to the Borrowers.
     SECTION 11.21 No Voting Rights. Notwithstanding anything herein to the contrary, no Lender or any Affiliate of a Lender shall have any voting rights under this Agreement or any other Loan Document (other than the Hedging Agreement to which such Lender or Affiliate of a Lender is a party and other than as expressly provided in such Loan Document) as a result of the existence of Hedging Obligations owed to it.
     SECTION 11.22 Patriot Act. Each Lender hereby notifies each Obligor that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Obligor, which information includes the name and address of each Obligor and other information that will allow such Lender to identify each Obligor in accordance with the Patriot Act.
     SECTION 11.23 ORAL AGREEMENTS. THIS WRITTEN AGREEMENT AND THE LOAN DOCUMENTS, AS DEFINED IN THIS AGREEMENT, REPRESENT THE FINAL AGREEMENT AMONG THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.
     THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.
[Remainder of this page intentionally left blank. Signature pages follow.]
Amended and Restated First Lien Credit Agreement

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

BORROWERS: MILAGRO EXPLORATION, LLC MILAGRO PRODUCING, LLC
Each By:	/s/ Robert D.La Rocque
	Name:	Robert D.La Rocque
	Title:	Vice President of Finance and Treasurer

HOLDCO GUARANTOR: MILAGRO OIL & GAS, INC.
By:	/s/ Robert D.La Rocque
	Name:	Robert D.La Rocque
	Title:	Vice President of Finance and Treasurer

Amended and Restated First Lien Credit Agreement
Signature page

ADMINISTRATIVE AGENT/LENDER/ISSUER: WELLS FARGO BANK, N.A., as the Administrative Agent, the Issuer and a Lender
By:	/s/ C.W. Randall
C.W. Randall
Managing Director

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: MACQUARIE BANK LIMITED
By:	/s/ Katie Choi
Name:	Katie Choi
Title:	Division Director

By:	/s/ Margot Branson
Name:	Margot Branson
Title:	Associate Director, Legal Risk Management

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: THE ROYAL BANK OF SCOTLAND plc
By:	/s/ Mark Lumpkin, Jr.
	Name:	Mark Lumpkin, Jr.
	Title:	Authorized Signatory

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: SIEMENS FINANCIAL SERVICES, INC.
By:	/s/ David Kantes
Name:	David Kantes
Title:	Senior Vice President and Chief Risk Officer

By:	/s/ Matthias Grossmann
Name:	Matthias Grossmann
Title:	Sr. VP & CFO

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: THE BANK OF NOVA SCOTIA
By:	/s/ Keith Buchanan
Name:	Keith Buchanan
Title:	Mananging Director

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: AMEGY BANK NATIONAL ASSOCIATION
By:	/s/ William B. Robinson
Name:	William B. Robinson
Title:	Vice President

Amended and Restated First Lien Credit Agreement
Signature page

LENDER: CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH
By:	/s/ Nupur Kumar
Name:	Nupur Kumar
Title:	Vice President

By:	/s/ Rahul Parmar
Name:	Rahul Parmar
Title:	Associate

Amended and Restated First Lien Credit Agreement
Signature page

SCHEDULE I
DISCLOSURE SCHEDULE TO CREDIT AGREEMENT

ITEM 6.6	Certain Exceptions

ITEM 6.7.	Litigation.

ITEM 6.8.	Existing Subsidiaries.

ITEM 6.11	Employee Benefit Plans.

ITEM 6.12.	Environmental Matters.

ITEM 6.15.	Labor Matters.

ITEM 6.19(a)	Deposit Accounts of Borrower and each Subsidiary.

ITEM 6.19(b)	Securities Accounts of Borrower and each Subsidiary.

ITEM 6.22.	Location

ITEM 6.24.	Gas Imbalances

ITEM 6.25.	Certain Contracts

ITEM 7.2.2(b)	Indebtedness to be Paid.

ITEM 7.2.2(c)	Indebtedness Existing as of the Effective Date.

ITEM 7.2.3(c)	Ongoing Liens.

ITEM 7.2.5(a)	Ongoing Investments.
[See Attached]
Amended and Restated First Lien Credit Agreement
Schedule I

Item 6.6
Certain Exceptions
None.
Item 6.7
Litigation
None.
Item 6.8
Existing Subsidiaries
Milagro Exploration, LLC
1301 McKinney, Ste 500
Houston, Texas 77010
Milagro Producing, LLC
1301 McKinney, Ste 500
Houston, Texas 77010
Milagro Exploration, LLC and Milagro Producing, LLC are wholly-owned subsidiaries of Milagro Oil & Gas, Inc.
Milagro Resources LLC
1301 McKinney, Ste 500
Houston, Texas 77010
Milagro Mid-Continent LLC
1301 McKinney, Ste 500
Houston, Texas 77010
Milagro Resources LLC and Milagro Mid-Continent LLC are wholly-owned subsidiaries of Milagro Producing, LLC
Item 6.11
Employee Benefit Plans
None.
Item 6.12
Environmental Matters
None.
Item 6.15
Amended and Restated First Lien Credit Agreement
Schedule I

Labor Matters
None.
Item 6.19(a)
Deposit Accounts of Borrower and each Subsidiary
Wells Fargo accounts:

Milagro Exploration LP WellsOne	412-1172365
Milagro Exploration, LLC Commercial Checking	412-1637474
Milagro Exploration, LLC Stagecoach Sweep	412-1637474
Milagro Exploration, LLC Commercial Checking	412-4921768
Milagro Producing, LLC Commercial Checking	412-1637482
Milagro Producing, LLC Stagecoach Sweep	412-1637482
Milagro Resources, LLC Commercial Checking	412-4921768
Amegy Accounts:

Milagro Exploration, LLC Operating	3849848
Milagro Exploration, LLC Revenue Controlled Disbursement	444405967
Comerica Account:

Milagro Exploration GP, LLC	1881093353
Item 6.19(b)
Securities Accounts of Borrower and each Subsidiary
None.
Item 6.22
Location
Milagro Oil & Gas, Inc.
Jurisdiction of organization
     Delaware
Name listed in Jurisdiction of organization
     Milagro Oil & Gas, Inc.
Organizational number in jurisdiction of organization
     4447108
Amended and Restated First Lien Credit Agreement
Schedule I

Location of principal place of business and chief executive officer:
     1301 McKinney, Ste 500
     Houston, Texas 77010
Milagro Producing, LLC
Jurisdiction of organization
     Delaware
Name listed in Jurisdiction of organization
     Milagro Producing, LLC
Organizational number in jurisdiction of organization
     4442136
Location of principal place of business and chief executive office:
     1301 McKinney, Ste 500
     Houston, Texas 77010
Milagro Exploration, LLC
Jurisdiction of organization
     Delaware
Name listed in Jurisdiction of organization
     Milagro Exploration, LLC
Organizational number in jurisdiction of organization
     4447317
Location of principal place of business and chief executive office:
     1301 McKinney, Ste 500
     Houston, Texas 77010
Milagro Resources LLC
Jurisdiction of organization
     Delaware
Name listed in Jurisdiction of organization
     Milagro Resources LLC
Organizational number in jurisdiction of organization
     4810914
Location of principal place of business and chief executive office:
     1301 McKinney, Ste 500
     Houston, Texas 77010
Milagro Mid-Continent LLC
Jurisdiction of organization
     Delaware
Name listed in Jurisdiction of organization
     Milagro Mid-Continent LLC
Amended and Restated First Lien Credit Agreement
Schedule I

Organizational number in jurisdiction of organization
     4858080
Location of principal place of business and chief executive office:
     1301 McKinney, Ste 500
     Houston, Texas 77010
Item 6.24
Gas Imbalances
None.
Item 6.25
Certain Contracts
A. Gas Gathering and Processing Contract dated April 1, 2011 by and between Milagro Exploration LLC, as producer, and DCP Midstream, LP, as processor.
B. Gas Purchase Contract dated January 30, 1998 by and between Targa North Texas LP, as processor, and RWG Energy, Inc., as gatherer.
C. Base Gas Conditioning and Purchase Agreement dated September 1, 2003 by and between Enterprise Hydrocarbons L.P., as processor, and Milagro Producing, LLC, as producer.
Item 7.2.2(b)
Indebtedness to be Paid
A. $63,081,818.17 of outstanding Indebtedness under that certain Amended and Restated Credit Agreement dated January 2010 by and among Borrowers, as borrowers, Holdco Guarantor, as guarantor, Wells Fargo Energy Capital, Inc., as administrative agent, and the various financial institutions and other persons from time to time parties thereto, as lenders.
B. $90,680,486.11 of outstanding Indebtedness under that certain Term Loan Agreement dated January 2010 by and among Borrowers, borrowers, Holdco Guarantor, as guarantor, Guggenheim Corporate Funding, LLC, as administrative agent, and the various financial institutions and other persons from time to time parties thereto, as lenders
Item 7.2.2(c)
Indebtedness Existing as of the Effective Date
None.
Amended and Restated First Lien Credit Agreement
Schedule I

Item 7.2.3(c)
Ongoing Liens
None.
Item 7.2.5(a)
Ongoing Investments
None.
Amended and Restated First Lien Credit Agreement
Schedule I

SCHEDULE II
NOTICES; PERCENTAGES; COMMITMENTS;

Notice Address for Administrative
Notice Address of Obligors:	Agent, Swing Line Lender and Issuer:

c/o Milagro Oil & Gas, Inc. 1301 McKinney, Suite 500 Houston, TX 77010 Attention: James Ivey Title: Chief Executive Officer Facsimile: 713-750-1601	Wells Fargo Bank, N.A. 1525 W WT Harris Blvd. Mail Code NC0680 Charlotte, NC 28262 Attn: Syndication/Agency Services Facsimile: (704) 590-2790

with a copy to: 1000 Louisiana, 9th Floor, MAC T5001-047 Houston, Texas 77002 Attn: Charles Randall, Managing Director Facsimile: (713) 739-1076

Percentages; Loan Commitments of Lenders:*
			INITIAL
		LOAN	BORROWING
LENDER	PERCENTAGE	COMMITMENT	BASE**
Wells Fargo Bank, N.A.	17.647058824%	$52,941,177	$30,000,000
Macquarie Bank Limited	14.705882353%	$44,117,647	$25,000,000
The Royal Bank of Scotland plc	14.705882353%	$44,117,647	$25,000,000
Siemens Financial Services, Inc.	14.705882353%	$44,117,647	$25,000,000
The Bank of Nova Scotia	14.705882353%	$44,117,647	$25,000,000
Amegy Bank National Association	14.705882353%	$44,117,647	$25,000,000
Credit Suisse AG, Cayman Islands Branch	8.823529411%	$26,470,588	$15,000,000
Total:	100.00%	$300,000,000	$170,000,000

*	Percentage is rounded to the second decimal for convenience purposes. The true percentage is calculated based on dividing the Loan Commitment by the total Loan Commitments. Each of the Loan Commitment set forth above is governed by the terms of this Agreement, which provides for, among other things, Borrowing Base limitations which may restrict the Borrowers’ ability to request (and the Lenders’ obligation to provide) Credit Extensions to a maximum amount which is less than the Loan Commitments set forth in this Schedule II.

**	The initial Borrowing Base and each Lender’s pro rata share thereof set forth above are subject to, and governed by, the terms of this Agreement, including any increases, decreases, terminations, and assignments thereof. This initial Borrowing Base amount assumes that the HY Issuance is no greater than $250,000,000
Amended and Restated First Lien Credit Agreement
Schedule II